UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Rule 14a-101)

Filed by the Registrant ☒       Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Microsemi Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

(2)
Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
Proposed maximum aggregate value of transaction:

(5)
Total fee paid:

☒
Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)
Amount Previously Paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing Party:

(4)
Date Filed:

MICROSEMI CORPORATION
One Enterprise
Aliso Viejo, California 92656
Telephone: (949) 380-6100
April 19, 2018
Dear Stockholder,
You are cordially invited to attend a special meeting of common stockholders of Microsemi Corporation, a Delaware corporation (which we refer to as Microsemi, we or us), to be held at our corporate offices located at One Enterprise, Aliso Viejo, California 92656 on May 22, 2018 at 10:00 a.m., local time.
At the special meeting, our stockholders will be asked to consider and vote on a proposal to adopt the merger agreement that Microsemi entered into on March 1, 2018, as it may be amended from time to time (which we refer to as the merger agreement), providing for the acquisition of Microsemi by Microchip Technology Incorporated (which we refer to as Microchip). The acquisition will occur by means of a merger of a wholly owned subsidiary of Microchip with and into Microsemi (which we refer to as the merger), with Microsemi surviving the merger as a wholly owned subsidiary of Microchip. At the special meeting, you will also be asked to consider and vote on (1) a non-binding, advisory proposal to approve compensation that will or may become payable by Microsemi to its named executive officers in connection with the merger and (2) a proposal to adjourn the special meeting from time to time to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting or any adjournment or postponement thereof.
If the merger agreement is adopted by our stockholders and the merger is completed, each share of our common stock will be converted into the right to receive $68.78 per share in cash, which represents (i) a premium of approximately 17% to $58.97 per share, the closing stock price on January 22, 2018, the last full trading day prior to media speculation regarding a potential sale transaction involving Microsemi, (ii) a premium of approximately 22% to $56.33 per share, the six-month volume-weighted average closing price of our common stock as of March 1, 2018, the last trading day prior to the public announcement of the execution of the merger agreement and (iii) a premium of approximately 7% to $64.30 per share, the closing price of our common stock on March 1, 2018, the last trading day prior to the public announcement of the execution of the merger agreement.
The board of directors of Microsemi unanimously recommends that our stockholders vote (1) “FOR” the adoption of the merger agreement; (2) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable by Microsemi to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting or any adjournment or postponement thereof.
The enclosed proxy statement describes the merger agreement, the merger and related matters, and attaches a copy of the merger agreement. We urge you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety, as they contain important information.
Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote in favor of the proposal to adopt the merger agreement. A failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Whether or not you plan to attend the special meeting, we urge you to submit a proxy to have your shares voted in advance of the special meeting by using one of the methods described in the accompanying proxy statement.
On behalf of the entire board of directors of Microsemi, thank you for your continued support.
Sincerely,
/s/ James J. Peterson
James J. Peterson
Chairman of the Board and Chief Executive Officer
The proxy statement is dated April 19, 2018, and is first being mailed to our common stockholders on April 20, 2018.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MICROSEMI CORPORATION
One Enterprise
Aliso Viejo, California 92656
Telephone: (949) 380-6100
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on May 22, 2018
To Our Stockholders:
Notice is hereby given that a special meeting of the common stockholders of Microsemi Corporation, a Delaware corporation (which we refer to as Microsemi, we or us), will be held at our corporate offices located at One Enterprise, Aliso Viejo, California 92656 on May 22, 2018 at 10:00 a.m., local time, for the following purposes:
1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 1, 2018, as it may be amended from time to time (which we refer to as the merger agreement), by and among Microsemi, Microchip Technology Incorporated, a Delaware corporation (which we refer to as Microchip), and Maple Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Microchip (which we refer to as Merger Sub).

2.
To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger.

3.
To consider and vote on a proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the proposal to adopt the merger agreement or in the absence of a quorum.

The merger agreement, the merger and the other transactions which would be effected in connection with the merger are described more fully in the attached proxy statement, and we urge you to read it carefully and in its entirety.
The board of directors of Microsemi (which we refer to as the Board), has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Microsemi and the stockholders of Microsemi and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors, including those discussed in the attached proxy statement.
Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote on the proposal to adopt the merger agreement. The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the special meeting and entitled to vote on the subject matter. The proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the proposal to adopt the merger agreement or in the absence of a quorum requires the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the special meeting and entitled to vote on the subject matter.

The Board recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger and “FOR” approval of the proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the proposal to adopt the merger agreement or in the absence of a quorum.
Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the meeting (other than to adjourn the meeting) unless a majority of our common stock issued and outstanding and entitled to vote thereat is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of common stock entitled to vote thereon. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope, or submit your proxy by telephone or the Internet. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. If you fail to vote in person at the special meeting, fail to return your proxy card and fail to submit your proxy by telephone or the Internet, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote, that will have the same effect as a vote “AGAINST” approval of the merger proposal.
Stockholders who do not vote in favor of the proposal to adopt the merger agreement, and who submit a written demand for appraisal prior to the special meeting and comply with all other applicable requirements of Delaware law, which are summarized in the section entitled “Appraisal Rights” in the accompanying proxy statement (and the Delaware appraisal statute is reproduced in its entirety as Annex C to this proxy statement), will be entitled to rights of appraisal to obtain the fair value of their shares of common stock of Microsemi.
You may revoke your proxy before the special meeting by voting over the Internet or by telephone (only your latest Internet or telephone vote is counted) or by signing a new proxy and mailing it, in each case, in accordance with the instructions on the enclosed proxy card. In addition, you may revoke your proxy by sending us a revocation of proxy or by attending the special meeting and requesting that your proxy be revoked and/or voting in person; however, attending the special meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.
The Board has fixed the close of business on April 10, 2018 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. You will be entitled to one vote for each share of our common stock that you owned on the record date. A complete list of our stockholders of record entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.
Only stockholders of record (including “street name” stockholders who can show that they beneficially owned our common stock on the record date), their duly appointed proxy holders and our guests may attend the special meeting. To gain admittance, please bring the admission ticket with you to the meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, please send a written request for an admission ticket to our Secretary at One Enterprise, Aliso Viejo, California 92656, Attn: Secretary. Please include the following information with your request: (i) a signed cover letter stating your name and complete mailing address, including daytime and evening telephone numbers; that you are requesting an admission ticket; the number of shares that you own in

“street name”; and the name, address and telephone number of your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock; and (ii) an original signed “legal proxy” from your bank, brokerage firm or other nominee giving you the right to vote the shares at the special meeting.
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.
By order of the Board of Directors,
/s/ David Goren
David Goren
Secretary
Aliso Viejo, California
Dated: April 19, 2018

i

Stockholders Meeting	76
Filings; Other Actions; Notification	76
Financing	77
Treatment of Outstanding Debt	77
Employee Benefits Matters	78
Conditions to the Merger	78
Termination	80
Termination Fee	81
Expenses	82
Remedies	82
Directors’ and Officers’ Indemnification and Insurance	82
Amendments	83
Extension; Waiver	84
NON-BINDING, ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR MICROSEMI’S NAMED EXECUTIVE OFFICERS	85
Golden Parachute Compensation	85
Merger-Related Compensation Proposal	88
VOTE ON ADJOURNMENT	90
MARKET PRICE OF COMMON STOCK	91
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	92
APPRAISAL RIGHTS	94
DELISTING AND DEREGISTRATION OF COMMON STOCK	98
OTHER MATTERS	98
HOUSEHOLDING OF PROXY MATERIALS	98
SUBMISSION OF STOCKHOLDER PROPOSALS	98
WHERE YOU CAN FIND MORE INFORMATION	99
Annex A Agreement and Plan of Merger, dated as of March 1, 2018, by and among Microsemi Corporation, Microchip Technology Incorporated and Maple Acquisition Corporation	A-1
Annex B Opinion of Qatalyst Partners LP, dated as of March 1, 2018	B-1
Annex C Section 262 of the General Corporation Law of the State of Delaware	C-1
ii

SUMMARY
The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 99.
Parties to the Merger (Page 22)
Microsemi Corporation, a Delaware corporation (which we refer to as Microsemi, we or us), with headquarters in Aliso Viejo, California, offers a comprehensive portfolio of semiconductor and system solutions for aerospace and defense, communications, data center and industrial markets. Products include high-performance and radiation-hardened analog mixed-signal integrated circuits, FPGAs, SoCs and ASICs; power management products; timing and synchronization devices and precise time solutions, setting the world’s standard for time; voice processing devices; RF solutions; discrete components; enterprise storage and communication solutions, security technologies and scalable anti-tamper products; Ethernet solutions; Power-over-Ethernet ICs and midspans; as well as custom design capabilities and services.
Microsemi common stock (which we refer to as our common stock), is listed on the Nasdaq Stock Market LLC (which we refer to as Nasdaq), under the symbol “MSCC.”
Microchip Technology Incorporated, a Delaware corporation (which we refer to as Microchip), is a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.
Microchip’s common stock is listed on Nasdaq under the symbol “MCHP.”
Maple Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Microchip (which we refer to as Merger Sub), was incorporated for the purpose of consummating the transactions contemplated by the merger agreement. Prior to the effective time of the merger, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than those contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and Microsemi will continue as the surviving corporation.
The Special Meeting (Page 23)
Time, Place and Purpose of the Special Meeting (Page 23)
This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors of Microsemi (which we refer to as the Board), for use at the special meeting to be held at our corporate offices located at One Enterprise, Aliso Viejo, California 92656 on May 22, 2018 at 10:00 a.m., local time, or at any adjournment or postponement thereof.
At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement (which we refer to as the merger proposal), to approve, by non-binding, advisory vote, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger (which we refer to as the proposal to approve the merger-related executive compensation), and to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger proposal or in the absence of a quorum (which we refer to as the adjournment proposal).

Record Date and Quorum (Page 23)
You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on April 10, 2018, which the Board has set as the record date for the special meeting. As of the close of business on the record date, there were 117,956,110 shares of common stock outstanding. Each holder of our common stock is entitled to cast one vote per such share. The presence at the special meeting, in person or represented by proxy, of the holders of a majority of our common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Broker non-votes (as defined in the section entitled “The Special Meeting — Vote Required” beginning on page 24) will not be counted as present for the purpose of determining whether a quorum is present.
Vote Required (Page 24)
Approval of the merger proposal requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote on the merger proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger proposal.
Approval of the proposal to approve the merger-related executive compensation and the adjournment proposal each require the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the special meeting and entitled to vote on the subject matter. Broker non-votes will not have an effect on these proposals; however, abstentions will have the same effect as a vote “AGAINST” these proposals.
As of the record date, the directors and executive officers of Microsemi beneficially owned and were entitled to vote, in the aggregate, 860,090 shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of or underlying any options, unvested Microsemi restricted stock unit (which we refer to as RSU) awards or Microsemi performance stock unit (which we refer to as PSU) awards), representing approximately 0.73% of the outstanding voting power of our common stock. The directors have informed Microsemi that they currently intend to vote all such shares of our common stock “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve the merger-related executive compensation for the named executive officers and “FOR” the adjournment proposal.
Proxies and Revocation (Page 26)
Any stockholder of record entitled to vote at the special meeting may vote in person by appearing at the special meeting, or by submitting a proxy over the Internet, by telephone, or by mail using the enclosed postage-paid envelope. If you are a beneficial owner of our common stock and your shares are held in “street name,” you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to vote in person at the special meeting, fail to return your proxy card and fail to submit your proxy by telephone or the Internet, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote, that will have the same effect as a vote “AGAINST” approval of the merger proposal.
You have the right to revoke your proxy. If your shares are registered directly in your name, you may revoke your proxy or change your vote before the special meeting by voting over the Internet or by telephone, signing a revocation of proxy and mailing it, signing a new proxy and mailing it, or attending the special meeting and requesting that your proxy be revoked and/or voting in person. If you hold shares in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, broker or other nominee to determine how to revoke or change your voting instruction form. See “The Special Meeting — Voting” beginning on page 25.

The Merger (Page 29)
The merger agreement provides that Merger Sub will merge with and into Microsemi. Microsemi will be the surviving corporation following the merger. As a result of the merger, Microsemi will cease to be a publicly traded company and will become a wholly owned subsidiary of Microchip. You will not own any shares of the capital stock of the surviving corporation.
Merger Consideration (Page 29)
In the merger, each outstanding share of our common stock will automatically be converted into the right to receive an amount in cash equal to $68.78 (which we refer to as the merger consideration), without interest and less any applicable withholding taxes, other than shares of our common stock owned by (i) (x) Microchip or any direct or indirect wholly owned subsidiary of Microchip or (y) Microsemi or any direct or indirect wholly owned subsidiary of Microsemi (which we refer to together as excluded shares); and (ii) stockholders who have not voted in favor of the merger and properly and validly perfected their statutory rights of appraisal in accordance with Section 262 of the Delaware General Corporation Law (which we refer to as dissenting shares).
Reasons for the Merger; Recommendation of the Board (Page 38)
After careful consideration of various factors as described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Board” beginning on page 38, the Board has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Microsemi and Microsemi’s stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board has also unanimously resolved that the merger agreement be submitted for consideration by the stockholders of Microsemi at a special meeting of stockholders and recommended that the stockholders of Microsemi vote to adopt the merger agreement. The Board consulted with Microsemi’s outside financial and legal advisors and senior management and considered a number of factors that the Board believes support its decision.
In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of Microsemi. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 55.
The Board recommends that you vote “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger and “FOR” the adjournment proposal.
Opinion of Financial Advisor (Page 44)
In connection with the merger, Qatalyst Partners LP (which we refer to as Qatalyst Partners) rendered to the Board its oral opinion, subsequently confirmed in writing, that as of March 1, 2018 and based upon and subject to the various assumptions, considerations, limitations and other matters set forth in the opinion, the $68.78 in cash per share merger consideration to be received by the holders of Microsemi common stock, other than Microchip or any affiliate of Microchip, pursuant to, and in accordance with, the terms of the merger agreement, was fair, from a financial point of view, to such holders.
The full text of the opinion of Qatalyst Partners, dated March 1, 2018, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety.
Qatalyst Partners’ opinion was provided to the Board and addressed only, as of the date of the opinion, the fairness, from a financial point of view, of the $68.78 in cash per share merger consideration to be received by the holders of Microsemi common stock, other than Microchip or any affiliate of Microchip, pursuant to, and in accordance with, the terms of the merger agreement. It does not address any other aspect of the merger. It does not constitute a recommendation to any Microsemi stockholder as to how to vote with respect to the merger or any other matter and does not in any manner address the prices at which the shares of Microsemi common stock will trade at any time.
Financing of the Merger (Page 51)
Microchip and Merger Sub expect to fund amounts needed to acquire Microsemi under the merger agreement and repay certain outstanding indebtedness of Microsemi through debt financing under the debt commitment letter described in the section entitled “The Merger — Financing of the Merger” beginning on page 51, debt incurred under Microchip’s existing revolving line of credit, the issuance of a new term loan B facility, and Microchip’s and Microsemi’s combined cash and cash equivalents on hand at closing. Microchip has obtained binding financing commitments in an aggregate principal amount of  $8.747 billion for the transactions contemplated by the merger agreement. Microchip and Merger Sub’s obligations under the merger agreement are not subject to, or conditioned on, the receipt or availability of any funds or financing.
Interests of Certain Persons in the Merger (Page 55)
In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that Microsemi’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Microsemi stockholders generally. Members of the Board were aware of and considered these interests, at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, approving the merger agreement and the merger, and in recommending to Microsemi stockholders that the merger agreement be adopted. For more information, see the sections entitled “The Merger — Background of the Merger” beginning on page 29 and “The Merger — Reasons for the Merger; Recommendation of the Board” beginning on page 38. These interests are described in more detail below, and certain of them are quantified in the narrative of the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for Microsemi’s Named Executive Officers — Golden Parachute Compensation” beginning on page 85.
Material U.S. Federal Income Tax Consequences of the Merger (Page 60)
The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” on page 60) for U.S. federal income tax purposes. Stockholders who are U.S. holders will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to their shares of our common stock pursuant to the merger and their adjusted tax basis in such shares. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 60 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.
Regulatory Approvals (Page 61)
Microsemi, Microchip and Merger Sub have agreed to cooperate and coordinate with each other and use their respective reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental entities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings, including under relevant antitrust laws (as described more particularly in the section entitled “The Merger — Regulatory Approvals” beginning on page 61).
HSR Clearance.   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the HSR Act), and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice (which we refer to as the Antitrust Division), and the United States Federal Trade Commission (which we refer to as the FTC), and all statutory waiting period requirements have been satisfied. The merger agreement requires the parties use reasonable best efforts to make all necessary filings under the HSR Act as promptly as practicable after the date of the merger agreement. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act.
On March 13, 2018, Microchip and Microsemi filed notification of the proposed merger with the Antitrust Division and the FTC under the HSR Act. The 30-day waiting period expired at 8:59 p.m. Pacific Daylight Time on April 12, 2018.
Other Antitrust Law Clearances.   Completion of the merger is further subject to the clearances, consents, approvals, and waiting periods applicable to the consummation of the merger under certain foreign antitrust laws having been obtained or expired or been earlier terminated, as applicable. Microchip and Microsemi have submitted filings in Austria, Germany, China, the Philippines and Taiwan and will submit a filing in Japan as promptly as is reasonably practicable (as described more particularly in the section entitled “The Merger —  Other Regulatory Approvals” beginning on page 62).
The Merger Agreement (Page 64)
Treatment of Common Stock, Stock-Based Awards and Performance Awards (Page 65)
•
Common Stock.   Each share of our common stock outstanding immediately prior to the effective time of the merger (other than excluded shares and dissenting shares) will be converted into the right to receive $68.78 in cash from Microchip, without interest, less any applicable withholding taxes.

•
Options and Stock Appreciation Rights.   At the effective time of the merger, each Microsemi stock option and stock appreciation right (or portion thereof) outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be assumed by Microchip and converted into a Microchip option or stock appreciation right with respect to a number of shares of Microchip common stock equal to the product of  (i) the number of shares of Microsemi common stock subject to the Microsemi stock option or stock appreciation right immediately prior to the effective time of the merger and (ii) the equity award exchange ratio (rounded down to the nearest whole share). The exercise or base price per share of each assumed option or stock appreciation right will equal the exercise or base price per share of Microsemi common stock under such award immediately prior to the effective time of the merger divided by the equity award exchange ratio (rounded up to the nearest whole cent). Each assumed option or stock appreciation right will otherwise be subject to the same terms and conditions that were applicable to the award immediately prior to the effective time of the merger, including the same vesting schedule and any applicable accelerated vesting provisions. The “equity award exchange ratio” is the quotient obtained by dividing $68.78 by the average closing price for a share of Microchip common stock (rounded to the nearest one-tenth of a cent as reported on Nasdaq) for the ten most recent days ending on the last trading day immediately prior to the effective time of the merger.

•
Unvested Restricted Stock Unit Awards.   At the effective time of the merger, each Microsemi RSU award that is outstanding immediately prior to the effective time of the merger, to the extent unvested (after giving effect to any acceleration of vesting in connection with the merger pursuant to the terms of the award), will be assumed by Microchip and converted into a Microchip RSU, with the number of shares of Microchip common stock subject to assumed RSUs equal to the product of  (i) the number of shares of Microsemi common stock subject to the unvested Microsemi RSU award as of immediately prior to the effective time of the merger and (ii) the equity award exchange ratio (rounded down to the nearest whole share). Each assumed RSU will otherwise be subject to the same terms and conditions that were applicable to such award immediately prior to the effective time of the merger, including the same vesting schedule and any applicable accelerated vesting provisions.

•
Vested Restricted Stock Unit Awards.   At the effective time of the merger, each Microsemi RSU award that is outstanding and unsettled immediately prior to the effective time of the merger and that is vested or will vest in connection with the merger pursuant to the terms of the award will be cancelled and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to the number of shares subject to the vested RSU award multiplied by $68.78.
•
Performance-Based Stock Unit Awards.   At the effective time of the merger, each Microsemi PSU award outstanding immediately prior to the effective time of the merger will be vested immediately prior to the effective time of the merger as to a percentage of the total number of shares of Microsemi common stock subject to the award as determined by the Compensation Committee of the Board (which percentage will in no event be less than 100% of the target number of shares subject to the award or greater than the maximum possible vesting percentage under the terms of the award). Each such vested Microsemi PSU will be cancelled and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to the number of vested PSUs (after giving effect to the foregoing determination by the Compensation Committee) multiplied by $68.78.

•
Restricted Stock.   At the effective time of the merger, each Microsemi restricted stock award as to which all or a portion of the shares of Microsemi common stock then subject to the award are outstanding and unvested (“Restricted Stock”) will be cancelled and converted into the right to receive an amount in cash equal to $68.78 (less applicable withholding taxes), which will be subject to the same vesting requirements and other terms and conditions that were applicable to such Restricted Stock award immediately prior to the effective time of the merger (including any vesting or acceleration provisions provided with respect to the award). The cash amount will be paid on or reasonably promptly after the applicable vesting date.

•
Non-US Company Compensatory Awards.   Microsemi and Microchip may, prior to the effective time of the merger, agree that any outstanding stock option, stock appreciation right, RSU, PSU or Restricted Stock award that is subject to the laws of a non-U.S. jurisdiction be treated in a manner other than as set forth above, to the extent that Microsemi and Microchip reasonably and in good faith determine that (A) the manner in which such award would otherwise be treated would result in a violation of applicable laws or a materially adverse tax consequence to the individual holding such award in the applicable non-U.S. jurisdiction, (B) such different treatment is necessary to comply with such applicable laws and (C) such different treatment is, to the maximum extent practicable, consistent with the applicable provisions of the merger agreement.

No Solicitation of Acquisition Proposals; Board Recommendation Changes (Page 73)
The merger agreement provides that we will use our reasonable best efforts to cease and cause to be terminated, and will not authorize or knowingly permit any further activities, discussion or negotiations with any third party that were ongoing before the date of the merger agreement and relate to any acquisition proposal (as defined in the section entitled “The Merger Agreement — No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 73). Additionally, we were required to request that all confidential information shared under a confidentiality agreement executed within one year of the merger agreement with any third party in consideration of an acquisition proposal be destroyed or returned.
Under the merger agreement, we are not permitted to (and may not authorize or knowingly permit any of our representatives to), directly or indirectly, (i) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any acquisition proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any acquisition proposal, (ii) furnish to any third party any non-public information relating to Microsemi or any of its subsidiaries for the known purpose of assisting or facilitating the making of an acquisition proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal, (iii) participate or engage in discussions or negotiations regarding an acquisition proposal with any third party that is seeking to make or has made an acquisition proposal, or (iv) execute or enter into any letter of intent, memorandum of understanding or contract contemplating or otherwise relating to an acquisition transaction (as defined in the merger agreement).

Notwithstanding these restrictions, under certain circumstances, the Board may, prior to the time the merger agreement is adopted by our stockholders, with respect to any third party that has made (and not withdrawn) a bona fide written acquisition proposal after the date of the merger agreement and not resulting from a breach of the non-solicitation provisions of the merger agreement and that the Board concludes in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or would be reasonably likely to lead to a superior proposal, engage or participate in discussions or negotiations with such third party and its representatives, or furnish to such third party and its representatives any information (including non-public information) relating to us or any of our subsidiaries pursuant to a confidentiality agreement (the terms of any such confidentiality agreement are more fully described in the section entitled “The Merger Agreement — No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 73).
The merger agreement also provides that the Board cannot make a change of recommendation (as defined in the section entitled “The Merger Agreement — No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 73); provided that, notwithstanding the foregoing, at any time before the stockholders of Microsemi adopt the merger agreement, the Board may make a change of recommendation and terminate the merger agreement, as described in “The Merger Agreement — Termination” beginning on page 80, if and only if, (i) in the case of a termination for a superior proposal, the Board determines, after consultation with its outside legal counsel that the failure to effect a change of recommendation would reasonably be likely to constitute a breach of the directors’ fiduciary duties under Delaware law, Microsemi complies with the match right provisions under the merger agreement, as described in the section entitled “The Merger Agreement — No Solicitation of Acquisition Proposals; Board Recommendation Changes — Match Rights” beginning on page 75 and Microchip has not made a written counter-offer or proposal that the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, is at least as favorable, from a financial point of view, to Microsemi stockholders as the superior proposal, or (ii) a fact, event, change, development or set of circumstances occurs or exists after the date of the merger agreement that materially affects the business, operations, financial condition or results of operations of Microsemi, which is not related to either an acquisition proposal or any fluctuation in the market price or trading volume of our common stock in and of itself, that was neither known to the Board nor reasonably foreseeable to the Board as of or prior to the date of the merger agreement and Microsemi complies with the match right provisions under the merger agreement, as described in the section entitled “The Merger Agreement — No Solicitation of Acquisition Proposals; Board Recommendation Changes — Match Rights” beginning on page 75 and the Board determines in good faith, after consultation with its outside legal counsel, that the failure to effect a change of recommendation would be reasonably likely to constitute a breach of the directors’ fiduciary duties under Delaware law.
Conditions to the Merger (Page 78)
The respective obligations of Microsemi, Microchip and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions to the consummation of the merger, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. See “The Merger Agreement — Conditions to the Merger” beginning on page 78.
Termination (Page 80)
Microsemi and Microchip may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger.
The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:
•
by either Microchip or Microsemi:

•
for a failure to consummate the merger by December 1, 2018 (as may be automatically extended for up to two 3-month periods under certain circumstances) (which we refer to as the termination date), as described in the section entitled “The Merger Agreement —  Termination” beginning on page 80;

•
for a failure to obtain the stockholder approval, as described in the section entitled “The Merger Agreement — Termination” beginning on page 80; or

•
if any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable;

provided that certain conditions are satisfied as described in the section entitled “The Merger Agreement — Termination” beginning on page 80;
•
by Microsemi:

•
if there is a breach of any representation, warranty, covenant or agreement made by Microchip or Merger Sub in the merger agreement causing the conditions to closing related to the accuracy of Microchip’s and Merger Sub’s representations and warranties and the performance, in all material respects, of the obligations of Microchip and Merger Sub in the merger agreement, to not be satisfied as described in the section entitled “The Merger Agreement — Termination” beginning on page 80; or

•
in order to enter into a definitive agreement providing for a superior proposal if Microsemi, prior to or concurrently with such termination, pays to Microchip in immediately available funds $290,000,000 (which we refer to as the termination fee); or

•
by Microchip, if:

•
prior to the closing date of the merger, there is a breach of any representation, warranty, covenant or agreement made by Microsemi in the merger agreement causing the conditions to closing related to the accuracy of Microsemi’s representations and warranties and the performance, in all material respects, of the obligations of Microsemi in the merger agreement, to not be satisfied as described in the section entitled “The Merger Agreement — Termination” beginning on page 80; or

•
a triggering event (as defined in the section entitled “The Merger Agreement — Termination” beginning on page 80) occurs.

Termination Fee (Page 81)
In certain circumstances, we may be required to pay Microchip a termination fee of  $290,000,000 if the merger agreement is terminated.
The termination fee would be payable:
•
if all of the following occur:

•
(x) either Microchip or Microsemi terminates for failure to obtain the stockholder approval, or (y) Microchip terminates the merger agreement because of a Microsemi breach, as described in the section entitled “The Merger Agreement — Termination” beginning on page 80;

•
following execution and delivery of the merger agreement and prior to the stockholders’ meeting (in the case of any termination referred to in clause (x) above) or prior to the breach that forms the basis for the termination of the merger agreement (in the case of any termination referred to in clause (y) above), an acquisition proposal will have been publicly announced or will have become publicly known (in the case of any termination referred to in clause (x) above) or will have been communicated or otherwise made known to Microsemi (in the case of any termination referred to in clause (y) above);

•
at the time of the stockholder meeting (in the case of any termination referred to in clause (x) above) or at the time of the breach that forms the basis for the termination of the merger agreement (in the case of any termination referred to in clause (y) above), the acquisition proposal is pending has not been publicly withdrawn (in the case of any termination referred to in clause (x) above) or withdrawn (in the case of any termination referred to in clause (y) above); and

•
within 12 months following the date of such termination, Microsemi or any of its subsidiaries consummates a transaction contemplated by an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal (in each case, the references to 20% and 80% in the definition of acquisition proposal being deemed to be references to 50%).

The termination fee would also be payable in the following circumstances:
•
if Microchip terminates the agreement because a triggering event has occurred, as described in the section entitled “The Merger Agreement — Termination” beginning on page 80; or

•
if prior to obtaining the stockholder approval, Microsemi terminates the merger agreement in order to enter into an alternative acquisition agreement providing for a superior proposal, in which case Microsemi must pay Microchip the termination fee concurrently with and as a condition to the effectiveness of the termination of the merger agreement.

Remedies (Page 82)
No termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other party resulting from any fraud or a knowing and willful material breach of its obligations set forth in the merger agreement.
Except in the event of fraud or a knowing and willful material breach, the parties have agreed that if the merger agreement is terminated and the termination fee becomes due and payable and is paid by us, the termination fee will be the sole and exclusive remedy of Microchip and its subsidiaries against us and our subsidiaries for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger or the other transactions contemplated by the merger agreement to be consummated. In no event will we be required to pay the termination fee on more than one occasion.
Each party is entitled to enforce specifically the terms and provisions of the merger agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the merger agreement. There is no necessity to post a bond or other form of security with or as a condition to obtaining such injunction or injunctions.
Market Price of Common Stock (Page 91)
The closing price of our common stock on Nasdaq on February 28, 2018, the last trading day prior to the public announcement of the execution of the merger agreement, was $64.90 per share. If the merger is completed, you will be entitled to receive $68.78 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents (i) a premium of approximately 17% to $58.97 per share, the closing stock price on January 22, 2018, the last full trading day prior to media speculation regarding a potential sale transaction involving Microsemi, (ii) a premium of approximately 22% to $56.33 per share, the six-month volume-weighted average closing price of our common stock as of March 1, 2018, the last trading day prior to the public announcement of the execution of the merger agreement and (iii) a premium of approximately 7% to $64.30 per share, the closing price of our common stock on March 1, 2018, the last trading day prior to the public announcement of the execution of the merger agreement.
On April 18, 2018, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on Nasdaq was $63.62 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.
Appraisal Rights (Page 94)
If the merger is completed, Microsemi’s stockholders will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (which we refer to as the DGCL). This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware

Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.
To exercise your appraisal rights, you must submit a written demand for appraisal to Microsemi before the vote is taken on the merger proposal and you must not vote (either in person or by proxy) in favor of the merger proposal. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See “Appraisal Rights” beginning on page 94 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.
Delisting and Deregistration of Common Stock (Page 98)
If the merger is completed, our common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto (which we refer to as the Exchange Act), and we will no longer file periodic reports with the Securities and Exchange Commission (which we refer to as the SEC), on account of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Microsemi. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 99.
Q.
Why am I receiving this proxy statement and proxy card or voting instruction form?

A.
You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.

Q.
What am I being asked to vote on at the special meeting?

A.
At the special meeting, holders of our common stock will be asked to consider and vote on the following proposals: (i) to adopt the merger agreement (Proposal 1 on your proxy card), (ii) to approve, by non-binding, advisory vote, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger (Proposal 2 on your proxy card) and (iii) to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger proposal or in the absence of a quorum (Proposal 3 on your proxy card).

Q.
How does the Board recommend that I vote?

A.
The Board recommends that you vote (i) “FOR” approval of the merger proposal (Proposal 1 on your proxy card), (ii) “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger (Proposal 2 on your proxy card) and (iii) “FOR” approval of the proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or in the absence of a quorum (Proposal 3 on your proxy card).

Q.
When and where is the special meeting?

A.
The special meeting of stockholders of Microsemi will be held at our corporate offices located at One Enterprise, Aliso Viejo, California 92656 on May 22, 2018 at 10:00 a.m., local time.

Q.
Who can vote at the special meeting?

A.
Only holders of record of our common stock as of the close of business on April 10, 2018, the record date for the special meeting are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and any adjournments or postponements thereof. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the special meeting. Such a legal proxy is not the form of proxy enclosed with this proxy statement.

Q.
How many votes do I have?

A.
Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date of April 10, 2018. As of the close of business on the record date, there were 117,956,110 outstanding shares of common stock.

Q.
What is a quorum?

A.
The presence at the special meeting, in person or represented by proxy, of the holders of a majority of our common stock issued and outstanding and entitled to vote at the special meeting, constitutes a quorum for the transaction of business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Broker non-votes will not be counted for the purpose of determining the presence of a quorum.

In the event that a quorum is not present at the special meeting, we expect to adjourn or postpone the special meeting until we solicit enough proxies to obtain a quorum.
Q.
How do I vote?

A.
Stockholder of Record.   If you are a stockholder of record and your shares are registered directly in your name, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•
In Person.   You may attend the special meeting and cast your vote there. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting.

•
By Proxy.   Stockholders of record have a choice of voting by proxy:

•
Over the Internet:   Stockholders may submit proxies via the Internet by following the instructions provided in the enclosed proxy card. Your shares will be voted according to your instructions. You must submit your Internet proxy before 9:00 p.m., Pacific Daylight Time, on May 21, 2018, the day before the special meeting, for your proxy to be valid and your vote to count;

•
By Telephone:   Call (800) 652-8683, toll-free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 9:00 p.m., Pacific Daylight Time, on May 21, 2018, the day before the special meeting, for your proxy to be valid and your vote to count; or

•
By Mail:   Complete and sign the enclosed proxy card and mail it in the accompanying pre-addressed envelope. Your shares will be voted according to your instructions. Your proxy card must be received by May 21, 2018, the day before the special meeting, for your proxy to be valid and your vote to count.

Beneficial Owner.   If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee in order to instruct your bank, brokerage firm or other nominee on how to vote your shares. To attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting — Attendance” beginning on page 24 of this proxy statement. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting.
Q.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.
If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC. (which we refer to as Computershare), you are considered, with respect to those shares of our common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by Microsemi. As the stockholder of record, you have the right to vote in person at the meeting or to grant your voting rights directly to Microsemi or to a third party by a proxy duly executed or transmitted in a manner in accordance with applicable law.
If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you are considered the beneficial owner of those shares. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares (see also the Q&A entitled “If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?” below for a discussion on how your bank, brokerage firm or other nominee will vote your shares if you do not provide instructions).
Q.
How can I change or revoke my vote?

A.
You have the right to revoke a proxy. If your shares are registered directly in your name, you may revoke your proxy or change your vote before the special meeting. To do so, you must do one of the following:

•
Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 9:00 p.m., Pacific Daylight Time, on May 21, 2018.

•
Sign a revocation of proxy or a new proxy and mail it in the accompanying pre-addressed envelope. Only your latest dated, valid proxy received not later than May 21, 2018 will be counted.

•
Attend the special meeting and request that your proxy be revoked and/or vote in person as instructed above. Attending the special meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If you hold shares in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, broker or other nominee to determine how to revoke or change your voting instruction form.
Q.
What is a proxy?

A.
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.”

Q.
If a stockholder gives a proxy, how are the shares of common stock voted?

A.
If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you are a holder of record and you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger and “FOR” approval of the proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.
Q.
Who will solicit and pay the cost of soliciting proxies?

A.
Microsemi has engaged D.F. King & Co., Inc. (which we refer to as the proxy solicitor) to assist in the solicitation of proxies for the special meeting. Microsemi estimates that it will pay the proxy solicitor a fee of  $15,000. Microsemi has also agreed to reimburse the proxy solicitor for certain reasonable and documented fees and expenses and will indemnify the proxy solicitor and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages and/or liabilities. Microsemi may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.
How are votes counted?

A.
For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” approval of the proposal to adopt the merger agreement.

For the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation and the adjournment proposal you may vote “FOR,” “AGAINST” or “ABSTAIN.” Broker non-votes will not have an effect on these proposals.; however, abstentions will have the same effect as a vote “AGAINST” such proposals.
Q.
Who will count the votes?

A.
The votes will be counted by the inspector of elections appointed for the special meeting.

Q.
What do I do if I receive more than one proxy or set of voting instructions?

A.
If you received more than one proxy card, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card that you received in order for all of your shares to be voted at the meeting.

Q.
If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.
Your bank, brokerage firm or other nominee will only be permitted to vote your shares of our common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of our common stock. Banks, brokerage firms or other nominees who hold shares in “street name” for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the merger proposal, the proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger, and the adjournment proposal. As a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters (which we refer to as broker non-votes). If you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, and as broker non-votes, the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on either the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation or the adjournment proposal.

Q.
Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger?

A.
Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q.
What will happen if Microsemi’s stockholders do not approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger?

A.
The vote on the proposal to approve the merger-related executive compensation is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the proposal to approve the merger-related executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding on Microsemi, Microchip or the surviving corporation in the merger. Accordingly, if the merger agreement is approved by Microsemi’s stockholders and the merger is completed, the merger-related compensation may be paid to Microsemi’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the stockholders do not approve the proposal to approve the merger-related executive compensation.

Q.
What vote is required for Microsemi’s stockholders to approve the merger proposal?

A.
Approval of the merger proposal requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote on the merger proposal.

If you fail to vote in person at the special meeting, fail to return your proxy card and fail to submit your proxy by telephone or the Internet, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote, that will have the same effect as a vote “AGAINST” approval of the merger proposal.
Q.
What vote of our stockholders is required to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger?

A.
The non-binding, advisory vote on the proposal to approve the merger-related executive compensation requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote on the subject matter. If your shares of our common stock are present at the special meeting but are not voted to approve the proposal to approve the merger-related executive compensation, or if you vote to abstain on the proposal, that will have the same effect as a vote “AGAINST” the merger-related executive compensation proposal. If you fail to attend the special meeting in person, fail to return your proxy card and fail to submit your proxy by telephone or the Internet, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote, that will not have an effect on the proposal to approve the merger-related executive compensation.

Q.
What vote of our stockholders is required to approve the adjournment proposal?

A.
Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote on the subject matter. If your shares of our common stock are present at the special meeting but are not voted to approve the adjournment proposal, or if you vote to abstain on the proposal, that will have the same effect as a vote “AGAINST” the adjournment proposal. If you fail to attend the special meeting in person, fail to return your proxy card and fail to submit your proxy by telephone or the Internet, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote, that will not have an effect on the adjournment proposal.

Q.
What is the proposed merger transaction and what effects will it have on Microsemi?

A.
The proposed merger transaction is the acquisition of Microsemi by Microchip pursuant to the merger agreement. If the merger proposal is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Microsemi, with Microsemi being the surviving corporation. We refer to this transaction as the merger. As a result of the merger, Microsemi will become a wholly owned subsidiary of Microchip and will no longer be a publicly held corporation, and you, as a holder of our common stock, will no longer have any interest in our future earnings or growth. In addition, following the merger, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Q.
What will I receive if the merger is completed?

A.
Upon completion of the merger, you will be entitled to receive the merger consideration of  $68.78 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own, unless you have properly exercised, and not withdrawn or otherwise lost, your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $6,878 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation. Please do NOT return any stock certificates you hold with your proxy.

Q.
How does the merger consideration compare to the market price of our common stock prior to media speculation regarding a potential sale transaction?

A.
The merger consideration of  $68.78 per share represents (i) a premium of approximately 17% to $58.97 per share, the closing stock price on January 22, 2018, the last full trading day prior to media speculation regarding a potential sale transaction involving Microsemi, (ii) a premium of approximately 22% to $56.33 per share, the six-month volume-weighted average closing price of our common stock as of March 1, 2018, the last trading day prior to the public announcement of the execution of the merger agreement and (iii) a premium of approximately 7% to $64.30 per share, the closing price of our common stock on March 1, 2018, the last trading day prior to the public announcement of the execution of the merger agreement.

Q.
What will holders of Microsemi equity-based and performance awards receive in the merger?

A.
At the effective time of the merger, each Microsemi stock option and stock appreciation right (or portion thereof) outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be assumed by Microchip and converted into a Microchip option or stock appreciation right with respect to a number of shares of Microchip common stock equal to the product of  (i) the number of shares of Microsemi common stock subject to the Microsemi stock option or stock appreciation right immediately prior to the effective time of the merger and (ii) the equity award exchange ratio (rounded down to the nearest whole share). The exercise or base price per share of each assumed option or stock appreciation right will equal the exercise or base price per share of Microsemi common stock under such award immediately prior to the effective time of the merger divided by the equity award exchange ratio (rounded up to the nearest whole cent). Each assumed option or stock appreciation right will otherwise be subject to the same terms and conditions that were applicable to the award immediately prior to the effective time of the merger, including the same vesting schedule and any applicable accelerated vesting provisions. The “equity award exchange ratio” is the quotient obtained by dividing $68.78 by the average closing price for a share of Microchip common stock (rounded to the nearest one-tenth of a cent as reported on Nasdaq) for the ten most recent days ending on the last trading day immediately prior to the effective time of the merger.

At the effective time of the merger, each Microsemi RSU award that is outstanding immediately prior to the effective time of the merger, to the extent unvested (after giving effect to any acceleration of vesting in connection with the merger pursuant to the terms of the award), will be assumed by Microchip and converted into a Microchip RSU, with the number of shares of Microchip common stock subject to assumed RSUs equal to the product of  (i) the number of shares of Microsemi common stock subject to the unvested Microsemi RSU award as of immediately prior to the effective time of the merger and (ii) the equity award exchange ratio (rounded down to the nearest whole share). Each assumed RSU will otherwise be subject to the same terms and conditions that were applicable to such award immediately prior to the effective time of the merger, including the same vesting schedule and any applicable accelerated vesting provisions.
At the effective time of the merger, each Microsemi RSU award that is outstanding and unsettled immediately prior to the effective time of the merger and that is vested or will vest in connection with the merger pursuant to the terms of the award will be cancelled and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to the number of shares subject to the vested RSU award multiplied by $68.78. The cash amount will be paid on or reasonably promptly after the applicable vesting date.
At the effective time of the merger, each Microsemi PSU award outstanding immediately prior to the effective time of the merger will be vested immediately prior to the effective time of the merger as to a percentage of the total number of shares of Microsemi common stock subject to the award as determined by the Compensation Committee of the Board (which percentage will in no event be less than 100% of the target number of shares subject to the award or greater than the maximum possible vesting percentage under the terms of the award). Each such vested Microsemi PSU will be cancelled and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to the number of vested PSUs (after giving effect to the foregoing determination by the Compensation Committee) multiplied by $68.78.
At the effective time of the merger, each share of Microsemi Restricted Stock will be cancelled and converted into the right to receive an amount in cash equal to $68.78 (less applicable withholding taxes), which will be subject to the same vesting requirements and other terms and conditions that were applicable to such Restricted Stock award immediately prior to the effective time of the merger (including any vesting or acceleration provisions provided with respect to the award).
Microsemi and Microchip may, prior to the effective time of the merger, agree that any outstanding stock option, stock appreciation right, RSU, PSU or Restricted Stock award that is subject to the laws of a non-U.S. jurisdiction be treated in a manner other than as set forth above, to the extent that Microsemi and Microchip reasonably and in good faith determine that (A) the manner in which such award would otherwise be treated would result in a violation of applicable laws or a materially adverse tax consequence to the individual holding such award in the applicable non-U.S. jurisdiction, (B) such different treatment is necessary to comply with such applicable laws and (C) such different treatment is, to the maximum extent practicable, consistent with the applicable provisions of the merger agreement.
Q.
When do you expect the merger to be completed?

A.
We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the merger proposal, we anticipate that the merger will be completed in June 2018.

Q.
When will stockholders receive the merger consideration?

A.
Immediately following the effective time of the merger, Microchip will deposit, or will cause to be deposited, with a payment agent selected by Microchip and reasonably acceptable to Microsemi (which we refer to as the payment agent), for the benefit of the holders of shares of our common stock, a cash amount in immediately available funds necessary to pay the aggregate merger consideration payable to our stockholders and, to the extent not previously deposited by Microsemi with another financial institution, the consideration payable to our equity-based and performance-based award holders as a result of the merger.

Promptly after the effective time of the merger, and in any event within five business days thereafter, Microchip and the surviving corporation will cause the payment agent to mail (i) to each of our stockholders of record immediately prior to the effective time of the merger who hold certificated shares of our common stock (other than holders of excluded shares and dissenting shares) (A) a letter of transmittal specifying that delivery will be effected, and risk of loss and title will pass, only upon the delivery of the certificates representing shares of our common stock (or affidavits of loss in lieu of such certificates as provided in the merger agreement) to the payment agent, and (B) instructions advising each such holder of record how to surrender his, her or its shares of our common stock in exchange for the merger consideration, and (ii) to each of our stockholders of record immediately prior to the effective time of the merger who hold uncertificated shares of our common stock (other than holders of excluded shares and dissenting shares), a notice that the merger has become effective. The payment agent will pay each holder of record the aggregate merger consideration to which such holder is entitled (i) in the case of certificated shares, after delivery or transfer of such shares by holders of certificated shares and (ii) in the case of uncertificated shares, without any action on the part of the person in whose name such uncertificated shares are registered. Interest will not be paid or accrue in respect of the merger consideration. From the effective time until the surrender or transfer of certificates or book-entry shares, as the case may be, each such certificate or book-entry share will represent only the right to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to the merger consideration.
Q.
What happens if the merger is not completed?

A.
If the merger proposal is not approved by the stockholders of Microsemi or if the merger is not completed for any other reason, the stockholders of Microsemi will not receive any payment for their shares of our common stock in connection with the merger. Instead, Microsemi will remain an independent public company and our common stock will continue to be listed and traded on Nasdaq. Under specified circumstances, Microsemi may be required to reimburse up to $35,000,000 of Microchip’s expenses or pay a $290,000,000 termination fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Termination Fee” beginning on page 81.

Q.
What conditions must be satisfied to complete the merger?

A.
Microsemi, Microchip and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others: (i) the affirmative vote of the holders of a majority of the outstanding shares of our common stock to adopt the merger agreement will have been obtained; (ii) all waiting periods (and extensions thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act will have expired or been terminated and all other applicable antitrust, competition or merger control or regulatory consents (as described more particularly in the section entitled “The Merger — Regulatory Approvals” beginning on page 61) will have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period); (iii) no governmental entity of competent jurisdiction will have (a) enacted, issued, promulgated, entered, enforced or deemed applicable to the merger any material applicable law that is in effect and has the effect of making the consummation of the merger illegal in any jurisdiction or (b) issued or granted any order that has the effect of making the consummation of the merger illegal in any jurisdiction; and (iv) customary conditions in favor of each of the parties regarding the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the merger agreement (subject to customary materiality qualifiers). For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement — Conditions to the Merger” beginning on page 78.

Q.
Is the merger expected to be taxable to me?

A.
Yes. The exchange of shares of our common stock for the merger consideration of  $68.78 per share in cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” on page 60) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock in the merger for cash, you generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. We encourage you to read “The Merger — Material U.S.

Federal Income Tax Consequences of the Merger” beginning on page 60 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.
Q.
Do any of Microsemi’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.
In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these interests, at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, approving the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of Microsemi. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 55 and “Non-Binding, Advisory Vote on Merger-Related Compensation for Microsemi’s Named Executive Officers” beginning on page 85.

Q.
What happens if I sell my shares of our common stock before the special meeting?

A.
The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.
What happens if I sell my shares of common stock after the special meeting but before the effective time of the merger?

A.
If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of our common stock through the completion of the merger.

Q.
What do I need to do now?

A.
Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of our common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of our common stock voted at the special meeting in one of three ways: (i) using the Internet in accordance with the instructions set forth on the enclosed proxy card, (ii) calling toll-free at (800) 652-8683 or (iii) completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid reply envelope. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee in order to instruct your bank, brokerage firm or other nominee on how to vote your shares.

Q.
Should I send in my stock certificates now?

A.
No. If the merger proposal is approved and the merger is consummated, if you hold certificated shares of our common stock, you will be sent a letter of transmittal promptly, and in any event within five business days of the effective time of the merger, describing how you may exchange your shares of our common stock for the merger consideration. If you hold uncertificated shares of our common stock, your shares will be converted in to the merger consideration following the completion of the merger without any further action by you. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. See “The Merger — Payment of Merger Consideration and Surrender of Stock Certificates” beginning on page 54. Please do NOT return any stock certificates you hold with your proxy.
Q.
Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of our common stock?

A.
Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See “Appraisal Rights” beginning on page 94.

Q.
Who can help answer any other questions I might have?

A.
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., our proxy solicitor, by calling (212) 269-5550 if you are a bank or broker or, for all others, calling toll-free at (888) 887-0082 or using the contact information below.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call: (212) 269-5550
All Others Call Toll-free: (888) 887-0082
Email: MSCC@dfking.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the other documents referenced herein, whether written or oral, relating to future events or our future performance, including any discussion, expressed or implied, including statements made herein, regarding the completion of the merger, the expected timing of the merger closing, the potential benefits and risks of the merger, our anticipated growth, operating results, future earnings per share, plans, objectives, the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (which we refer to as the Securities Act), and Section 21E of the Exchange Act. All statements other than statements of historical or current facts included in this proxy statement are forward-looking statements. These statements are often identified by the words “believe,” “expect,” “may,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact.
These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict and many of which we have no control over. You should not place undue reliance on our forward-looking statements. These factors, risks and uncertainties include, but are not limited to, the following: (1) the conditions to the completion of the merger may not be satisfied, or the regulatory approvals required for the merger may not be obtained on the terms expected or on the anticipated schedule; (2) the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; (3) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between the parties to the merger; (4) the effect of the announcement or pendency of the merger on our business relationships, operating results, and business generally; (5) risks that the proposed merger disrupts our current plans and operations and potential difficulties in our employee retention as a result of the proposed merger; (6) risks related to diverting management’s attention from our ongoing business operations; (7) the outcome of any legal proceedings that may be instituted against us related to the merger or the merger agreement; (8) the amount of the costs, fees, expenses and other charges related to the merger; (9) general economic conditions, particularly those in the semiconductor technology sector; (10) the trading price of our common stock; and (12) other factors discussed from time to time in our reports filed with the SEC, including the factors discussed in Item 1A of Microsemi’s 2017 Annual Report on Form 10-K as filed with the SEC on November 14, 2017 and Microsemi’s Quarterly Report on Form 10-Q as filed with the SEC on January 26, 2018 for the fiscal quarter ending December 31, 2017 and subsequent SEC filings, which are available at http://www.sec.gov.
Forward-looking statements reflect the views and assumptions of management as of the date of this proxy statement (unless specified otherwise) with respect to future events. Microsemi does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements, whether as a result of new information, future events or other factors. The inclusion of any statement in this proxy statement does not constitute an admission by Microsemi or any other person that the events or circumstances described in such statement are material.
You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement (unless specified otherwise) or, in the case of documents referred to or incorporated by reference, the dates of those documents.

PARTIES TO THE MERGER
Microsemi
Microsemi Corporation
One Enterprise
Aliso Viejo
California 92656
Telephone: (949) 380-6100
Microsemi, a Delaware corporation, offers a comprehensive portfolio of semiconductor and system solutions for aerospace and defense, communications, data center and industrial markets. Products include high-performance and radiation-hardened analog mixed-signal integrated circuits, FPGAs, SoCs and ASICs; power management products; timing and synchronization devices and precise time solutions, setting the world’s standard for time; voice processing devices; RF solutions; discrete components; enterprise storage and communication solutions, security technologies and scalable anti-tamper products; Ethernet solutions; Power-over-Ethernet ICs and midspans; as well as custom design capabilities and services.
Microsemi’s common stock is listed on Nasdaq under the symbol “MSCC.”
Microchip
Microchip Technology Incorporated
2355 W. Chandler Blvd.
Chandler
Arizona 85224
Telephone: (480) 792-7200
Microchip, a Delaware corporation, is a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.
Microchip’s common stock is listed on Nasdaq under the symbol “MCHP.”
Merger Sub
Maple Acquisition Corporation
2355 W. Chandler Blvd.
Chandler
Arizona 85224
Telephone: (480) 792-7200
Merger Sub, a Delaware corporation and wholly owned subsidiary of Microchip, was incorporated for the purpose of consummating the transactions contemplated by the merger agreement. Prior to the effective time of the merger, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than those contemplated by the merger agreement. Upon the completion of the merger, Merger Sub’s separate corporate existence will cease and Microsemi will continue as the surviving corporation.

THE SPECIAL MEETING
Date, Time and Place of the Special Meeting
This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held at our corporate offices located at One Enterprise, Aliso Viejo, California 92656 on May 22, 2018 at 10:00 a.m., local time, or at any adjournment or postponement thereof.
Purpose of the Special Meeting
At the special meeting, holders of our common stock will be asked to consider and vote on the following proposals:
•
to adopt the merger agreement (Proposal 1 on your proxy card) (which we refer to as the merger proposal);

•
to approve, by non-binding, advisory vote, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger (Proposal 2 on your proxy card) (which we refer to as the proposal to approve the merger-related executive compensation); and

•
to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger proposal or in the absence of a quorum (Proposal 3 on your proxy card) (which we refer to as the adjournment proposal).

The Board recommends that you vote “FOR” each of the above proposals.
Our stockholders must approve the merger proposal in order for the merger to occur. If our stockholders fail to approve the merger proposal, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.
The non-binding, advisory vote on the proposal to approve the merger-related executive compensation is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the proposal to approve the merger-related executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding on Microsemi, Microchip or the surviving corporation in the merger. Accordingly, if the merger agreement is adopted by Microsemi’s stockholders and the merger is completed, the merger-related compensation may be paid to Microsemi’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the stockholders do not approve the proposal to approve the merger-related executive compensation.
Record Date and Quorum
The Board has fixed the close of business on April 10, 2018 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting, and any adjournments or postponements thereof. Only holders of record of our common stock as of the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof.
As of the close of business on the record date, there were 117,956,110 shares of common stock outstanding. Each holder of our common stock is entitled to cast one vote per such share on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.
The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Broker non-votes (as defined below) will not be counted for the purpose of determining the presence of a quorum. Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the meeting (other than to adjourn the meeting) unless a majority of our common stock issued and outstanding and entitled to vote thereat is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting.
In the event that a quorum is not present at the special meeting, we expect to adjourn or postpone the special meeting until we solicit enough proxies to obtain a quorum.
Attendance
Only stockholders of record, their duly appointed proxy holders and our guests may attend the special meeting. To gain admittance, please bring the admission ticket with you to the meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, please send a written request for an admission ticket to our Secretary at One Enterprise, Aliso Viejo, California 92656, Attn: Secretary. Please include the following information with your request: (i) a signed cover letter stating your name and complete mailing address, including daytime and evening telephone numbers; that you are requesting an admission ticket; the number of shares that you own in “street name”; and the name, address and telephone number of your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock and (ii) an original signed “legal proxy” from your bank, brokerage firm or other nominee giving you the right to vote the shares at the special meeting. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.
Vote Required
Approval of the merger proposal requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote on the merger proposal. For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the merger proposal, but will count for the purpose of determining whether a quorum is present. Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the meeting (other than to adjourn the meeting) unless a majority of our common stock issued and outstanding entitled to vote thereat is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting. If you fail to vote in person at the special meeting, fail to return your proxy card and fail to submit your proxy by telephone or the Internet, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote, that will have the same effect as a vote “AGAINST” approval of the merger proposal.
If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares of our common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by Microsemi. As the stockholder of record, you have the right to vote in person at the meeting or to grant your voting rights directly to Microsemi or to a third party by a proxy duly executed or transmitted in a manner in accordance with applicable law.
If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you are considered the beneficial owner of those shares. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares.

Banks, brokerage firms or other nominees who hold shares in “street name” for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the merger proposal, the proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger and the adjournment proposal. As a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters (which we refer to as broker non-votes).
For the purposes of the merger proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and have abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the merger proposal. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, and as broker non-votes, the effect will be the same as a vote “AGAINST” approval of the merger proposal.
Approval of each of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the special meeting and entitled to vote on the subject matter. For each proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of each of these proposals, if you attend the special meeting and abstain on such proposal, or if you have given a proxy and abstained on such proposal, that will have the same effect as a vote “AGAINST” such proposal. If you fail to attend the special meeting in person, fail to return your proxy card and fail to submit your proxy by telephone or the Internet, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote, that will not have an effect on the proposal to approve by non-binding, advisory vote the merger-related executive compensation to the named executive officers or the adjournment proposal.
Voting
If you are a stockholder of record and your shares are registered directly in your name, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:
•
In Person.   You may attend the special meeting and cast your vote there. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting.

•
By Proxy.   Stockholders of record have a choice of voting by proxy:

•
Over the Internet:   Stockholders may submit proxies via the Internet by following the instructions provided in the enclosed proxy card. Your shares will be voted according to your instructions. You must submit your Internet proxy before 9:00 p.m., Pacific Daylight Time, on May 21, 2018, the day before the special meeting, for your proxy to be valid and your vote to count.

•
By Telephone:   Call (800) 652-8683, toll-free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 9:00 p.m., Pacific Daylight Time, on May 21, 2018, the day before the special meeting, for your proxy to be valid and your vote to count; or

•
By Mail:   Complete and sign the enclosed proxy card and mail it in the accompanying pre-addressed envelope. Your shares will be voted according to your instructions. Your proxy card must be received by May 21, 2018, the day before the special meeting, for your proxy to be valid and your vote to count.

If you are a beneficial owner of our common stock and your shares are held in “street name,” you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of our common stock voted. Those instructions will identify the specific Internet, telephone and/or mail voting options that are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the special meeting. Such a legal proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in “street name” through a bank, broker or other nominee in person at the special meeting unless you have a legal proxy from that bank, broker or other nominee issued in your name giving you the right to vote your shares.
If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.
If you are a holder of record and you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger and “FOR” the adjournment proposal. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF OUR COMMON STOCK YOU OWN. BECAUSE STOCKHOLDERS CANNOT TAKE ANY ACTION AT THE MEETING (OTHER THAN TO ADJOURN THE MEETING) UNLESS A MAJORITY OF OUR COMMON STOCK ISSUED AND OUTSTANDING AND ENTITLED TO VOTE THEREAT IS REPRESENTED, IT IS IMPORTANT THAT YOU ATTEND THE MEETING IN PERSON OR ARE REPRESENTED BY PROXY AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.
Voting by Microsemi’s Directors and Executive Officers
As of the record date, the directors and executive officers of Microsemi beneficially owned and were entitled to vote, in the aggregate, 860,090 shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of or underlying any options, unvested Microsemi RSU awards or Microsemi PSU awards), representing approximately 0.73% of the outstanding voting power of our common stock. The directors have informed Microsemi that they currently intend to vote all such shares of our common stock “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger and “FOR” the adjournment proposal.
Proxies and Revocation
Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying postage-paid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the special meeting. If you fail to vote in person at the special meeting, fail to return your proxy card and fail to submit your proxy by telephone or the Internet, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote, that will have the same effect as a vote “AGAINST” approval of the merger proposal. If you fail to attend the special meeting in person, fail to return your proxy card and fail to submit your proxy by telephone or the Internet, that will not have an effect on the proposal to approve by non-binding, advisory vote the merger-related executive compensation to the named executive officers or the adjournment proposal.
You have the right to revoke a proxy. If your shares are registered directly in your name, you may revoke your proxy or change your vote before the special meeting. To do so, you must do one of the following:
•
Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 9:00 p.m., Pacific Daylight Time, on May 21, 2018.

•
Sign a revocation of proxy or sign a new proxy and mail it in the accompanying postage-paid reply envelope. Only your latest dated, valid proxy received not later than May 21, 2018 will be counted.

•
Attend the special meeting and request that your proxy be revoked and/or vote in person as instructed above. Attending the special meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If you hold shares in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, broker or other nominee to determine how to revoke or change your voting instruction form.
Anticipated Date of Completion of the Merger
We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including the approval by our stockholders of the merger proposal, we anticipate that the merger will be completed in June 2018. If our stockholders vote to approve the merger proposal, the merger will become effective as promptly as practicable following the satisfaction or waiver of a number of conditions to the merger, subject to the terms of the merger agreement. See “The Merger Agreement — Closing and Effective Time of the Merger” beginning on page 64.
Rights of Stockholders Who Seek Appraisal
If the merger is completed, Microsemi’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.
To exercise your appraisal rights, you must submit a written demand for appraisal to Microsemi before the vote is taken on the merger proposal and you must not vote (either in person or by proxy) in favor of the merger proposal. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See “Appraisal Rights” beginning on page 94 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.
Adjournments and Postponements
Although it is not currently expected, the special meeting may be adjourned or postponed. We are submitting a proposal for your consideration to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger proposal or in the absence of a quorum (Proposal 3 on your proxy card). Notwithstanding the adjournment proposal, Microsemi retains full authority to the extent set forth in our by-laws and/or permitted under Delaware law to adjourn the special meeting for any purpose, or to postpone the special meeting before it is convened, without the consent of any stockholder of Microsemi, provided that the merger agreement includes certain limitations on Microsemi’s ability to postpone or adjourn the meeting, as described in the section entitled “Vote on Adjournment” beginning on page 90.
If the special meeting is adjourned, we are not required to give notice of the time and place of the reconvened adjourned meeting if such time and place are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or, after the adjournment, the Board fixes a new record date for the special meeting. At any reconvened adjourned meeting, any business may be transacted which might have been transacted at the original convening of the special meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Solicitation of Proxies; Payment of Solicitation Expenses
Microsemi has engaged D.F. King & Co., Inc. (which we refer to as the proxy solicitor), to assist in the solicitation of proxies for the special meeting. Microsemi estimates that it will pay the proxy solicitor a fee of  $15,000. Microsemi has also agreed to reimburse the proxy solicitor for certain reasonable and documented fees and expenses and will indemnify the proxy solicitor and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages and/or liabilities. Microsemi may also reimburse banks and brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Microsemi’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Questions and Additional Information
If you have questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact the proxy solicitor by calling (212) 269-5550 if you are a bank or broker or, for all others, calling toll-free at (888) 887-0082, or using the contact information below. Please do NOT send in any stock certificates you hold with your proxy card. After the completion of the merger, if you hold certificated shares, a separate letter of transmittal will be mailed to you promptly, and in any event within five business days, that will enable you to receive the merger consideration in exchange for your shares of common stock. If you hold uncertificated shares of our common stock, your shares will be converted in to the merger consideration following the completion of the merger without any further action by you. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. See “The Merger — Payment of Merger Consideration and Surrender of Stock Certificates” beginning on page 54.
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call: (212) 269-5550
All Others Call Toll-free: (888) 887-0082
Email: MSCC@dfking.com

THE MERGER
This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully and in its entirety as it is the legal document that governs the merger.
The merger agreement provides that Merger Sub will merge with and into Microsemi. Microsemi will be the surviving corporation following the merger. As a result of the merger, Microsemi will cease to be a publicly traded company and will become a wholly owned subsidiary of Microchip. You will not own any shares of the capital stock of the surviving corporation.
Merger Consideration
In the merger, each outstanding share of our common stock will automatically be converted into the right to receive an amount in cash equal to $68.78 (which we refer to as the merger consideration), without interest and less any applicable withholding taxes, other than shares of our common stock owned by (i)(x) Microchip or any direct or indirect wholly owned subsidiary of Microchip or (y) Microsemi or any direct or indirect wholly owned subsidiary of Microsemi (which we refer to together as excluded shares); and (ii) stockholders who have not voted in favor of the merger and properly and validly perfected their statutory rights of appraisal in accordance with Section 262 of the DGCL (which we refer to as dissenting shares), which shares will be canceled without payment of any consideration therefor and will cease to exist.
Background of the Merger
The Board and senior management of Microsemi (which we refer to as management) have regularly reviewed Microsemi’s performance, future growth prospects, business strategies, opportunities and challenges as part of their evaluation of Microsemi’s prospects and strategies for enhancing stockholder value. As part of this process, the Board and management have regularly reviewed Microsemi’s strategic direction and business objectives, including strategic opportunities that might be available to Microsemi, such as possible acquisitions, divestitures and business combination transactions.
From time to time, James J. Peterson, Chief Executive Officer and Chairman of the Board, and a senior executive of Party A, a company in the same industry as Microsemi, discussed generally Microsemi’s and Party A’s industry and respective businesses, as well as potential partnering opportunities. In early September 2016, Microsemi received a preliminary non-binding proposal from Party A to purchase all of Microsemi’s outstanding common stock at a price of  $55.00 per share in cash. The Board reviewed the proposal over the course of multiple meetings and determined that this price was too low. Representatives of O’Melveny and Myers LLP (which we refer to as O’Melveny) attended these meetings, and some of these meetings were also attended by representatives of Qatalyst Partners LP (which we refer to as Qatalyst Partners). At the Board’s direction, Mr. Peterson reached out to Party A to request that Party A increase the price offered. The Board also decided to explore strategic alternatives for Microsemi, and Microsemi entered into an engagement letter with Qatalyst Partners as its exclusive financial advisor, with the approval of the Board. In engaging Qatalyst Partners, the Board determined that Qatalyst Partners had the requisite knowledge and experience within the semiconductor sector to advise Microsemi in connection with exploration of strategic alternatives and a successful track record with respect to the transactions on which they had been engaged.
From mid-September through November 2016, representatives of Qatalyst Partners contacted eight strategic parties to inquire whether they might be interested in a business combination transaction with Microsemi. Ultimately, none of these parties chose to enter into discussions with Microsemi. During this time, Microsemi continued discussions and shared information with Party A pursuant to a confidentiality agreement. The confidentiality agreement contained a standstill provision that automatically terminated upon the announcement of a merger involving Microsemi. On November 2, 2016, several media reports suggested that Microsemi was running a sale process. Ultimately Party A never submitted a revised proposal. By early December 2016 it became apparent to Microsemi that Party A was no longer interested in a business combination transaction with Microsemi. On May 8, 2017, Microsemi terminated its engagement letter with Qatalyst Partners.

On July 27, 2017, a representative from J.P. Morgan Securities LLC (which we refer to as J.P. Morgan), a financial advisor to Microchip, contacted a member of the Board and indicated that Microchip might be interested in exploring a business combination transaction with Microsemi. The member of the Board reported the J.P. Morgan contact to Mr. Peterson, the lead independent director of Microsemi and general counsel of Microsemi, who collectively asked the director to tell J.P. Morgan to suggest that Microchip contact Mr. Peterson directly. Steve Sanghi, Chief Executive Officer and Chairman of the board of directors of Microchip, then reached out to Mr. Peterson, and on September 21, 2017, Mr. Peterson and Steven Litchfield, Executive Vice President and Chief Strategy Officer of Microsemi, met Mr. Sanghi for dinner. At this meeting, Mr. Sanghi expressed Microchip’s interest in a business combination transaction with Microsemi. From late September to November 2017, various communications took place between Mr. Peterson and Mr. Sanghi through which Mr. Sanghi reiterated his interest in a possible business combination transaction between Microsemi and Microchip.
On November 9, 2017, Mr. Sanghi sent a letter to Mr. Peterson and the Board containing a preliminary non-binding proposal from Microchip to purchase all of Microsemi’s outstanding common stock at a price of  $63.00 per share, “approximately” 35% to 40% of which would be paid in Microchip common stock and the remainder of which would be paid in cash. No exchange ratio was specified.
On November 13, 2017, the Board held a telephonic meeting to discuss the Microchip proposal and whether Microsemi should explore strategic alternatives. Members of Microsemi management and representatives of O’Melveny and Qatalyst Partners also attended the meeting. Mr. Peterson described for the Board his discussions with Mr. Sanghi that preceded Microchip’s proposal. Representatives of Qatalyst Partners then discussed with the Board Microsemi’s potential consideration of strategic alternatives, reviewing with the Board other potential strategic partners and various financial aspects of a potential business combination transaction involving Microsemi (including one with Microchip). Representatives of Qatalyst Partners also discussed with the Board the current state of the semiconductor industry, including the current mergers and acquisitions landscape and the challenges presently facing Microsemi, as well as the opportunities available to Microsemi. Representatives of Qatalyst Partners also reviewed Microsemi’s stock price performance over time as compared to its peers and other benchmarks. Following these discussions, the Board determined to initiate a review of strategic alternatives, including a potential business combination transaction. Representatives from O’Melveny then reviewed with the Board a presentation on the Board’s fiduciary duties, including with respect to the consideration of a possible business combination transaction. After a discussion, the Board decided to re-engage Qatalyst Partners under the terms of its 2016 engagement letter and to have Qatalyst Partners approach other potential strategic partners on behalf of Microsemi.
During the remainder of November 2017, representatives of Qatalyst Partners approached ten potential strategic partners, including Party A, regarding their interest in a potential business combination transaction with Microsemi. They did not approach Microchip at this time because Microchip had already submitted a proposal. From mid-November to early December 2017, three of these potential partners, which we refer to as Party B, Party C and Party D, expressed interest in meeting with management and entered into confidentiality agreements with Microsemi, as did Microchip. Each of these confidentiality agreements contained standstill provisions that automatically terminated upon the execution of a merger involving Microsemi. Party A indicated that it was not interested in a meeting with Microsemi’s management.
On November 21, 2017, the Board held a telephonic meeting to discuss the recent communications with Microchip and other potential partners. Members of management and representatives of O’Melveny also attended the meeting. Mr. Peterson updated the Board on communications with Microchip and the other potential strategic partners contacted by representatives of Qatalyst Partners. Mr. Peterson indicated that of the ten potential strategic partners that had been contacted by representatives of Qatalyst Partners, plus Microchip, three had declined a meeting, three were interested in a meeting, and five were still in the process of determining their level of interest. Members of management also provided an update on the management presentation to be given to potential bidders.
On November 29, 2017, Messrs. Peterson and Litchfield had dinner with the Chief Financial Officer of Party B and discussed a potential business combination transaction between Microsemi and Party B, including the parties’ respective businesses and potential deal structure and regulatory issues. Also on

November 29, 2017, members of management approached an additional potential strategic partner regarding a potential business combination transaction with Microsemi. That potential strategic partner indicated that it would likely choose not to enter into discussions with Microsemi.
On November 30, 2017, Messrs. Peterson and Litchfield had lunch with Mr. Sanghi and Ganesh Moorthy, President and Chief Operating Officer of Microchip, to continue discussions regarding a potential strategic transaction between Microsemi and Microchip as well as Microsemi’s and Microchip’s respective businesses.
During the week of December 4, 2017, each of Microchip, Party B, Party C and Party D and their respective financial advisors attended presentations given by management regarding Microsemi’s business, including certain projections and estimates of future financial and operating performance with respect to Microsemi’s second, third and fourth quarters of fiscal year 2018, fiscal year 2019 and fiscal year 2020 (which we refer to as the December 2017 management projections). Representatives of Qatalyst also attended those meetings.
On December 7, 2017, the Board held its regularly scheduled meeting, which included an update on the strategic review process. Members of management and representatives of O’Melveny also attended the meeting. Mr. Peterson and other members of management discussed with the Board the developments since the last Board meeting on November 21, 2017, including recent communications with Microchip, Party B, Party C and Party D. Management also reviewed with the Board the parties that had declined to engage in discussions. Management discussed with the Board the recent management presentations and the feedback received from Microchip, Party B and Party C and the upcoming management presentation to Party D, which took place on December 8, 2017.
On December 8, 2017, at the direction of Microsemi management, representatives of Qatalyst Partners sent process letters to Party B, Party C and Party D indicating that they would be expected to submit non-binding indications of interest by December 15, 2017. Microchip had already submitted its written proposal of November 9, 2017, and was not asked to submit a new proposal at this time.
On December 11, 2017, Messrs. Peterson and Litchfield met with the Chief Executive Officer and the Chief Financial Officer of Party C to discuss further a potential business combination transaction. Later that day, representatives of J.P. Morgan, Microchip’s financial advisor, sent Qatalyst Partners a list of follow-up diligence questions relating to Microsemi’s business.
On December 12, 2017, representatives of J.P. Morgan communicated to representatives of Qatalyst Partners that Microchip needed more time to analyze the potential impact of the new U.S. tax legislation, and thus would not be ready to proceed with a potential transaction until sometime in early January 2018. Subsequently on December 15, 2017, representatives of J.P. Morgan sent Qatalyst Partners a list of tax diligence questions, including questions relating to the impact of the proposed U.S. tax legislation on Microsemi.
From December 12, 2017 through early January 2018, Microsemi and representatives of Qatalyst Partners shared information with Microchip and J.P. Morgan, and provided various materials in response to Microchip’s follow-up diligence questions.
On December 13, 2017, the Board held a telephonic meeting. Members of management and representatives of O’Melveny and Qatalyst Partners also attended the meeting. Representatives of Qatalyst Partners discussed with the Board the developments in the strategic review process since the previous Board meeting, including the management presentations attended by Microchip, Party B, Party C and Party D, feedback from the management meetings received by Qatalyst Partners to date, and the process letters distributed to the interested parties. Representatives of Qatalyst Partners also discussed with the Board the parties that had declined to meet with management and their reasons for not engaging in the process.
Also during the December 13, 2017 Board meeting, members of management reviewed with the Board Microsemi’s updated 2018 financial projections, including the December 2017 management projections. Management explained that the projections had been updated since the Board’s last review in September 2017 to reflect both an upward trend in revenues from Microsemi’s business and the effects of Microsemi’s acquisition of the Vectron business from Knowles Corporation, which closed in

November 2017. After certain members of management left the meeting, Matthew E. Massengill, director and then chairman of the compensation committee of the Board (which we refer to as the Compensation Committee), noted that he had been approached by certain members of management prior to the Board meeting with a request that the Board consider the compensation arrangements in place for certain members of management (not including Mr. Peterson) in connection with a potential business combination to promote retention in light of the risks and uncertainties that a business combination could present to the employment of key personnel. Following discussion, including in executive session, the Board unanimously approved Microsemi’s updated 2018 financial projections and determined that it was appropriate to consider further the potential retention concerns expressed by certain members of management.
On December 15, 2017, Microsemi received preliminary non-binding proposals from Party B and Party C. Party B proposed to purchase all of Microsemi’s outstanding common stock at a price which, after subsequent clarification regarding one of the assumptions underlying its proposal, Party B indicated to be $64.65 per share in cash. Party C proposed to purchase all of Microsemi’s outstanding common stock at a price of  $61.00 per share, $35.00 of which would be paid in cash and the remainder of which would be paid in Party C common stock, using a fixed exchange ratio based on the average closing prices of Party C common stock over the five trading days prior to the signing of a definitive agreement. Also on December 15, 2017, Party D informed representatives of Qatalyst Partners that after careful deliberation, it had decided that it would not be continuing in the process.
On December 19, 2017, the Board held a meeting to discuss the proposals received to date from Microchip, Party B and Party C. Members of management and representatives of O’Melveny and Qatalyst Partners also attended the meeting and participated in these discussions. Representatives of Qatalyst Partners discussed with the Board preliminary financial aspects of each of the three proposals, including each party’s ability to pay the proposed consideration. Representatives of Qatalyst Partners and O’Melveny also discussed certain factors the Board could consider when evaluating the various proposals, including the benefits and risks associated with cash and stock consideration, potential synergies, market uncertainties, and execution risk, as well as issues of deal certainty, including regulatory risk.
Representatives of Qatalyst Partners then discussed possible responses to each of Microchip, Party B and Party C, as well as an illustrative timeline for further management meetings, due diligence and negotiation of a definitive agreement should the Board decide to proceed. Management and representatives from Qatalyst Partners and O’Melveny then discussed with the Board potential issues associated with Party B and Party C, including certain regulatory risks presented by a transaction involving Party B and certain financial risks associated with Party C. Members of management also discussed with the Board other strategic alternatives available to Microsemi, including remaining independent and continuing to acquire other companies. After discussion, the Board determined that it was in the best interest of Microsemi and its stockholders to continue to explore the possibility of a business combination transaction but to seek higher values. The Board directed management and representatives of Qatalyst Partners to set up follow-up meetings with each of Microchip, Party B and Party C and to indicate to each of these parties that they would need to raise the value of the consideration offered. The Board also discussed the potential retention concerns that certain members of management had mentioned to Mr. Massengill prior to the December 13, 2017 Board meeting. After a discussion in executive session, the Board determined that the Compensation Committee should further consider the potential retention concerns.
On December 20, 2017, representatives from Qatalyst Partners conveyed to representatives of J.P. Morgan that there were other parties interested in buying Microsemi. Qatalyst Partners also informed both Party B and representatives of the financial advisor of Party C there were other parties interested in buying Microsemi and that Microsemi would not accept their respective non-binding proposals, but Microsemi would proceed with additional diligence meetings in January 2018 for the purpose of providing Party B and Party C additional information to help them increase their offers. Qatalyst Partners subsequently communicated with Party B and Party C to discuss proposed diligence meetings.
On December 26, 2017, Party B sent an initial due diligence request list to representatives of Qatalyst Partners.
On December 27, 2017, Mr. Sanghi contacted Mr. Peterson and represented that Microchip was still interested in pursuing a transaction with Microsemi, but that Microchip needed more time to analyze the impact of the newly enacted U.S. tax legislation and thus would not be ready to proceed with a potential transaction until sometime in January 2018. Also on December 27, 2017, a member of Microsemi’s management had a telephone conversation with management of Party C to discuss the agenda and attendees for a follow-up management presentation. Representatives of Qatalyst Partners also participated in this conversation.
On January 7, 2018, Microsemi provided Party B with access to its virtual data room in response to its diligence request list. From January 7, 2018 through January 22, 2018, members of management and representatives of Qatalyst Partners provided Party B and Party C and their respective financial advisors with updated presentations regarding Microsemi’s business and additional due diligence materials and discussions. Also during this time, Microsemi and representatives of O’Melveny undertook additional analysis and investigation to assess the regulatory risk associated with a transaction with Party B, including a conversation between O’Melveny and Party B’s legal counsel. Separately during this time, Microsemi and representatives of Qatalyst Partners provided Microchip and representatives of J.P. Morgan various materials in response to Microchip’s additional follow-up questions regarding Microsemi’s business, including the anticipated effect of the new U.S. tax legislation. On January 11, 2018, management and Microchip held a conference call, which was also attended by representatives of Qatalyst Partners and J.P. Morgan, to provide Microchip with additional due diligence information regarding various tax matters.
On January 15, 2018, the Board held a telephonic meeting to review the status of discussions with Microchip, Party B and Party C. A representative of O’Melveny reviewed with the Board information provided by Qatalyst Partners, which had been distributed to the Board on December 20, 2017, regarding Qatalyst Partners’ work performed and fees received, if any, from Microchip, Party B or Party C. The Board determined that Qatalyst Partners had no material relationships with Microchip, Party B and Party C that, in the Board’s view, would reasonably be expected to impair its ability to perform its financial advisory services to the Board.
On January 22, 2018, Party C indicated that it would not be continuing in the process because the price was too high. On that same day, after a management meeting with Microsemi, representatives of Qatalyst Partners and representatives of Party B’s financial advisors, Party B indicated to Microsemi and representatives of Qatalyst Partners that it might not be able to continue in the process.
On January 23, 2018, various media outlets reported that Microsemi was exploring its strategic options, including a possible sale, after having received a takeover proposal.
On January 24, 2018, Microchip submitted a non-binding proposal to purchase all of Microsemi’s outstanding common stock at a price of  $65.00 per share, “approximately” 30-35% of which would be paid in Microchip common stock and the remainder of which would be paid in cash. No exchange ratio was specified. The proposal was conditioned on Microsemi’s willingness to grant Microchip a 40-day exclusivity period.
Later that same day, the Board held a telephonic meeting to discuss the new Microchip proposal as well as the status of discussions with other parties. Members of management and representatives of Qatalyst Partners and O’Melveny also attended the meeting. Representatives of Qatalyst Partners updated the Board on recent developments with respect to Microchip, Party B and Party C. Representatives of Qatalyst Partners reported that Microchip had submitted a non-binding proposal just prior to the Board meeting. Representatives of Qatalyst Partners also confirmed to the Board that Party C, and likely Party B, would not be continuing in the process and their reasons for not doing so. Mr. Peterson relayed his belief to the Board that, based on his discussions with Mr. Sanghi, Microchip would raise its offer to $67.50 per share to be paid all in cash. Mr. Peterson also indicated to the Board that he believed that, based on his experience, Microchip might be willing to increase its offer to $68.57 per share to be paid half in cash and half in Microchip common stock. After a discussion with management and representatives of Qatalyst Partners and O’Melveny, the Board directed Mr. Peterson to go back to Mr. Sanghi to encourage him to raise Microchip’s bid to $70.00 per share in cash.
Later that day, Mr. Peterson contacted Mr. Sanghi and requested that Microchip raise its price to $70.00 per share in cash.
On January 25, 2018, in a conversation with Mr. Peterson, Mr. Sanghi indicated that Microchip might be willing to raise its offer to $67.50 per share to be paid all in cash, conditioned on Microsemi’s willingness to grant Microchip a 40-day exclusivity period. Mr. Peterson indicated that management and the Board were targeting $70.00 per share and urged Mr. Sanghi to increase Microchip’s offer. Mr. Sanghi said that Microchip would consider Mr. Peterson’s request and revert to him within 48 hours. Later that day, Microchip withdrew the non-binding cash/stock proposal that it had submitted to Microsemi the previous day but indicated that it would be willing to discuss acquiring Microsemi for all cash consideration. Also on January 25, 2018, Party B confirmed that it would not be continuing in the process.
On January 26, 2018, representatives from Qatalyst Partners contacted representatives from J.P. Morgan and urged them to encourage Microchip to raise the price of their proposal to $70.00 per share.
On January 29, 2018, Microchip made a non-binding proposal to purchase all of Microsemi’s outstanding common stock at a price of  $67.50 per share in cash, conditioned on Microsemi agreeing to a 30-day exclusivity period.
On January 30, 2018, the Compensation Committee held a meeting with representatives of O’Melveny and the Compensation Committee’s compensation consultant present to discuss the possibility of an additional Microsemi equity award for certain members of management (other than Mr. Peterson) that, because of the vesting requirements that would be applicable to the awards, would provide an additional retention incentive for management (which we refer to as the New RSU Awards) and possible retention arrangements for certain other key Microsemi employees.
Also on January 30, 2018, the Board held a meeting to consider the revised Microchip proposal. Members of management and representatives of O’Melveny and Qatalyst Partners also attended the meeting. Members of management reviewed Microsemi’s updated 2018 financial projections through fiscal year 2023 (which we refer to as the January 2018 management projections). The January 2018 management projections included changes resulting from recent changes in U.S. tax laws, Microsemi’s actual financial results from the first quarter of Microsemi’s 2018 fiscal year and the guidance that Microsemi had announced during its first quarter earnings call for the second quarter of Microsemi’s 2018 fiscal year. After discussion, the Board unanimously approved Microsemi’s January 2018 management projections. The Board also directed management to provide a subset of the January 2018 management projections to Microchip.
Representatives of Qatalyst Partners then updated the Board on developments since the previous Board meeting, including Microchip’s most recent bid, Party B’s confirmation that it would not be continuing in the process and two other inbound inquiries that Qatalyst Partners had recently received with respect to Microsemi. One new inquiry, received by a representative of Qatalyst Partners on January 26, 2018, was from a strategic party (which we refer to as Party E) that was interested in buying only a portion of Microsemi’s business. The other new inquiry, received by a representative of Qatalyst Partners on January 25, 2018, was from a private equity party that had expressed interest but had not followed up with a proposal as representatives of Qatalyst Partners had requested. Representatives of Qatalyst Partners discussed with the Board their view that the private equity party’s interest might not be credible, both due to the lack of any follow-up despite Qatalyst Partners’ request, and because the price of the transaction would require a very large equity commitment from any private equity buyer, which would make it difficult to achieve the returns on equity expected by private equity buyers generally. The Board expressed its view that the partial sale transaction referred to by Party E would not be in the best interests of Microsemi or its stockholders. A representative of O’Melveny reviewed updated information provided by Qatalyst Partners regarding Qatalyst Partners’ work performed and fees received, if any, from Microchip, Party E and the private equity party. The Board determined that Qatalyst Partners had no material relationships with Microchip, Party E or the private equity party that, in the Board’s view, would reasonably be expected to impair its ability to perform its financial advisory services to the Board.
Representatives of Qatalyst Partners then discussed with the Board preliminary financial aspects of Microchip’s proposal. After discussing the potential opportunities and risks of pursuing a transaction with Microchip or remaining an independent company (and potentially pursuing acquisition opportunities as an independent company), the Board decided to continue to explore a transaction with Microchip and directed Mr. Peterson to seek a higher price from Microchip through discussions with Mr. Sanghi.
Mr. Massengill then updated the Board regarding the review of the potential retention concerns previously raised by certain members of management. Mr. Massengill described to the Board the information that the Compensation Committee had received and certain compensation arrangements that it was considering.

Over the course of January 30, 2018 and January 31 2018, Mr. Peterson spoke with Mr. Sanghi to negotiate the offer price. Separately, representatives of Qatalyst Partners spoke with representatives of J.P. Morgan, urging them to encourage their client to increase the offer price. On January 31, 2018, Microchip submitted a letter containing a “best and final” non-binding proposal to purchase all of Microsemi’s outstanding common stock at a price of  $68.78 per share in cash, subject to Microsemi’s agreement to enter into an exclusivity agreement, a form of which was attached to the proposal, providing for a 30-day exclusivity period.
Later that day, the Board held a meeting to review the latest Microchip proposal. Members of management and representatives of Qatalyst Partners and O’Melveny also attended the meeting. Representatives of Qatalyst Partners updated the Board on the status of the negotiations with Microchip and reviewed with the Board the terms of Microchip’s most recent offer and the proposed exclusivity agreement. After discussion, the Board unanimously resolved to authorize management to pursue Microchip’s non-binding proposal, including negotiating and executing the exclusivity agreement, sharing further diligence information with Microchip and negotiating a form of definitive merger agreement for the Board’s consideration.
Later that day, after negotiating certain terms, Microsemi and Microchip entered into an exclusivity agreement. The exclusivity agreement provided that Microsemi would discontinue negotiations with other potential bidders and negotiate exclusively with Microchip until March 1, 2018. The exclusivity agreement included customary termination provisions and a fiduciary exception allowing Microsemi to enter into discussions with a previously unsolicited third party if it received a proposal from that party that was more favorable than Microchip’s proposal. That same day, representatives of Qatalyst Partners provided representatives of J.P. Morgan with Microsemi’s January 2018 management projections.
Between February 1, 2018 and February 18, 2018, representatives of O’Melveny and Wilson Sonsini Goodrich & Rosati P.C. (which we refer to as WSGR), legal counsel to Microchip, exchanged drafts, and negotiated the terms, of the merger agreement (including representations and warranties, interim operating covenants, the Board’s fiduciary exceptions to the deal protection provisions, provisions related to allocation of regulatory risk and other deal certainty related issues and the termination, termination fee and expense fee provisions). During this period, representatives of Qatalyst Partners and J.P. Morgan had several conversations regarding their clients’ respective positions regarding certain merger agreement terms, and Mr. Peterson and Mr. Sanghi also had several conversations regarding various deal terms such as the termination fee, treatment of employee equity awards in the merger and other employee retention matters associated with the merger.
On February 2, 2018, Microsemi received a written due diligence request list from Microchip, and Microsemi provided Microchip with access to Microsemi’s virtual data room. During the remainder of February 2018, Microsemi, Microchip and their respective advisors participated in diligence calls and Microsemi and its advisors responded to additional due diligence requests from Microchip and its advisors. Also on February 2, 2018, Qatalyst Partners received an inquiry from a strategic party regarding the acquisition of a portion of Microsemi’s business. In accordance with the terms of the exclusivity letter that it had entered into with Microchip, neither Microsemi nor any of its advisors followed up on this inquiry.
On February 13, 2018, the Compensation Committee held a meeting to continue its discussion of management and key employee retention. The Compensation Committee reviewed certain retention arrangements that were already in place, considered the impact of a business combination on Microsemi’s employee equity awards, considered the importance of retaining management and key employees so that a business combination transaction could be completed or, if there was to be no business combination, so that Microsemi could continue to run its business, considered the employment-related risks and uncertainties that a business combination could present, and considered possible additional retention incentives for management (other than Mr. Peterson) and certain other key Microsemi employees. The Compensation Committee wanted to continue to consider the matter and no formal resolutions were made at this time.

Also on February 13, 2018, the Board held a meeting to discuss the progress of the negotiations with Microchip. Members of management and representatives of O’Melveny also attended the meeting. Members of management and representatives of O’Melveny updated the Board on the status of discussions with Microchip, including a summary of significant issues with respect to the merger agreement and a description of the diligence that had taken place to date.
In executive session during the February 13, 2018 Board meeting, Mr. Massengill updated the Board on the Compensation Committee’s review of certain retention matters. The Board discussed Microsemi’s retention arrangements that were already in place, the impact of a business combination on Microsemi’s employee equity awards, the importance of retaining management and key employees so that a business combination could be closed or, if there was to be no business combination, so that Microsemi could continue to run its business, the employment-related risks and uncertainties that a business combination could present, and possible additional retention incentives for management (other than Mr. Peterson) and certain other key Microsemi employees. After determining that it was in the best interest of Microsemi and its stockholders to provide additional retention arrangements for management and certain other key Microsemi employees, the Board supported, subject to Microsemi entering into a merger agreement with Microchip and on final terms to be determined by the Compensation Committee, additional retention incentives for Microsemi’s executive officers (other than Mr. Peterson) in the form of New RSU Awards and, as to certain other key Microsemi employees other than Microsemi’s executive officers, certain cash retention arrangements and certain “double trigger” severance benefits (meaning that a business combination must close and the employee’s employment must be terminated in certain circumstances following the closing of the business combination in order for the severance benefits to be triggered) (we refer to these additional retention agreements collectively as the Retention Arrangements).
Over the next few days, management communicated to Microchip that the Board supported the Retention Arrangements and its reasons for doing so. On February 15, 2018, Mr. Sanghi sent a letter to Mr. Peterson objecting to certain aspects of the Retention Arrangements and proposing certain alternatives. Over the next few days, Mr. Sanghi and Mr. Peterson continued to discuss the Retention Arrangements and representatives of J.P. Morgan and a member of the Board discussed the Retention Arrangements. On February 20, 2018, Mr. Sanghi sent a letter to Mr. Peterson in which he continued to object to certain aspects of the Retention Arrangements and proposed certain alternatives, including reducing the merger consideration if Microsemi determined to implement the Retention Arrangements.
On February 21, 2018, the Board held a telephonic meeting to review the status of negotiations with Microchip. Members of management and representatives of O’Melveny and Qatalyst Partners also attended the meeting. Mr. Peterson updated the Board on the status of the proposed transaction and his recent communications with Mr. Sanghi, including with respect to the Retention Arrangements. Representatives of O’Melveny updated the Board as to the status of the merger agreement negotiations, including a description of the most significant outstanding issues (including regulatory risk allocation, termination fee, expense reimbursement fee and other provisions related to the certainty of closing the merger) and members of the Board expressed their views on these issues. Representatives of O’Melveny also described in detail the Microchip proposals regarding the Retention Arrangements. The Board members agreed that a price reduction below $68.78 per share was out of the question, and that retention of key talent remained critical to protect Microsemi and its stockholders. The Board believed, however, that certain modifications should be made to the Retention Arrangements that could allow Microsemi to achieve its retention goals while also accommodating certain elements of Microchip’s proposals. After discussion, including in executive session, the Board directed management and representatives of O’Melveny to formulate a counterproposal to Microchip’s proposal, which would cover both the Board’s views on potentially modifying the Retention Arrangements and the most significant outstanding issues in the merger agreement.
On February 23, 2018, the Board held a telephonic meeting to consider further the counterproposal to Microchip’s proposal that was discussed at the Board meeting on February 21, 2018. Members of management and representatives of O’Melveny and Qatalyst Partners also attended the meeting. Representatives of O’Melveny reviewed the various elements of the counterproposal. After discussion and further revisions to the response requested by the Board, the Board directed Mr. Peterson to deliver the revised counterproposal to Mr. Sanghi, which Mr. Peterson did later that day.

From February 23, 2018 through February 25, 2018, members of the Microsemi management team and representatives of O’Melveny and Qatalyst Partners had conversations with Mr. Sanghi and representatives of WSGR and J.P. Morgan, respectively, to discuss the various elements of Microsemi’s counterproposal.
On February 25, 2018, Mr. Sanghi sent an e-mail to Mr. Peterson generally accepting Microsemi’s counterproposal, including with respect to the Retention Arrangements. Mr. Sanghi also contacted Mr. Peterson to indicate that Microchip wanted to discuss the Retention Arrangements directly with a representative of the Compensation Committee. Later that day, the Board held a telephonic meeting to consider Microchip’s new proposal as outlined in the email from Mr. Sanghi to Mr. Peterson. Members of management and representatives of O’Melveny and Qatalyst Partners also attended the meeting. Representatives of O’Melveny reviewed with the Board each element of Microchip’s proposal. After discussion with the management team, representatives of Qatalyst Partners and O’Melveny, the Board indicated its support of the Microchip proposal, subject to a few clarifications, and instructed Mr. Peterson to indicate to Mr. Sanghi that Microsemi was prepared to move forward to complete the negotiation of the merger agreement prior to the expiration of the exclusivity period on March 1, 2018.
On February 26, 2018, Mr. Massengill held a telephone call with Mr. Sanghi to discuss generally the Retention Arrangements and vesting of the Microsemi PSUs. During this discussion, Mr. Massengill explained the Board’s determination of the importance of such Retention Agreements, and the PSU vesting provisions.
From February 25, 2018 to March 1, 2018, O’Melveny and WSGR continued to negotiate the terms of the merger agreement and Microchip continued to conduct due diligence.
On February 25, 2018, February 26, 2018 and February 27, 2018, the Board held telephonic meetings to discuss the status of negotiations with Microchip and the merger agreement. Representatives of O’Melveny and Qatalyst Partners also attended each of these meetings.
On February 28, 2018, the Board and the Compensation Committee held a meeting to review the terms of the proposed transaction with Microchip. Members of management and representatives of O’Melveny and Qatalyst Partners also attended the meeting. Certain members of management and representatives of O’Melveny and Qatalyst Partners reviewed with the Board the latest developments in the negotiations, including the expectation that the documentation of the transaction was in nearly final form and could be completed by the following day, March 1, 2018. A representative of O’Melveny reviewed the key terms of the merger agreement, the Board’s fiduciary duties, including with respect to the proposed transaction, and the resolutions that the Board would adopt if it determined to enter into the transaction. Representatives of Qatalyst Partners reviewed with the Board their financial analyses of the $68.78 per share cash consideration to be received by holders of shares of Microsemi common stock pursuant to the merger agreement and indicated to the Board that, absent material developments relevant to their analysis, Qatalyst Partners would be prepared to deliver an opinion on March 1, 2018, as to the fairness, from a financial point of view, to such holders of such consideration should the Board decide to proceed with a transaction on the current terms. The Board directed management and representatives of O’Melveny and Qatalyst Partners to finalize the merger agreement and related documentation.
On March 1, 2018, the Board and the Compensation Committee held a telephonic meeting to consider the approval of the Microchip transaction. Members of management and representatives of O’Melveny and Qatalyst Partners also attended the meeting. Representatives of O’Melveny reported that the merger agreement had been finalized overnight and reviewed with the Board the final form of the merger agreement, including the changes made since the version distributed to the Board on the previous day. Representatives of Qatalyst Partners again briefly reviewed and updated the financial analyses they had discussed with the Board the prior day. Representatives of Qatalyst Partners then rendered Qatalyst Partners’ oral opinion, which was subsequently delivered in writing to the Board that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in connection with such opinion, the $68.78 cash per share consideration to be received by holders of shares of Microsemi common stock (other than Microchip and its affiliates) pursuant to, and in accordance with, the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Qatalyst Partners, dated March 1, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering their opinion, is attached as Annex B to this proxy statement. See also “The Merger — Opinion of Financial Advisor” beginning on page 44. Following further discussion, the Board unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of Microsemi and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and (iii) resolved to recommend that Microsemi’s stockholders adopt the merger agreement, all upon the terms and subject to the conditions set forth in the merger agreement.
Shortly thereafter, Microsemi, Microchip and the Merger Sub executed the merger agreement and Microsemi and Microchip issued a joint press release announcing the transaction and the execution of the merger agreement.
Reasons for the Merger; Recommendation of the Board
The Board recommends that you vote “FOR” the merger proposal.
Beginning on November 13, 2017, the Board held 15 meetings at which the business strategies, opportunities and challenges of Microsemi were evaluated and potential strategic alternatives, including a sale of Microsemi, were considered. Microsemi’s outside legal counsel, O’Melveny, participated in each of such meetings, and representatives of Microsemi’s financial advisor, Qatalyst Partners, participated in portions of many of such meetings. At most of these meetings, the Board met in executive session without management present.
The Board, at a meeting held on March 1, 2018, unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of Microsemi and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and (iii) resolved to recommend that Microsemi’s stockholders adopt the merger agreement, all upon the terms and subject to the conditions set forth in the merger agreement.
The Board consulted with the representatives of management, O’Melveny and Qatalyst Partners at various times and considered a number of factors, including the following principal factors (not in any relative order of importance) that the Board believes support its decision:
•
historical information regarding (i) Microsemi’s business, financial performance and results of operations, (ii) market prices, volatility and trading activity with respect to Microsemi common stock, and (iii) market prices with respect to other industry participants and general market indices;

•
current information regarding (i) Microsemi’s business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, (ii) general economic, industry and financial market conditions, and (iii) opportunities and competitive factors within Microsemi’s industry;

•
the current overall market environment, including (i) the broader equity market, (ii) the state of the semiconductor industry, and (iii) the interest rate environment;

•
the prospects and likelihood of realizing superior benefits for Microsemi through remaining an independent company, risks associated with remaining an independent company, and possible alternative business strategies;

•
if Microsemi were to remain an independent company, the greater difficulties of finding attractive companies to purchase and the associated difficulties in raising the capital to purchase such companies, including Microsemi needing to issue more debt, use cash on hand, and issue equity;

•
the two processes of considering strategic alternatives and contacting potential strategic parties regarding a potential business combination transaction with Microsemi that Microsemi had engaged in over the past two years and results of and conclusions drawn from those processes;

•
the potential for third parties to enter into strategic relationships with or to seek to acquire Microsemi, including a review of management’s dealings with other possible buyers in the past and assessment of the likelihood that a third party would offer a higher price than the merger consideration;

•
the belief of the Board that continuing with the strategic process was unlikely to result in a transaction at a more attractive price than offered by Microchip in the merger;

•
the timing of the merger and the risk that if Microsemi did not enter into the merger agreement with Microchip, it may not have another opportunity to do so or to pursue a comparable opportunity;

•
the fact that, during the course of its negotiations with Microchip, Microchip raised the value of the total consideration by approximately 9%, from $63.00 per share to $68.78 per share;

•
the fact that Microsemi stock had recently been trading at an all-time high and that the merger consideration represents (i) a premium of approximately 17% to $58.97 per share, the closing stock price on January 22, 2018, the last full trading day prior to media speculation regarding a potential sale transaction involving Microsemi, (ii) a premium of approximately 23% to $56.05 per share, the six-month volume-weighted average closing price of Microsemi’s common stock as of February 28, 2018, the last trading day prior to the Board’s approval of the merger agreement, and (iii) a premium of approximately 6% to $64.90 per share, the closing stock price on February 28, 2018, the last full trading day prior to the Board’s approval of the merger agreement;

•
the Board’s belief that the $68.78 per share all-cash merger consideration would (i) allow Microsemi’s stockholders to realize in the near term a fair value, in cash, for their shares of common stock, while avoiding the risks associated with attempting to realize the management projections, such as the business and market trends discussed above and the need for significant investment in higher risk initiatives and projects to improve performance, and (ii) compensate Microsemi’s stockholders not only for the value of Microsemi’s current business and results but also for the future growth in earnings and cash flows assuming realization of the January 2018 management projections and the successful implementation of such initiatives and projects;

•
the fact that Microsemi would be permitted, under circumstances described in the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal after giving Microchip the opportunity to match the superior proposal and upon payment of a termination fee equal to $290,000,000;

•
that none of Party A, Party B, Party C or Party D would be subject to standstill obligations that would prohibit them from making an unsolicited proposal to the Board following announcement of entry into the merger agreement;

•
the likelihood that the merger would be completed, including:

•
the fact that, under the terms of the merger agreement, Microchip has agreed to use its reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable under applicable law (including making filings pursuant to antitrust related laws and, if necessary, making divestitures and taking other actions in order to obtain approvals under applicable law) to consummate the merger and the transactions contemplated by the merger agreement as promptly as practicable so long as such divestitures and other actions would not result in a material adverse effect of the Company or a material adverse effect on the business, operations, financial condition or results of operations of Microchip and its subsidiaries, taken as a whole;

•
the belief of the Board that, although antitrust filings or notifications will be required to be made in the U.S., Austria, China, Japan, Germany, the Philippines and Taiwan, the merger has a reasonable likelihood of closing without any material issues under applicable antitrust laws or from any Governmental Authorities that would prevent the consummation of the merger; and

•
the fact that Microchip’s obligation to complete the merger and pay the merger consideration is not conditioned on Microchip obtaining financing and is subject to specific performance under the terms of the merger agreement.

•
the opinion of Qatalyst Partners, dated March 1, 2018, that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in connection with such opinion, the $68.78 per share cash consideration to be received by holders of shares of Microsemi common stock (other than Microchip or any affiliates of Microchip) pursuant to, and in accordance with, the terms of the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Qatalyst Partners, dated March 1, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion, is attached as Annex B to this proxy statement; and

•
the rights of Microsemi stockholders to demand appraisal of their shares and receive payment of the “fair value” of such shares pursuant to Section 262 of the DGCL if they comply in all respects with Section 262 of the DGCL, and the absence of any closing conditions in the merger agreement related to the exercise of appraisal rights by Microsemi stockholders.

In the course of its deliberations, the Board also considered a variety of risks and factors weighing against the merger, including:
•
the fact that Microsemi will no longer exist as an independent public company and Microsemi’s stockholders will forego any future increase in its value as an independent public company that might result from its possible growth;

•
the possible negative effect of the merger and public announcement of the merger on Microsemi’s financial performance, operating results and stock price and Microsemi’s relationships with customers, suppliers, distributors, other business partners, management and employees;

•
the fact that the merger agreement (i) precludes Microsemi from actively soliciting competing acquisition proposals and (ii) obligates Microsemi (or its successor) to pay Microchip a termination fee equal to $290,000,000 under specified circumstances, which could discourage the making of a competing acquisition proposal or adversely impact the price offered in such a proposal;

•
the fact that the merger agreement imposes restrictions on the conduct of Microsemi’s business in the pre-closing period, which may adversely affect Microsemi’s business in the event the merger is not completed (including by delaying or preventing Microsemi from pursuing business opportunities that may arise or precluding actions that would be advisable if Microsemi were to remain an independent company);

•
the risks involved with the merger and the likelihood that Microsemi and Microchip will be able to complete the merger, the possibility that the merger might never be consummated (including because of failure to obtain the required antitrust clearances) and Microsemi’s prospects going forward without the combination with Microchip;

•
the substantial transaction expenses to be incurred in connection with the merger and the negative impact of such expenses on Microsemi’s cash reserves and operating results should the merger not be completed;

•
the fact that if the merger agreement is terminated because Microsemi’s stockholders do not adopt the merger agreement at a meeting called for that purpose, Microsemi will be obligated to reimburse Microchip for its expenses up to $35,000,000;

•
the fact that while Microchip’s obligation to complete the merger and pay the merger consideration is not conditioned on Microchip obtaining financing, the amount of cash required for Microchip to complete the merger is significant; and

•
all known interests of directors and executive officers of Microsemi in the merger that may be different from, or in addition to, their interests as stockholders of Microsemi or the interests of Microsemi’s other stockholders generally.

Certain Company Forecasts
Although Microsemi has publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with Microsemi’s evaluation of strategic alternatives and a possible business combination transaction involving Microsemi, in early December 2017, Microsemi prepared certain projections and estimates of future financial and operating performance with respect to Microsemi’s second, third and fourth quarters of fiscal year 2018, fiscal year 2019 and fiscal year 2020 (which we refer to as the December 2017 management projections), which it made available to the parties that had expressed interest in a business combination with Microsemi at that time (Microchip, Party B, Party C and Party D) as well as the Board and Qatalyst Partners. In late January 2018, to account for changes in U.S. tax laws and Microsemi’s actual results for the first quarter of its fiscal year 2018, Microsemi prepared updated financial projections and estimates of future financial and operating performance for its fiscal years 2018 through 2023, including the calendar year ending December 31, 2018 (which we refer to as the January 2018 management projections), which it made available to the Board and Qatalyst Partners. A subset of the January 2018 management projections, consisting of certain prospective financial information with respect to the second, third and fourth quarters of fiscal year 2018, fiscal year 2019 and fiscal year 2020, was also made available to Microchip to assist with its due diligence review.
A summary of the December 2017 management projections and January 2018 management projections (which, together, we refer to as the management projections), is being included in this proxy statement because subsets of the management projections were made available to Microchip, Party B, Party C and Party D. This information is not intended to influence your decision whether to vote for or against the merger proposal. The inclusion of this information should not be regarded as an indication that the Board, its advisors or any other person considered, or now considers, the management projections to be material or to be a reliable prediction of actual future results, and the management projections should not be relied upon as such. The management projections are subjective in many respects. There can be no assurance that the management projections will be realized or that actual results will not be significantly higher or lower than forecasted. The management projections cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the management projections in this proxy statement should not be relied on as necessarily predictive of actual future events.
The management projections were prepared on a stand-alone basis and do not take into account any of the transactions contemplated by the merger agreement, including the merger and associated expenses, or Microsemi’s compliance with its covenants under the merger agreement. For these reasons and for the reasons described above, actual results likely will differ, and may differ materially, from those contained in the management projections.
The management projections have been prepared by, and are the responsibility of, Microsemi’s management for internal use by Microsemi and Qatalyst Partners, and approved by the Board, and were (i) provided to Qatalyst Partners for use in the financial analyses undertaken by Qatalyst Partners in connection with rendering its opinion to the Board, (ii) not prepared for purposes of public disclosure, and (iii) not prepared on a basis designed to comply with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC (including those regarding forward-looking statements and the use of non-GAAP measures) or GAAP. PricewaterhouseCoopers LLP, Microsemi’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the management projections contained in this proxy statement and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Microsemi’s previously issued financial statements. It does not extend to management projections and should not be read to do so. Further, the management projections include non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Although the management projections presented below are presented with numerical specificity, they are estimates of future performance and not historical facts. The management projections were based on numerous variables and assumptions that were deemed to be reasonable as of the respective dates when such projections were finalized. Realization of such assumptions is inherently uncertain and may be beyond the control of Microsemi. Important factors that may affect actual results and cause the management projections not to be achieved include, but are not limited to, risks and uncertainties relating to Microsemi’s business (including, without limitation, its ability to achieve strategic goals, objectives and targets), industry performance, the legal and regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21. In the view of Microsemi’s management, the management projections were prepared on a reasonable basis based on the best information available to Microsemi’s management during the timeframe around their preparation. In addition, the assumptions underlying the management projections are subject to change and have not been revised since their preparation to reflect any changes in Microsemi’s business, industry performance, the legal or regulatory environment, general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated as the management projections were prepared. Neither Microsemi nor Microchip undertakes any obligation, except as required by law, to update or otherwise revise the management projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to not be appropriate, or to reflect changes in Microsemi’s business, industry performance, the legal or regulatory environment, or general business or economic conditions. There can be no assurance that the management projections will be realized or that Microsemi’s future financial results will not materially vary from the management projections.
The following is a summary of the December 2017 management projections prepared by Microsemi’s management and provided to Microchip, Party B, Party C and Party D as well as the Board and Qatalyst Partners.
December 2017 management projections:
		Fiscal Year(5)
(in millions, except per share amounts)	CY2018(6)	FY2018	FY2019	FY2020
Net Sales	$2,042	$1,991	$2,156	$2,317
Non-GAAP Gross Profit(1)	$1,282	$1,254	$1,366	$1,476
EBITDA(2)	$738	$715	$808	$910
Non-GAAP Operating Income(3)	$671	$650	$737	$834
Non-GAAP Diluted Earnings Per Share(4)	$4.55	$4.41	$5.07	$5.80

(1)
“Non-GAAP Gross Profit” is a non-GAAP financial measure calculated to exclude inventory write-offs from restructuring activities and manufacturing profit in acquired inventory.

(2)
“EBITDA” is a non-GAAP financial measure calculated by starting with Non-GAAP Operating Income and adding back depreciation.

(3)
“Non-GAAP Operating Income” is a non-GAAP financial measure calculated to exclude inventory write-offs from restructuring activities, manufacturing profit in acquired inventory, stock-based compensation expense, amortization of intangible assets, acquisition and divestiture related costs, facility consolidation and equipment charges and restructuring, severance and other special charges.

(4)
“Non-GAAP Diluted Earnings Per Share” is a non-GAAP financial measure calculated to exclude inventory write-offs from restructuring activities, manufacturing profit in acquired inventory,

stock-based compensation expense, amortization of intangible assets, acquisition and divestiture related costs, facility consolidation and equipment charges, restructuring, severance and other special charges, gain on divestiture, credit facility issuance and debt extinguishment costs, gain from facility sale, fair value change in foreign tax liabilities and income tax effects on non-GAAP adjustments.
(5)
Microsemi’s fiscal year end is the Sunday nearest September 30 (e.g., fiscal year 2018 will end on September 30, 2018).

(6)
Microsemi’s 2018 calendar year statistics are based on the four fiscal quarters ending on December 31, 2018.

The following is a summary of the January 2018 management projections prepared by Microsemi’s management and provided to the Board and Qatalyst Partners, and a subset of which was also provided to Microchip:
January 2018 management projections:
		Fiscal Year(5)
(in millions, except per share amounts)	CY2018(6)	FY2018	FY2019	FY2020	FY2021	FY2022	FY2023
Net Sales	$2,048	$1,991	$2,162	$2,317	$2,472	$2,608	$2,725
Non-GAAP Gross Profit(1)	$1,285	$1,252	$1,376	$1,476	$1,582	$1,682	$1,771
EBITDA(2)	$723	$698	$803	$895	$991	$1,079	$1,156
Non-GAAP Operating Income(3)	$670	$646	$746	$834	$926	$1,011	$1,085
Non-GAAP Diluted Earnings Per Share (4)	$4.50	$4.34	$5.10	$5.84	$6.49	$6.82	$7.12

(1)
“Non-GAAP Gross Profit” is a non-GAAP financial measure calculated to exclude inventory write-offs from restructuring activities and manufacturing profit in acquired inventory.

(2)
“EBITDA” is a non-GAAP financial measure calculated by starting with Non-GAAP Operating Income and adding back depreciation.

(3)
“Non-GAAP Operating Income” is a non-GAAP financial measure calculated to exclude inventory write-offs from restructuring activities, manufacturing profit in acquired inventory, stock-based compensation expense, amortization of intangible assets, acquisition and divestiture related costs, facility consolidation and equipment charges and restructuring, severance and other special charges.

(4)
“Non-GAAP Diluted Earnings Per Share” is a non-GAAP financial measure calculated to exclude inventory write-offs from restructuring activities, manufacturing profit in acquired inventory, stock-based compensation expense, amortization of intangible assets, acquisition and divestiture related costs, facility consolidation and equipment charges, restructuring, severance and other special charges, gain on divestiture, credit facility issuance and debt extinguishment costs, gain from facility sale, fair value change in foreign tax liabilities and income tax effects on non-GAAP adjustments.

(5)
Microsemi’s fiscal year end is the Sunday nearest September 30 (e.g., fiscal year 2018 will end on September 30, 2018).

(6)
Microsemi’s 2018 calendar year statistics are based on the four fiscal quarters ending on December 31, 2018.

The following is a summary of the projected unlevered free cash flow, which is derived from the January 2018 management projections summarized in the table above:
		Fiscal Year(2)
(in millions, except per share amounts)	Q2-Q4’FY2018(3)	FY2019	FY2020	FY2021	FY2022	FY2023
Unlevered Free Cash Flow(1)	$465	$622	$713	$799	$852	$911

(1)
“Unlevered Free Cash Flow” is a non-GAAP financial measure calculated by starting with Non-GAAP Operating Income (as shown in the table above) and subtracting cash taxes paid, capital expenditures and investment in working capital and then adding back depreciation expense.

(2)
Microsemi’s fiscal year end is the Sunday nearest September 30 (e.g., fiscal year 2018 will end on September 30, 2018).

(3)
Unlevered Free Cash Flow for the Q2-Q4’FY2018 period is based on the three fiscal quarters ending on September 30, 2018.

Opinion of Financial Advisor
Microsemi retained Qatalyst Partners to act as financial advisor to the Board in connection with a potential transaction such as the merger and to evaluate whether the cash consideration to be received by the holders of Microsemi common stock, other than Microchip or any affiliate of Microchip, pursuant to, and in accordance with, the terms of the merger agreement, was fair, from a financial point of view, to such holders. Microsemi selected Qatalyst Partners to act as its financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Microsemi and the industry in which Microsemi operates. Qatalyst Partners provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Board on March 1, 2018, Qatalyst Partners rendered its oral opinion that, as of such date and based upon and subject to the various assumptions, considerations, limitations and other matters set forth therein, the merger consideration to be received by the holders of Microsemi common stock, other than Microchip or any affiliate of Microchip, pursuant to, and in accordance with, the terms of the merger agreement was fair, from a financial point of view, to such holders. Following the meeting, Qatalyst Partners delivered its written opinion, dated March 1, 2018, to the Board.
The full text of Qatalyst Partners’ written opinion, dated March 1, 2018, is attached hereto as Annex B and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the merger consideration to be received by the holders of Microsemi common stock, other than Microchip or any affiliate of Microchip, pursuant to, and in accordance with, the terms of the merger agreement, and it does not address any other aspect of the merger. It does not constitute a recommendation to any Microsemi stockholder as to how to vote with respect to the merger or any other matter and does not in any manner address the prices at which shares of Microsemi common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.
In arriving at its opinion, Qatalyst Partners reviewed a draft merger agreement dated March 1, 2018, certain related documents and certain publicly available financial statements and other business and financial information of Microsemi. Qatalyst Partners also reviewed certain forward-looking information relating to Microsemi prepared by the management of Microsemi, including financial projections and operating data of Microsemi summarized in the section of this proxy statement captioned “Certain Company Forecasts” (collectively with such other forward-looking information, the “Company Projections”). Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Microsemi with senior executives of Microsemi. Qatalyst Partners also reviewed the historical market prices and trading activity for Microsemi common stock and compared the financial performance of Microsemi and the prices and trading activity of Microsemi common stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.
In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Microsemi. With respect to the Company Projections, Qatalyst Partners was advised by the management of Microsemi, and assumed, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Microsemi of the future financial performance of Microsemi and other matters covered thereby, including that they reflect the assessment of the management of Microsemi as to the existing and future technology and products of Microsemi and the risks associated with such technology and products. Qatalyst Partners assumed that the merger would be consummated in accordance with the terms set forth in the draft merger agreement dated March 1, 2018, without any modification, waiver or delay that would be material to Qatalyst Partners’ analysis. Qatalyst Partners also assumed that the final executed merger agreement would not differ in any material respect from the draft merger agreement dated March 1, 2018, which was reviewed by Qatalyst Partners. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Microsemi stockholders receiving the merger consideration and that would be material to Qatalyst Partners’ analysis. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Microsemi, nor was Qatalyst Partners furnished with any such evaluation or appraisal. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice.
Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners did not assume any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Microsemi to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Microsemi. The opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the Microsemi stockholders pursuant to, and in accordance with, the terms of the merger agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Microsemi’s officers, directors or employees, or any class of such persons, relative to such merger consideration.
The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated March 1, 2018. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized the January 2018 management projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.
Discounted Cash Flow Analysis
Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a potential, present value of share values for the Microsemi common stock as of December 31, 2017 by:
•
adding:

•
the implied net present value of the estimated future unlevered free cash flows of Microsemi,

based on the Company Projections, and excluding the impact of stock-based compensation expense, for the period beginning with the second quarter of fiscal year 2018 through fiscal year 2022 (which implied present value was calculated by using a mid-period discount convention and a range of discount rates of 9.5% to 12.0%, based on an estimated weighted average cost of capital for Microsemi); and
•
the implied present value of the corresponding terminal value of Microsemi at October 1, 2022, calculated by multiplying Microsemi’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) in fiscal year 2023, based on the Company Projections, by a range of multiples of diluted enterprise value to estimated forward EBITDA of 10.0x to 13.0x, and discounted to present value (from October 1, 2022) using the same range of discount rates used in the bullet point above;

•
subtracting estimated debt outstanding (including the payment obligation related to the Series A-1 Special Shares and Series B-1 Special Shares of a Canadian subsidiary of Microsemi (the “Special Shares”), net of the estimated cash balance, of Microsemi as of December 31, 2017, as provided by Microsemi’s management;

•
applying a dilution factor of approximately 9.7%, as projected by Microsemi’s management, to reflect the dilution to the Microsemi stockholders over the projection period due to the effect of future issuances by Microsemi of equity awards; and

•
dividing the resulting amount by the number of diluted shares of Microsemi common stock outstanding (calculated using the treasury stock method), taking into account outstanding PSUs (based on the midpoint between target and maximum allowable for each of the applicable performance periods), stock options, RSUs, stock appreciation rights and shares of Microsemi common stock held in treasury in connection with the potential exchange or retraction (i.e.redemption at the option of the holder of the Special Shares), as of February 27, 2018, as provided by Microsemi’s management (such number of diluted shares, Microsemi’s “Diluted Share Count”).

Based on the calculations set forth above, this analysis implied a range of values for the Microsemi common stock of approximately $57.03 per share to $80.28 per share.
Selected Companies Analysis
Qatalyst Partners compared selected financial information and public market multiples for Microsemi with publicly available information and public market multiples for selected companies. The companies used in this comparison included those companies listed below, which were selected from publicly traded companies in the semiconductor industry by Qatalyst Partners based on its professional judgment, which included such factors as companies participating in similar lines of businesses to Microsemi, having similar financial performance, or having other relevant or similar characteristics.
Based upon research analyst consensus estimates for calendar year 2018 as of February 28, 2018 and using the closing prices as of February 28, 2018 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied diluted enterprise value (“EV”) divided by the estimated calendar year 2018 EBITDA (the “CY2018E EBITDA Multiples”), and the ratio of price to earnings per share (“P/E Ratio”) for calendar year 2018 (the “CY2018E P/E Multiples”) for each of the selected companies below:
	EV/CY2018E EBITDA Multiples*	CY2018E P/E Multiples*
Analog Market Leaders
Texas Instruments Inc.	14.6x	20.1x
Analog Devices, Inc.	12.3x	13.8x
Maxim Integrated Products Inc.	14.2x	19.9x

	EV/CY2018E EBITDA Multiples*	CY2018E P/E Multiples*
Mixed-Signal/Communications
Broadcom Limited	11.0x	12.4x
NXP Semiconductors N.V.(1)	13.0x	16.2x
Microchip Technology Inc.(2)	13.3x	15.1x
Xilinx, Inc.	16.7x	21.7x
Marvell Technology Group Ltd.(3)	11.1x	14.9x
Integrated Device Technology, Inc.	14.6x	17.1x
Mellanox Technologies, Inc.	13.9x	18.8x
Semtech Corporation	10.7x	15.7x
MACOM Technology Solutions Holdings, Inc.	18.4x	35.8x
	EV/CY2018E EBITDA Multiples*	CY2018E P/E Multiples*
Multi-Market/Discrete
Infineon Technologies AG	12.2x	23.6x
STMicroelectronics	9.3x	17.9x
Renesas Electronics Corporation	9.7x	18.2x
ON Semiconductor Corporation	8.4x	12.6x
Cypress Semiconductor Corporation	12.5x	14.3x

(1)
Based on closing price of  $118.50 as of February 16, 2018, the last closing price prior to the announcement of Qualcomm’s revised offer on February 20, 2018, and research analyst consensus estimates as of February 28, 2018.

(2)
Based on closing price of  $86.38 as of February 26, 2018, the last closing share price prior to the publication of press reports regarding a potential acquisition of Microsemi by Microchip, and research analyst consensus estimates as of February 28, 2018.

(3)
Based on closing price of  $18.51 as of November 3, 2017, the last the last full trading day before the publication of press reports regarding Marvell’s potential acquisition of Cavium, Inc., and research analyst consensus estimates as of November 3, 2017. In addition, the EV/CY2018E EBITDA Multiple and the CY2018 P/E Multiple for Marvell, pro forma after the Cavium acquisition, based on research analyst consensus estimates for each of Marvell and Cavium as of February 28, 2018, and assuming pro forma capitalization of  $600MM cash, $1,750MM debt, and $163MM of cost-synergies, all per Marvell investor presentation dated November 20, 2017, were calculated to be 12.8x and 15.5x, respectively.

*
Estimates based on non-GAAP statistics as defined by each company; all estimates explicitly exclude stock-based compensation expense regardless of non-GAAP treatment.

Qatalyst Partners also calculated the implied P/E Ratio for the next twelve months at each trading date for the period between January 3, 2011 and January 22, 2018 (the “Company P/E Multiples”) (and the annual average of such Company P/E Multiples was 9.6x in 2011, 8.6x in 2012, 10.8x in 2013, 10.0x in 2014, 11.3x in 2015, 11.1x in 2016, and 12.6x in 2017). The CY2018E EBITDA Multiple and CY2018E P/E Multiple for the Company was 12.5x and 13.3x, respectively, based on research analyst consensus estimates for calendar year 2018 as of February 28, 2018 (the “Street Case”) and the Company’s closing price as of January 22, 2018.
Based on an analysis of the CY2018E EBITDA Multiples for the selected companies, Qatalyst Partners selected a representative range of 10.0x to 13.0x and applied this range to the Company’s estimated CY2018E EBITDA (1) based on the Street Case and (2) based on the Company Projections. Based on the calculations set forth above, then subtracting the net debt of the Company (including the payment obligation related to the Special Shares) as of December 31, 2017 and then dividing the resulting amount by the Company’s Diluted Share Count, this analysis implied a range of values for the Company’s common stock of approximately $44.24 per share to $61.64 per share based on the Street Case and $44.95 per share to $62.55 per share based on the Company Projections.
Based on an analysis of the CY2018E P/E Multiples for the selected companies and the Company P/E Multiples, Qatalyst Partners selected a representative range of 11.0x to 16.0x and applied this range to the Company’s estimated CY2018E diluted earnings per share (1) based on the Street Case and (2) based on the Company Projections. Based on the calculations set forth above, this analysis implied a range of values for the Company’s common stock of approximately $48.76 per share to $70.93 per share based on the Street Case and $49.50 per share to $72.00 per share based on the Company Projections.
No company included in the selected companies analysis is identical to Microsemi. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Microsemi, such as the impact of competition on Microsemi’s business and the industry in general, industry growth and the absence of any material adverse change in Microsemi’s financial condition and prospects, or the industry or in the financial markets in general. Because of the unique circumstances of each of these companies and Microsemi, Qatalyst Partners cautioned against placing undue reliance on this information.
Selected Transactions Analysis
Qatalyst Partners compared 25 selected transactions involving companies in the semiconductor industry announced between January 2011 and February 2018, including transactions involving companies participating in similar lines of business to Microsemi, having similar financial performance, or having other relevant or similar characteristics. These transactions are listed below:
Announcement Date	Target	Acquiror	EV/ NTM EBITDA Multiple*	NTM P/E Multiple*
February 20, 2018	NXP Semiconductors N.V.	QUALCOMM Incorporated	13.8x	17.5x
November 20, 2017	Cavium, Inc.	Marvell Technology Group Ltd.	15.4x	23.7x
December 20, 2016	InvenSense, Inc.	TDK Corporation	NM**	NM**
September 12, 2016	Intersil Corporation	Renesas Electronics Corporation	19.8x	31.1x
July 26, 2016	Linear Technology Corporation	Analog Devices, Inc.	16.4x	25.3x
June 15, 2016	QLogic Corporation	Cavium, Inc.	8.5x	14.9x
January 19, 2016	Atmel Corporation	Microchip Technology Incorporated	15.9x	21.7x
November 24, 2015	PMC-Sierra, Inc.	Microsemi Corporation	15.5x	18.6x
November 18, 2015	Fairchild Semiconductor International, Inc.	ON Semiconductor Corporation	9.1x	20.9x
October 21, 2015	SanDisk Corporation	Western Digital Corporation	9.6x	25.3x
June 1, 2015	Altera Corporation	Intel Corporation	23.4x	35.6x
May 28, 2015	Broadcom Corporation	Avago Technologies Ltd.	12.0x	15.6x
April 30, 2015	OmniVision Technologies, Inc.	Investor Group	8.3x	22.0x
March 2, 2015	Freescale Semiconductor, Ltd.	NXP Semiconductors N.V.	13.6x	16.7x
December 1, 2014	Spansion, Inc.	Cypress Semiconductor Corporation	9.6x	16.8x

Announcement Date	Target	Acquiror	EV/ NTM EBITDA Multiple*	NTM P/E Multiple*
October 14, 2014	CSR plc	QUALCOMM Incorporated	16.7x	27.1x
August 20, 2014	International Rectifier Corporation	Infineon Technologies AG	10.8x	22.3x
June 9, 2014	Hittite Microwave Corporation	Analog Devices, Inc.	13.7x	28.6x
February 24, 2014	TriQuint Semiconductor, Inc.	RF Micro Devices, Inc.	9.3x	32.4x
December 16, 2013	LSI Corporation	Avago Technologies Ltd.	14.1x	17.1x
July 12, 2013	Spreadtrum Communications, Inc.	Tsinghua Holdings Co. Ltd.	8.3x	10.6x
June 22, 2012	MStar Semiconductor, Inc.	MediaTek Inc.	9.9x	15.9x
September 12, 2011	NetLogic Microsystems, Inc.	Broadcom Corporation	25.4x	29.2x
April 4, 2011	National Semiconductor Corporation	Texas Instruments Inc.	10.5x	18.8x
January 5, 2011	Atheros Communications Inc.	QUALCOMM Incorporated	19.0x	23.5x

*
Estimates based on non-GAAP statistics as defined by each company; all estimates explicitly exclude stock-based compensation expense regardless of non-GAAP treatment.

**
Multiple greater than 75.0x considered not meaningful (“NM”).

For each of the transactions listed above, Qatalyst Partners reviewed, among other things, the implied diluted enterprise value of the target company as a multiple of analyst estimates of the next-twelve-months EBITDA of the target company, as of the date of the announcement of the applicable transaction. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 12.0x to 15.5x applied to Microsemi’s estimated next-twelve-months EBITDA (based on the Street Case). Based on the calculations set forth above, then subtracting the net debt of Microsemi (including the payment obligation related to the Special Shares) as of December 31, 2017, and then dividing the resulting amount by the sum of Microsemi’s Diluted Share Count plus an additional approximately 140,000 RSUs (as provided by Microsemi’s management) to be granted to certain executives of Microsemi in connection with the merger (see the section of this proxy statement captioned “Interests of Certain Persons in the Merger”), this analysis implied a range of values for the Microsemi common stock of approximately $55.94 per share to $76.04 per share.
For each of the transactions listed above, Qatalyst Partners also reviewed, among other things, the analyst estimates of the next-twelve-months P/E Ratio of the target company. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 15.0x to 19.0x applied to Microsemi’s estimated next-twelve-months diluted earnings per share (based on the Street Case). Based on the calculations set forth above, this analysis implied a range of values for the Microsemi common stock of approximately $66.50 per share to $84.23 per share.
No company or transaction utilized in the selected transactions analysis is identical to Microsemi or the merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters. Many of these matters are beyond Microsemi’s control, such as the impact of competition on Microsemi’s business or the industry in general, industry growth and the absence of any material adverse change in Microsemi’s financial condition and prospects, or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Because of the unique circumstances of each of these transactions and the merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous
In connection with the review of the merger by the Board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Microsemi. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Microsemi’s control. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of Microsemi common stock, other than Microchip or any affiliate of Microchip, pursuant to, and in accordance with, the terms of the merger agreement. This analysis does not purport to be an appraisal or to reflect the prices at which Microsemi common stock might actually trade.
Qatalyst Partners’ opinion and its presentation to the Board was one of many factors considered by the Board in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of  (i) the opinion of the Board with respect to the cash consideration to be received by the holders of Microsemi common stock in the merger, other than Microchip or any affiliate of Microchip, pursuant to, and in accordance with, the terms of the merger agreement, or (ii) of whether the Board would have been willing to agree to different consideration. The merger consideration was determined through arm’s length negotiations between Microsemi and Microchip and was approved by the Board. Qatalyst Partners provided advice to Microsemi during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Microsemi or that any specific consideration constituted the only appropriate consideration for the merger.
Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Microsemi, Microchip or certain of their respective affiliates. During the two year period prior to March 1, 2018, the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Microsemi or Microchip pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and its affiliates may in the future provide investment banking and other financial services to Microsemi or Microchip or any of their respective affiliates for which it would expect to receive compensation.
Under the terms of its engagement letter, Qatalyst Partners provided Microsemi with financial advisory services in connection with the merger for which it will be paid approximately $65 million, $250,000 of which became payable upon the execution of its engagement letter, $5 million of which became payable upon delivery of its opinion, and the remaining portion of which will be paid upon, and subject to, the completion of the merger. Microsemi has also agreed to reimburse Qatalyst Partners for certain expenses incurred in performing its services. Microsemi has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including certain liabilities under the federal securities laws, and expenses related to or arising out of Qatalyst Partners’ engagement.

Financing of the Merger
Microchip and Merger Sub estimate that the total amount of funds necessary to complete the merger and the other transactions contemplated by the merger agreement will be approximately $10.15 billion, which will be funded through a combination of debt financing under the debt commitment letter described below, debt incurred under Microchip’s existing revolving line of credit, the issuance of a new term loan B facility, and Microchip’s and Microsemi’s cash and cash equivalents on hand at closing. This amount includes the funds needed to (1) pay Microsemi’s stockholders the amounts due to them under the merger agreement, (2) make payments in respect of Microsemi’s outstanding equity-based awards pursuant to the merger agreement, (3) refinance or otherwise discharge outstanding indebtedness of Microsemi under Microsemi’s existing credit agreement and Microsemi’s 9.125% senior notes due 2023, and (4) pay related fees, expenses and taxes.
On March 1, 2018, in connection with executing the merger agreement, Microchip entered into a commitment letter (the “commitment letter”) with JPMorgan Chase Bank, N.A. (the “new lender”) pursuant to which the new lender committed to provide to Microchip (1) a new senior secured revolving credit facility of up to $3.122 billion (the “backstop revolving credit facility”) in the event that specified amendments to Microchip’s existing credit agreement are not obtained (the “required approvals”), (2) a new senior secured term loan facility of up to $5.0 billion (the “new term loan B facility”) and (3) a new 364-day secured bridge facility of up to $625.0 million (the “new bridge facility” and, together with the new revolving facility and the new term loan B facility, the “new credit facilities”), in each case, subject to the execution of definitive documentation and customary closing conditions. Microchip expects to enter into definitive documentation for the amendments to Microchip’s existing credit agreement to reflect the require approvals as soon as practicable after such required approvals are obtained and for the new credit facilities concurrently with the consummation of the transactions contemplated by the merger agreement.
The commitment letter and the commitments under the commitment letter expire if  (1) the initial borrowing under the new credit facilities does not occur on or before the “Termination Date” (as defined in the merger agreement), as such date may be extended pursuant to the terms of Section 8.1(d) of the merger agreement, (2) the merger agreement is terminated without the funding of the new credit facilities, or (3) the closing of the merger occurs without the use of the new credit facilities. In addition, the commitments of the new lender under the commitment letter may be reduced or terminated as follows:
•
The commitments in respect of the backstop revolving credit facility terminate upon the obtaining of the required approvals and the effectiveness of the amendment to Microchip’s existing credit agreement to effect such required approvals.

•
The commitments in respect of the new term loan B facility will be reduced by 100% of the net cash proceeds received by Microchip or its subsidiaries prior to the closing date from (1) the sale or issuance of secured or unsecured senior notes by Microchip and (2) equity securities issued by Microchip, subject to certain exceptions.

•
Microchip has the right to reduce the amount of commitments under the new bridge facility subject to (1) compliance with any applicable requirements of the merger agreement and (2) the reasonable satisfaction of the lead arranger for the new bridge facility that Microchip will have sufficient liquidity on a pro forma basis immediately after giving effect to such reduction and the consummation of the transactions contemplated by the commitment letter.

The availability of the new credit facilities is conditioned on the consummation of Microchip’s acquisition of Microsemi in all material respects in accordance with the merger agreement, and other conditions including, but not limited to the following (subject, in each case, to customary “certain funds” provisions):
•
execution of final customary documentation;

•
delivery of a solvency certificate in a pre-agreed form by the chief financial officer of Microchip;

•
absence of any “Company Material Adverse Effect” (as defined in the merger agreement) since December 31, 2017;

•
delivery of certain financial statements (including pro forma financial statements) and forecasts by Microchip;

•
accuracy of specified representations and warranties in the Merger Agreement and the accuracy in all material respects of specified representations and warranties to be contained in the definitive documentation for the new credit facilities;

•
delivery of documentation and other information about Microchip and its subsidiaries who are guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•
payment of certain fees and expenses;

•
subject to certain limitations, the taking of certain actions necessary to establish and perfect a priority security interest in specified items of collateral; and

•
the lead arrangers shall have received information required to prepare a customary confidential information memorandum for the credit facilities and been afforded a period at least 20 consecutive business days (subject to certain blackout periods) after the delivery of the information required to prepare a customary confidential information memorandum to syndicate the new credit facilities and solicit the required approvals.

Microchip’s existing credit agreement will mature on February 4, 2020 unless the lenders thereunder agree to Microchip’s request to amend the existing credit agreement to extend the maturity date. The backstop revolving facility will mature on February 4, 2020 and the new bridge facility will mature 364 days after the closing date. The new term loan B facility is expected to mature seven years after the closing date.
Under the new credit facilities, Microchip will be able to borrow under a “Base Rate” which approximates the prime rate plus an applicable margin or “Eurocurrency Rate” which approximates LIBOR plus an applicable margin. Microchip expects the applicable margin under its existing credit agreement or the backstop revolving facility, as applicable, to range from 0.25% to 1.25%, in the case of Base Rate loans, and 1.25% to 2.25%, in the case of Eurocurrency Rate loans, in each case based on Microchip’s leverage ratio. Initially, the applicable margin is expected to be 2.25% in the case of Eurocurrency Rate Loans and 1.25% in the case of Base Rate loans. Microchip expects the loans under the new term loan B facility to have an applicable margin of 2.25% in the case of Eurocurrency Rate loans and 1.25% in the case of Base Rate loans. Commitments under the existing revolving credit facility or the backstop revolving facility, as applicable, will be subject to an undrawn commitment fee ranging from 0.20% to 0.40% based on Microchip’s leverage ratio. Loans under the new bridge facility would accrue interest at the Base Rate plus an applicable margin of 0.50% or the Eurocurrency Rate plus an applicable margin of 1.50%, with such margins increasing by 0.25% 90 days after the closing date and an additional 0.25% each 90 days thereafter.
At closing of the new credit facilities, Microchip expects the principal amounts outstanding to be Eurocurrency Rate loans and interest rate information to be as follows (amounts in millions, except percentages):
	Principal Outstanding(1)	Base Rate	Base Rate Margin	Eurocurrency Rate(2)	Eurodollar Rate Margin
Revolving Credit Facility (existing or backstop)	$3,000	4.75%	1.25%	2.36%	2.25%
New Term Loan B Facility	$5,000	4.75%	1.25%	2.36%	2.25%
New Bridge Facility	$625	4.75%	0.50%	2.36%	1.50%

(1)
Amounts in millions, except percentages.

(2)
The Base Rate and the Eurocurrency Rate are based on such rates as published on April 16, 2018.

For purposes of the foregoing, we have assumed that Microchip will receive $5 billion aggregate net cash proceeds from the new term loan B facility prior to the closing date and that Microchip will borrow up to $625 million under the new bridge facility, if needed.

The obligations under the new credit facilities will be Microchip’s and the guarantors’ senior secured obligations, secured by a lien on substantially all of Microchip’s and the guarantor’s assets (collectively, the “collateral”) and will rank senior to any of its and the guarantors’ unsecured indebtedness to the extent of the value of the collateral.
The new credit facilities will contain representations and warranties, covenants and events of default substantially similar to Microchip’s existing credit agreement, subject to such additional exceptions as may be necessary or reasonably requested by Microchip in connection with the acquisition. The new credit facilities will contain financial maintenance covenants, including (i) a maximum total leverage ratio as of the last day of any fiscal quarter not to exceed 6.75 to 1.00; subject to certain step-downs on the first and second anniversary of the closing date; (ii) a minimum interest coverage ratio as of the last day of any fiscal quarter shall not be less than 3.25 to 1.00; and (iii) a maximum senior leverage ratio as the last day of any fiscal quarter not to exceed 4.75 to 1.00, subject to certain step-downs on the first and second anniversary of the closing date. The new credit facilities will also contain restrictive covenants that limit, among other things, the ability of Microchip’s subsidiaries to incur additional indebtedness, and that limit the ability of Microchip and its subsidiaries to pay dividends, make distributions or make other restricted payments, make certain investments, create restrictions on distributions from subsidiaries, engage in sale leaseback transactions, amend the terms of certain other indebtedness, create liens, sell assets, consolidate, merge, sell or otherwise dispose of all or substantially all of its or their respective assets, and enter into certain transactions with affiliates. The new credit facilities also will contain customary events of default, among other things, including the failure to make timely payments under the new credit facilities or other material indebtedness, the failure to satisfy certain covenants, the occurrence of a change of control and specified events of bankruptcy and insolvency.
Microchip has agreed to use, and to cause its subsidiaries to use, reasonable best efforts to consummate the debt financing on the terms and subject to the conditions described in the commitment letter. If any portion of the debt financing (including after giving effect to the exercise of any “market flex” provisions contained in the commitment letter or any other agreements entered into in connection therewith) becomes unavailable to Microchip on the terms and conditions contemplated by the commitment letter, (1) Microchip must promptly notify Microsemi, and (2) Microchip must use its reasonable best efforts to obtain alternative financing on terms and conditions not materially less favorable in the aggregate to Microchip than those set forth in the commitment letter and in an amount at least equal to the amount (taking into account cash on hand and other sources of funds available to Microchip) required to consummate the merger. See the section entitled “The Merger Agreement — Financing,” beginning on page 77 of this proxy statement.
As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event that the new credit facilities are not available. The availability of the new credit facilities is subject to certain conditions but is not subject to due diligence or other similar conditions. Further, the commitment letter contains customary “certain funds” provisions which materially limit the number and scope of conditions precedent to the funding of the new credit facilities on the closing date. However, such financing may not be considered certain.
The definitive documentation governing the new credit facilities has not been finalized and, accordingly, the actual terms of the new credit facilities may differ from those described in this proxy statement.
Microsemi cannot assure you that the amounts committed under the commitment letter, together with Microchip’s and Microsemi’s combined cash and cash equivalents on hand, will be sufficient to consummate the merger. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letter fail to fund the committed amounts in breach of such financing commitments or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the commitment letter, is not a condition to the consummation of the merger, the failure of Microchip and Merger Sub to obtain any portion of the debt financing (or any alternative financing) may result in the failure of the merger to be completed.
Closing and Effective Time of the Merger
Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the merger proposal, we currently expect the closing of the merger to occur in June 2018. See the section entitled “The Merger Agreement — Closing and Effective Time of the Merger” beginning on page 64.
The effective time of the merger will occur upon a certificate of merger having been duly filed with and accepted by the Secretary of State of the State of Delaware (or at such later time as Microsemi and Microchip may agree in writing and is specified in the certificate of merger).
Payment of Merger Consideration and Surrender of Stock Certificates
At or prior to the effective time of the merger, Microchip will deposit, or will cause to be deposited, with the payment agent, for the benefit of the holders of shares of our common stock, a cash amount necessary to pay the aggregate merger consideration payable to our stockholders and, to the extent not previously deposited by Microsemi with another financial institution, the consideration payable to our equity-based and performance-based award holders as a result of the merger.
Promptly after the effective time of the merger, and in any event within five business days thereafter, Microchip and the surviving corporation will cause the payment agent to mail (i) to each of our stockholders of record immediately prior to the effective time of the merger who hold certificated shares of our common stock (other than holders of excluded shares and dissenting shares) (A) a letter of transmittal specifying that delivery will be effected, and risk of loss and title will pass, only upon the delivery of the certificates representing shares of our common stock (or affidavits of loss in lieu of such certificates as provided in the merger agreement) to the payment agent, and (B) instructions advising each such holder of record how to surrender his, her or its shares of our common stock in exchange for the merger consideration, and (ii) to each of our stockholders of record immediately prior to the effective time of the merger who hold uncertificated shares of our common stock (other than holders of excluded shares and dissenting shares), a notice that the merger has become effective. The payment agent will pay each holder of record the aggregate merger consideration to which such holder is entitled (i) in the case of certificated shares, after delivery or transfer of such shares by holders of certificated shares and (ii) in the case of uncertificated shares, without any action on the part of the person in whose name such uncertificated shares are registered. Interest will not be paid or accrue in respect of the merger consideration. From the effective time until the surrender or transfer of certificates or book-entry shares, as the case may be, each such certificate or book-entry share will represent only the right to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to the merger consideration.
In the event of a transfer of ownership of shares that is not registered in the transfer records of Microsemi, a cash amount equal to the merger consideration upon due surrender of the certificates may be paid to such transferee if the certificates formerly representing such shares are presented to the payment agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar taxes have been paid or are not applicable.
You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward any stock certificates to the payment agent without a letter of transmittal.
Any holder of uncertificated shares will not be required to deliver a certificate or an executed letter of transmittal to the payment agent to receive the merger consideration that such holder is entitled to receive. Microchip will cause the payment agent to pay and deliver, as promptly as reasonably practicable after the effective time of the merger, the merger consideration in respect of such uncertificated shares (and such shares will be cancelled).
From and after the effective time of the merger, there will be no further transfers of shares of our common stock that were outstanding immediately prior to the effective time of the merger.
If any cash deposited with the payment agent remains unclaimed for one year following the effective time of the merger, such cash will be delivered to Microchip. Thereafter, holders of our common stock (other than holders of excluded shares) who have not received payment due to non-compliance with the exchange procedures will be entitled to look only to Microchip with respect to payment of the merger consideration (after giving effect to any required tax withholdings), without any interest thereon.
If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will be required to provide an affidavit of the loss, theft or destruction, and, if required by Microchip, post a bond in a reasonable amount and upon reasonable terms as may be required by the payment agent, Microchip and the surviving corporation as indemnity against any claim that may be made against Microchip, the surviving corporation or the payment agent with respect to such certificate. These procedures will be described in the letter of transmittal and related instructions that you will receive, which you should read carefully and in their entirety.
Microchip, Microsemi, Merger Sub, the surviving corporation and the payment agent will be entitled to deduct and withhold from the merger consideration such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Any sum that is withheld will be remitted to the appropriate taxing authority, and will be treated for all purposes of the merger agreement as having been paid to the holder of shares with regard to whom it is deducted and withheld.
The merger consideration paid upon the surrender of certificates or transfer of uncertificated shares in accordance with the exchange procedures will be deemed to have been paid in full satisfaction of all rights pertaining to the shares so surrendered or transferred.
Interests of Certain Persons in the Merger
In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that aside from their interests as Microsemi stockholders, Microsemi’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Microsemi stockholders generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Microsemi stockholders that the merger agreement be adopted. For more information, see the sections entitled “The Merger — Background of the Merger” beginning on page 29 and “The Merger — Reasons for the Merger; Recommendation of the Board” beginning on page 38. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for Microsemi’s Named Executive Officers — Golden Parachute Compensation” beginning on page 85.
Treatment of Outstanding Equity-Based and Performance Awards
The Microsemi RSUs, PSUs, and Restricted Stock (which we collectively refer to as Microsemi equity awards), held by Microsemi’s executive officers immediately prior to the effective time of the merger will be treated in the same manner as those Microsemi equity awards held by other employees of Microsemi. Microsemi’s executive officers do not hold any Microsemi stock options or stock appreciation rights awards. Microsemi’s non-employee directors do not hold any unvested Microsemi equity awards and only hold vested shares of Microsemi common stock. As described further in the section titled “The Merger Agreement — Treatment of Common Stock, Stock-Based Awards and Performance Awards” beginning on page 65, Microsemi equity awards will be subject to the following treatment:
•
Unvested RSUs.   At the effective time of the merger, each Microsemi RSU award that is outstanding immediately prior to the effective time of the merger, to the extent unvested (after giving effect to any acceleration of vesting in connection with the merger pursuant to the terms of the award), will be assumed by Microchip and converted into a Microchip RSU, with the number of shares of Microchip common stock subject to assumed RSUs equal to the product of  (i) the number of shares of Microsemi common stock subject to the unvested Microsemi RSU award as of immediately prior to the effective time of the merger and (ii) the equity award exchange ratio (rounded down to the nearest whole share). Each assumed RSU will otherwise be subject to the same terms and conditions that were applicable to such award immediately prior to the effective time of the merger, including the same vesting schedule and any applicable accelerated vesting provisions.

•
Vested RSUs.   At the effective time of the merger, each Microsemi RSU award that is outstanding and unsettled immediately prior to the effective time of the merger and that is vested or will vest in connection with the merger pursuant to the terms of the award will be cancelled and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to the number of shares subject to the vested RSU award multiplied by $68.78.

•
PSUs.   At the effective time of the merger, each Microsemi PSU award outstanding immediately prior to the effective time of the merger will be vested immediately prior to the effective time of the merger as to a percentage of the total number of shares of Microsemi common stock subject to the award as determined by the Compensation Committee of the Board (which percentage will in no event be less than 100% of the target number of shares subject to the award or greater than the maximum possible vesting percentage under the terms of the award). Each such vested Microsemi PSU will be cancelled and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to the number of vested PSUs (after giving effect to the foregoing determination by the Compensation Committee) multiplied by $68.78.

•
Restricted Stock.   At the effective time of the merger, each share of Microsemi Restricted Stock will be cancelled and converted into the right to receive an amount in cash equal to $68.78 (less applicable withholding taxes), which will be subject to the same vesting requirements and other terms and conditions that were applicable to such Restricted Stock award immediately prior to the effective time of the merger (including any vesting or acceleration provisions provided with respect to the award). The cash amount will be paid on or reasonably promptly after the applicable vesting date.

•
Non-US Company Compensatory Awards.   Microsemi and Microchip may, prior to the effective time of the merger, agree that any outstanding stock option, stock appreciation right, RSU, PSU or Restricted Stock award that is subject to the laws of a non-U.S. jurisdiction be treated in a manner other than as set forth above, to the extent that Microsemi and Microchip reasonably and in good faith determine that (A) the manner in which such award would otherwise be treated would result in a violation of applicable laws or a materially adverse tax consequence to the individual holding such award in the applicable non-U.S. jurisdiction, (B) such different treatment is necessary to comply with such applicable laws and (C) such different treatment is, to the maximum extent practicable, consistent with the applicable provisions of the merger agreement.

Assuming the merger was completed on March 30, 2018, the estimated aggregate amount that would be payable to Microsemi’s executive officers as a group for their Microsemi equity awards is as follows: (a) with respect to Microsemi vested RSUs (including RSUs that will vest in connection with the merger), $0 and (b) with respect to Microsemi vested PSUs, other than the PSUs granted to Mr. Peterson in July 2016, (including PSUs that will vest in connection with the merger), $23,244,269 (assuming the PSUs vest as to 100% of the target number of shares subject to the award) or $97,489,116 (assuming the PSUs vest as to the maximum number of PSUs subject to the award). As noted above, the number of PSUs that vest in connection with the merger, other than the PSUs granted to Mr. Peterson in July 2016, will be determined based on a vesting percentage determined prior to the effective time of the merger by the Compensation Committee of the Board (which percentage will in no event be less than 100% of the target number of shares subject to the award or greater than the maximum possible vesting percentage under the terms of the award). As noted above, Microsemi’s executive officers do not currently hold any Microsemi stock options or stock appreciation rights. Also, as noted above, Microsemi’s non-employee directors do not hold any unvested Microsemi equity awards.
For an estimate of the amounts that would be payable to each of Microsemi’s executive officers in connection with any acceleration of their Microsemi equity awards, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for Microsemi’s Named Executive Officers — Golden Parachute Compensation” beginning on page 85. The amounts in the preceding paragraph were determined using the merger consideration of  $68.78 per share.
Executive Retention Agreements
Microsemi’s executive officers (who include Messrs. Peterson, Hohener, Pickle, Litchfield, Goren and Goerner) are each party to an agreement (we refer to each agreement as a retention agreement), that provides for certain severance benefits in the event the executive officer’s employment is terminated by Microsemi without cause or by the executive officer for good reason (as such terms are defined in the executive officer’s retention agreement) following a change in control of Microsemi (which we refer to as a qualifying termination). The merger will constitute a change in control for purposes of the retention agreements. Each of the retention agreements has a rolling two year term, unless either party gives notice of non-renewal, in which case the term will be two years from the date of the non-renewal notice.

The retention agreements provide that, in the event the executive officer’s employment is terminated in a qualifying termination following a change in control, the executive officer will be entitled to:
•
a lump sum payment of two times the executive officer’s base salary;

•
a lump sum payment of two times the executive officer’s highest annual incentive compensation paid during any of the preceding three full fiscal years (in the case of Messrs. Peterson, Pickle and Hohener) or two times the executive officer’s target annual incentive compensation for the year of termination (in the case of Messrs. Litchfield, Goren and Goerner);

•
a lump sum payment equal to two times the executive officer’s car allowance in effect at the time of termination;

•
full acceleration of the executive officer’s outstanding and unvested equity awards (other than Mr. Peterson’s July 2016 equity award described below);

•
continued payment by Microsemi of premiums (in the case of Messrs. Peterson, Pickle and Hohener), or a lump sum payment equal to the expected costs (in the case of Messrs. Litchfield, Goren and Goerner), for the executive officer’s medical, dental and vision benefits and life insurance for two years following termination (in the case of Messrs. Peterson, Pickle and Hohener, subject to earlier termination of such benefits if the executive officer is employed by another company during such period);

•
a lump sum payment of an amount equal to all unvested company contributions credited to the executive officer’s Microsemi 401(k) plan account at the time of termination; and

•
a lump sum payment of a pro rata amount of the executive’s base salary in effect on the date of termination, for each day of vacation leave that is accrued but not yet paid.

All payments to the executive officers in connection with a qualifying termination are contingent upon the executive officer’s execution of a general release agreement in favor of Microsemi and the executive officer’s compliance with eighteen-month (in the case of Mr. Peterson), twelve-month (in the case of Mr. Pickle) or twenty-four month (in the case of the other executive officers) post-termination non-competition (other than for Mr. Peterson), non-disparagement and non-solicitation of employees covenants. The severance payments are generally scheduled to be paid on the fifteenth day following termination, but in no event before the right to revoke the release has lapsed (and if the period to revoke the release spans two calendar years, the payments will be made in the second of the two calendar years). Furthermore, if the executive officer is a “specified employee” within the meaning of Section 409A of the Code, the severance payments will not be made until the earlier of six months from the executive officer’s termination or the date of the executive officer’s death, to the extent such a delay is required to avoid any tax, penalty or interest under Section 409A of the Code.
“Good reason” is defined under the Retention Agreements (as amended) to include, in general, the occurrence of any of the following events: (i) any reduction in the compensation or benefits provided to the executive officer, (ii) any change in the executive officer’s primary place of business to a location more than fifty miles from Microsemi’s principal executive office, (iii) (for all executive officers, except Mr. Hohener) any material reduction in the authorities, duties and responsibilities of the executive officer in effect as of immediately prior to the change in control, (iv) any failure by Microsemi to obtain the assumption of the Retention Agreement by any successor of Microsemi, (v) any material breach by Microsemi of the Retention Agreement or (in the case of all executive officers except Mr. Hohener) any other agreement with the executive officer, (vi) (for Mr. Hohener only) the assignment to Mr. Hohener of duties inconsistent with his position so as to constitute a diminution of his status within Microsemi, including an assignment of Mr. Hohener to a position other than Chief Financial Officer of the ultimate parent company in the event Microsemi is acquired by another company, and (vii) (for Mr. Hohener) any action taken by the Board or a committee of the Board to effect any of the events listed in the previous clauses.
The retention agreement for Mr. Peterson provides that if the payments and benefits provided to Mr. Peterson under the retention agreement or otherwise would cause Mr. Peterson to be subject to an excise tax for “excess parachute payments” under Sections 280G and 4999 of the Code (or a similar state tax provision), then Microsemi will pay Mr. Peterson an amount necessary to put him in the same after-tax position as if no excise tax had been imposed. In connection with the merger, Microsemi’s other executive officers have entered into letter agreements with Microsemi that provide in the event any payments and benefits provided to the executive officer under any Microsemi plan or agreement would cause the executive officer to be subject to an excise tax for “excess parachute payments” under Sections 280G and 4999 of the Code, then such payments and benefits will be reduced if and to the extent a reduction in payments or benefits would result in the executive officer retaining a larger amount on an after-tax basis than if the executive officer received all the payments and benefits.
For an estimate of the value of the payments and benefits described above that would be payable to Microsemi’s executive officers under their respective retention agreements upon a qualifying termination of the executive officer’s employment in connection with the merger, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for Microsemi’s Named Executive Officers — Golden Parachute Compensation” beginning on page 85.
Fiscal 2018 Executive Non-Equity Incentive Awards
Each of the executive officers was granted a cash incentive award opportunity under Microsemi’s Fiscal 2018 Executive Non-Equity Incentive Plan (which we refer to as the fiscal 2018 cash incentive plan), which provides for the payment of cash bonuses based on Microsemi’s performance for fiscal 2018. The fiscal 2018 cash incentive plan provides that upon a change in control of Microsemi, such as the merger, during fiscal 2018, the performance period will end on the last day of the fiscal quarter that ends in connection with or precedes the change in control event and the executive officer will receive a cash bonus equal to the greater of the executive officer’s target cash incentive amount (less the amount, if any, of any bonus paid or payable to the executive officer based on the Company’s performance for the first two quarters of fiscal 2018) or the cash bonus that would be earned based on Microsemi’s performance for the shortened performance period (including the offset for any bonus paid or payable based on the Company’s performance for the first two quarters of fiscal 2018), as determined by the Compensation Committee of the Board. Such cash bonus will be paid promptly, but in no event more than one month, after the merger. The payments may be paid in Microsemi common stock. See the section entitled “The Merger — Background of the Merger” beginning on page 29 for a more detailed discussion on the background of the fiscal 2018 cash incentive plan.
For an estimate of the value of the fiscal 2018 cash incentive awards that will be payable to Microsemi’s executive officers in connection with the merger, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for Microsemi’s Named Executive Officers — Golden Parachute Compensation” beginning on page 85.
Additional Equity Awards
On March 30, 2018, Microsemi granted to each of the executive officers, other than Mr. Peterson, an RSU award that vests over three years, with 40% of the total number of RSUs subject to the award scheduled to vest on September 30, 2019 and 30% of the total number of RSUs subject to the award scheduled to vest on each of September 30, 2020 and September 30, 2021 (which we refer to as the new RSU award). The new RSU awards are the new Microsemi executive officer equity awards that are referenced in the section entitled “The Merger — Background of the Merger” beginning on page 29. The award agreements for the new RSU awards provide that if the executive officer’s employment is terminated without cause or if the executive officer resigns for good reason (as such terms are defined above in the discussion of the executive officers’ retention agreements, each a “qualifying termination”), the executive officer’s new RSU award will fully vest at the time of such qualifying termination. If a change in control of Microsemi does not occur by October 1, 2018, the award agreements for the new RSU awards also provide that the Compensation Committee of the Board may, prior to the occurrence of such a change in control, add performance-based vesting conditions to the new RSU awards.
Mr. Pickle was granted a new RSU award with respect to 39,647 shares of Microsemi common stock, Mr. Hohener was granted a new RSU award with respect to 32,401 shares of Microsemi common stock, Mr. Litchfield was granted a new RSU award with respect to 34,765 shares of Microsemi common stock, Mr. Goren was granted a new RSU award with respect to 23,192 shares of Microsemi common stock, and Mr. Goerner was granted a new RSU award with respect to 18,294 shares of Microsemi common stock.

For an estimate of the amounts that would be payable to each of Microsemi’s executive officers in connection with any acceleration of their Microsemi equity awards assuming a qualifying termination of the executive officer’s employment occurs on March 30, 2018, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for Microsemi’s Named Executive Officers — Golden Parachute Compensation” beginning on page 85.
Mr. Peterson’s July 2016 Equity Award
Mr. Peterson was granted a PSU award in July 2016 that vests if Microsemi’s common stock achieves certain threshold closing prices for at least twenty consecutive trading days during a five year performance period. The award previously vested as to the $50 and $60 per share vesting tranches under the award on December 9, 2016 and March 14, 2018, respectively. The award agreement provides that the remaining PSUs subject to the award, which cover a total of 250,000 shares of Microsemi common stock, will vest either (a) upon a change in control of Microsemi, such as the merger, if the sale price per share in the change in control transaction exceeds $70 per share, or (b) if the closing price of Microsemi’s common stock on Nasdaq equals or exceeds $70 per share for each trading day in a period of not less than twenty consecutive trading days prior to the effective time of the merger. Since the per share merger consideration does not exceed $70 per share, at the effective time of the merger Mr. Peterson will forfeit the remaining 250,000 unvested PSUs subject to this award unless, prior to that time, the closing price of Microsemi’s common stock on Nasdaq equals or exceeds $70 per share for each trading day in a period of not less than twenty consecutive trading days.
Other Compensation Matters
Under the merger agreement, Microsemi may pay fiscal 2018 bonuses for the first half of fiscal 2018 (including to Microsemi’s executive officers pursuant to Microsemi’s fiscal 2018 cash incentive plan described above) if the effective time of the merger has not occurred by the first day of the third fiscal quarter of fiscal 2018. In addition, if the effective time of the merger has not occurred by October 1, 2018, Microsemi may adopt a fiscal 2019 annual incentive plan with terms similar to the fiscal 2018 cash incentive plan described above and may pay bonuses for the full 2018 fiscal year under the fiscal 2018 cash incentive plan. To the extent any performance period under a Microsemi bonus plan is deemed to end on or in connection with the effective time of the merger, the Compensation Committee or other applicable administrator will, prior to the effective time of the merger, determine the bonus payable pursuant to the terms of the applicable plan or in the ordinary course of business, consistent with past practice. Microsemi may settle bonus, commission and other incentive payments in Microsemi common stock.
Under the merger agreement, if the effective time of the merger has not occurred by October 1, 2018, Microsemi may grant restricted stock, restricted stock unit and/or performance stock unit awards for its fiscal 2019 year to employees, including executive officers. Microsemi may also make ordinary course increases to the annual salaries of employees, including executive officers, consistent with past practice.
Under the merger agreement, Microsemi may also pay compensation, including the granting of restricted stock and/or restricted stock unit awards, to Microsemi’s non-employee directors in the ordinary course of business, consistent with past practice.
Indemnification and Insurance
Pursuant to the terms of the merger agreement, Microsemi’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section entitled “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” beginning on page 82 for a description of such ongoing indemnification and coverage obligations.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•
a trust that (i) is subject to the primary supervision of a court within the United States and of which one or more U.S. persons have the authority to control all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•
an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences of the merger.
This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to as the Code), Treasury regulations promulgated under the Code and published rulings of the Internal Revenue Service and court decisions, all as of the date hereof. These laws are subject to change or differing interpretation, possibly on a retroactive basis, which could affect the treatment described below. In addition, we have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (which we refer to as the IRS) with respect to the statements made and the conclusions reached in the following discussion, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. The discussion applies only to U.S. holders who hold shares of our common stock as capital assets, and does not apply to holders of shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, holders who hold an equity interest, actually or constructively, in Microchip or Microsemi after the merger, holders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL or to holders who may be subject to special rules under the U.S. federal income tax laws (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities (or investors therein), mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold our common stock as part of a hedge, straddle, wash sale, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences of the receipt of cash in connection with the treatment of stock-based awards or any other matters relating to equity compensation or benefit plans or any aspect of state, local or foreign tax laws. This discussion does not address any consequences under the U.S. federal tax laws other than those pertaining to the income tax, does not discuss the unearned income Medicare contribution tax on “net investment income” imposed pursuant to the Health Care and Education Reconciliation Act of 2010 and does not address any consequences under any applicate state, local or foreign tax laws. Holders of our common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of any state, local, foreign or other tax laws.
Exchange of Shares of Our Common Stock for Cash Pursuant to the Merger Agreement
The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for its shares. Gain or loss will be determined separately for each block of shares of our common stock held by a U.S. holder (i.e., shares of our common stock acquired at the same cost in a single transaction). Any such capital gain or loss will be long-term capital gain or loss where the U.S. holder’s holding period for such shares of our common stock is more than one year at the effective time of the merger. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting
A U.S. holder may be subject to information reporting with respect to any payments made pursuant to the merger. In addition, backup withholding of tax will apply at the statutory rate to such payments, unless the U.S. holder or other applicable payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules or otherwise establishes an exemption. Each U.S. holder should complete and sign, under penalty of perjury, the Form W-9 to be included as part of the letter of transmittal and return it to the payment agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the payment agent.
Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will generally be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.
The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the treatment of stock-based awards or any other matters relating to equity compensation or benefit plans.
Regulatory Approvals
Completion of the merger is subject to the U.S. and foreign antitrust clearances listed below. Although Microsemi and Microchip believe that they will be able to obtain these clearances in a timely manner, there can be no assurances that they will obtain these clearances in a timely manner or at all. The governmental agencies listed below that have jurisdiction over the merger have broad discretion in making their decisions as to whether to grant clearances and as to the conditions that such clearances will be subject to. Recent statements and actions of the United States government, including the decision to prohibit Broadcom Ltd.’s acquisition of Qualcomm Inc., have raised concerns that the governments of other countries will act in an increasingly protectionist manner, including with respect to antitrust clearances. For example, various media outlets have reported that a senior official of the Anti-Monopoly Bureau of the Ministry of Commerce of China (which we refer to as MOFCOM) has recently stated that China will seriously evaluate the effects of protectionist practices by the United States and the European Union and take relevant measures if necessary to defend the interests of domestic Chinese enterprises. If Microsemi and Microchip are not able to obtain the regulatory approvals required to complete the merger, the merger will not be completed.
Hart Scott Rodino Antitrust Improvements Act
The merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until required information has been furnished to the Department of Justice (which we refer to as the DOJ), and the FTC and until certain waiting periods have been terminated or have expired. The HSR Act requires Microchip and Microsemi to observe a 30-day waiting period after the submission of their HSR filings before consummating the merger, unless the waiting period is terminated early. On March 13, 2018, each of Microchip and Microsemi filed a Notification and Report Form under the HSR Act with the DOJ and the FTC, which filings started the initial 30-day waiting period required by the HSR Act. The 30-day waiting period expired at 8:59 p.m. Pacific Daylight Time on April 12, 2018.
Other Regulatory Approvals
The merger is also subject to antitrust review by governmental authorities in several foreign jurisdictions in which Microchip and Microsemi have sufficient revenues to require filings. Microchip and Microsemi have submitted filings in Austria, Germany, China, the Philippines and Taiwan and will submit a filing in Japan as promptly as is reasonably practicable.

Austria
Based on the businesses in which Microchip and Microsemi are engaged, a merger notification was made with the Federal Competition Authority (which we refer to as the FCA) on April 13, 2018. Under the Austrian Cartel Act, the merger may not be consummated until formal clearance has been granted by the FCA. The initial review period is four weeks from filing of the notification (Phase I), which may be extended to six weeks at the request of the notifying party. If the FCA or the Federal Cartel Prosecutor requests an in-depth (Phase II) review before the Cartel Court, the review period must be completed within an additional five months (extendable to six months at the request of the notifying party).
Germany
Based on the businesses in which Microchip and Microsemi are engaged, a merger notification was filed with the Federal Cartel Office (which we refer to as FCO) on April 13, 2018. Under the Act against Restraints of Competition, the merger may not be consummated until either formal clearance has been granted by the FCO or the relevant waiting period has expired. The initial review period (Phase I) is one month from filing of the notification. The review period may be extended by the longer of  (i) four months, or (ii) one month from the date of receipt by the FCO of all of the additionally requested information in the event of an in-depth investigation (Phase II).
China
Based on the businesses in which Microchip and Microsemi are engaged, a merger notification was made to MOFCOM on March 27, 2018. Under the Anti-Monopoly Law, the merger may not be consummated until (a) a clearance decision is received from MOFCOM or (b) a 30 calendar day review period following formal acceptance of a notification concerning the merger agreement, and the transactions contemplated thereby, (Phase I) expires without a decision from MOFCOM (in practice, MOFCOM does not let mergers through by way of such an ‘implied approval’ but either clears the deal or moves to the next review stage). The Phase I review period may be extended by an additional 90 calendar days (Phase II) and by a further 60 calendar days in the event of an in-depth investigation (Phase III).
Japan
Based on the businesses in which Microchip and Microsemi are engaged, the merger requires a share acquisition filing and a merger filing with the Japan Fair Trade Commission (which we refer to as the JFTC), pursuant to the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No.54 of April 14, 1947) (which we refer to as the AMA). Under the AMA, the merger may not be consummated until the expiration of a 30 calendar day review period following receipt of the completed filings for the two notifications concerning the share acquisition and the merger agreement as well as the transactions contemplated thereby (Phase I). The review period may be extended if before the expiry of the 30 calendar day review period, the JFTC requests additional information from Microchip and/or Microsemi in the event of an in-depth investigation (Phase II). Requesting additional information extends the review period by the longer of either (i) 120 calendar days from the date of acceptance of the initial notification, or (ii) 90 calendar days from the date of acceptance by the JFTC of all of the additionally requested information.
Philippines
Based on the businesses in which Microchip and Microsemi are engaged, a merger notification was made to the Philippine Competition Commission (which we refer to as the PCC) on March 27, 2018. Under the PCC Rules on Merger Procedure, the PCC will determine whether a filing is complete within 15 calendar days of the filing. The merger may not be consummated until the expiration of a 30 calendar day review period following the completed filing of a notification concerning the merger agreement and the transactions contemplated thereby (Phase I). The review period may be extended for an additional 60 calendar days starting on the day after service of a Phase II notice accompanied by a request for additional information (Phase II).
Taiwan
Based on the businesses in which Microchip and Microsemi are engaged, a combination notification was filed with the Taiwan Fair Trade Commission (which we refer to as the TFTC) on April 9, 2018. Under the Taiwan Fair Trade Act, the merger may not be consummated until the expiration of a 30 working day review period following the acceptance of a completed filing of a notification concerning the merger agreement and the transactions contemplated thereby. The review period may be extended for an additional 60 working days at the TFTC’s discretion.
In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither Microsemi nor Microchip believes that the merger will violate the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

THE MERGER AGREEMENT
This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.
Explanatory Note Regarding the Merger Agreement
The merger agreement, a copy of which is attached as Annex A, and this summary of its terms are included in this proxy statement to provide you with information regarding its terms. Factual disclosures about Microsemi contained in this proxy statement or in Microsemi’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Microsemi contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Microsemi, Microchip and Merger Sub were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by Microsemi, Microchip and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by matters set forth on the disclosure schedule delivered to Microchip in connection with the merger agreement (which we refer to as the disclosure schedule), which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of Microsemi, Microchip, Merger Sub or any of their respective subsidiaries or affiliates.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws
The merger agreement provides for the merger of Merger Sub with and into Microsemi upon the terms, and subject to the conditions, set forth in the merger agreement. As a result of the merger, the separate corporate existence of Merger Sub will cease and Microsemi will continue as the surviving corporation.
The directors and officers of Merger Sub at the effective time of the merger will, from and after the effective time of the merger, be the directors and officers, respectively, of the surviving corporation, in each case, until their respective successors have been duly elected or appointed and qualified.
At the effective time of the merger, the amended and restated certificate of incorporation of Microsemi will be amended and restated to read as set forth in Exhibit A to the merger agreement, until thereafter amended as provided therein or as provided by applicable law, and the by-laws of Merger Sub in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation, until thereafter amended as provided therein or as provided by applicable law.
Following the completion of the merger, our common stock will be delisted from Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded.
Closing and Effective Time of the Merger
The merger agreement provides that the closing of the merger (which we refer to as the closing), will take place on the second business day following the date on which the last of the conditions to closing (described in the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 78) has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions on the closing date of the merger), or such other time and date as may be mutually agreed in writing by Microsemi and Microchip. However, if the marketing period (as summarized below) has not ended on such date, the closing will instead take place (a) on the date following the satisfaction or waiver of such conditions that is the earliest to occur of  (i) a business day during the marketing period specified by Microchip on no less than three business days’ prior written notice to Microsemi and (ii) two business days after the final day of the marketing period (subject, in each case, to the satisfaction or waiver of the conditions to closing (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions on the closing date of the merger)), or (b) at such other time and date as may be mutually agreed to in writing by Microchip, Merger Sub and Microsemi.
Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the merger proposal, we currently expect the closing of the merger to occur in June 2018.
The effective time of the merger will occur upon a certificate of merger having been duly filed with and accepted by the Secretary of State of the State of Delaware (or at such later time as Microsemi and Microchip may agree in writing and is specified in the certificate of merger).
The marketing period is the first period of 20 consecutive business days after the date of the merger agreement (i) commencing on the date after the date on which Microchip and its debt financing sources have received certain financial statements, pro forma financial statements, and other financial data and financial information relating to Microsemi and its subsidiaries, in each case reasonably requested by Microchip in connection with the offering or arrangement of financing, which information we refer to as the “required financial information,” and (ii)(x) throughout which period, with respect to the required financial information, Microsemi’s independent auditors shall not have withdrawn any audit opinion with respect to any audited financial statements contained in the required financial information (unless a new unqualified audit opinion has been received in respect thereof from such auditors or another nationally recognized independent registered accounting firm of national standing), such financial statements are sufficiently current on any day during such 20 consecutive business day period to permit a registration statement using financial statements to be declared effective by the SEC on any day during the marketing period and meets certain other requirements, and (y) at the end of which, certain conditions to the closing of the merger have been satisfied (the conditions to the closing of the merger are described under “The Merger Agreement — Conditions to the Merger” beginning on page 78). The marketing period will (i) end on or prior to August 17, 2018 or commence on or after September 4, 2018, (ii) end on or prior to November 21, 2018 or commence on or after November 27, 2018 and (iii) end on or prior to December 20, 2018 or commence on or after January 2, 2019. In addition, the marketing period will end on any earlier date that is the date on which the debt financing of Microchip is consummated.
Treatment of Common Stock, Stock-Based Awards and Performance Awards
Each share of our common stock outstanding immediately prior to the effective time of the merger (other than excluded shares and dissenting shares) will be converted into the right to receive $68.78 in cash from Microchip, without interest, less any applicable withholding taxes.
At the effective time of the merger, each Microsemi stock option and stock appreciation right (or portion thereof) outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be assumed by Microchip and converted into a Microchip option or stock appreciation right with respect to a number of shares of Microchip common stock equal to the product of  (i) the number of shares of Microsemi common stock subject to the Microsemi stock option or stock appreciation right immediately prior to the effective time of the merger and (ii) the equity award exchange ratio (rounded down to the nearest whole share). The exercise or base price per share of each assumed option or stock appreciation right will equal the exercise or base price per share of Microsemi common stock under such award immediately prior to the effective time of the merger divided by the equity award exchange ratio (rounded up to the nearest whole cent). Each assumed option or stock appreciation right will otherwise be subject to the same terms and conditions that were applicable to the award immediately prior to the effective time of the merger, including the same vesting schedule and any applicable accelerated vesting provisions. The “equity award exchange ratio” is the quotient obtained by dividing $68.78 by the average closing price for a share of Microchip common stock (rounded to the nearest one-tenth of a cent as reported on Nasdaq) for the ten most recent days ending on the last trading day immediately prior to the effective time of the merger.
At the effective time of the merger, each Microsemi RSU award that is outstanding immediately prior to the effective time of the merger, to the extent unvested (after giving effect to any acceleration of vesting in connection with the merger pursuant to the terms of the award), will be assumed by Microchip and converted into a Microchip RSU, with the number of shares of Microchip common stock subject to assumed RSUs equal to the product of  (i) the number of shares of Microsemi common stock subject to the unvested Microsemi RSU award as of immediately prior to the effective time of the merger and (ii) the equity award exchange ratio (rounded down to the nearest whole share). Each assumed RSU will otherwise be subject to the same terms and conditions that were applicable to such award immediately prior to the effective time of the merger.
At the effective time of the merger, each Microsemi RSU award that is outstanding and unsettled immediately prior to the effective time of the merger and that is vested or will vest in connection with the merger pursuant to the terms of the award will be cancelled and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to the number of shares subject to the vested RSU award multiplied by $68.78.
At the effective time of the merger, each Microsemi PSU award outstanding immediately prior to the effective time of the merger will be vested immediately prior to the effective time of the merger as to a percentage of the total number of shares of Microsemi common stock subject to the award as determined by the Compensation Committee of the Board (which percentage will in no event be less than 100% of the target number of shares subject to the award or greater than the maximum possible vesting percentage under the terms of the award). Each such vested Microsemi PSU will be cancelled and converted into the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to the number of vested PSUs (after giving effect to the foregoing determination by the Compensation Committee) multiplied by $68.78.
At the effective time of the merger, each share of Microsemi Restricted Stock will be cancelled and converted into the right to receive an amount in cash equal to $68.78 (less applicable withholding taxes), which will be subject to the same vesting requirements and other terms and conditions that were applicable to such Restricted Stock award immediately prior to the effective time of the merger (including any vesting or acceleration provisions provided with respect to the award). The cash amount will be paid on or reasonably promptly after the applicable vesting date.
Microsemi and Microchip may, prior to the effective time of the merger, agree that any outstanding stock option, stock appreciation right, RSU, PSU or Restricted Stock award that is subject to the laws of a non-U.S. jurisdiction be treated in a manner other than as set forth above, to the extent that Microsemi and Microchip reasonably and in good faith determine that (A) the manner in which such award would otherwise be treated would result in a violation of applicable laws or a materially adverse tax consequence to the individual holding such award in the applicable non-U.S. jurisdiction, (B) such different treatment is necessary to comply with such applicable laws and (C) such different treatment is, to the maximum extent practicable, consistent with the applicable provisions of the merger agreement.
Surrender and Payment Procedures
Immediately following the effective time of the merger, Microchip will deposit, or will cause to be deposited, with the payment agent a cash amount in U.S. dollars sufficient to pay the aggregate merger consideration, other than in respect of the excluded shares as discussed below, payable to our stockholders and, to the extent not previously deposited by Microsemi with another financial institution, the consideration payable to our equity-based and performance-based award holders as a result of the merger.
Promptly after the effective time of the merger, and in any event within five business days thereafter, Microchip and the surviving corporation will cause the payment agent to mail (i) to each of our stockholders of record immediately prior to the effective time of the merger who hold certificated shares of our common stock (other than holders of excluded shares and dissenting shares) (A) a letter of transmittal specifying that delivery will be effected, and risk of loss and title will pass, only upon the delivery of the certificates representing shares of our common stock (or affidavits of loss in lieu of such certificates as provided in the merger agreement) to the payment agent, and (B) instructions advising each such holder of record how to surrender his, her or its shares of our common stock in exchange for the merger consideration, and (ii) to each of our stockholders of record immediately prior to the effective time of the merger who hold uncertificated shares of our common stock (other than holders of excluded shares and dissenting shares), a notice that the merger has become effective. The payment agent will pay each holder of record the aggregate merger consideration to which such holder is entitled (i) in the case of certificated shares, after delivery or transfer of such shares by holders of certificated shares and (ii) in the case of uncertificated shares, without any action on the part of the person in whose name such uncertificated shares are registered. Interest will not be paid or accrue in respect of the merger consideration. From the effective time until the surrender or transfer of certificates or book-entry shares, as the case may be, each such certificate or book-entry share will represent only the right to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to the merger consideration.
In the event of a transfer of ownership of shares that is not registered in the transfer records of Microsemi, a cash amount equal to the merger consideration may be paid to such transferee upon due surrender to the payment agent of the certificates formerly representing such shares, accompanied by all documents reasonably required to evidence and effect such transfer, and evidence that any applicable stock transfer or other similar taxes have been paid or are not applicable.
Any holder of uncertificated shares will not be required to deliver a certificate or an executed letter of transmittal to the payment agent to receive the merger consideration that such holder is entitled to receive. Microchip will cause the payment agent to pay and deliver as promptly as reasonably practicable after the effective time of the merger, the merger consideration in respect of such uncertificated shares (and such uncertificated shares will be cancelled).
From and after the effective time of the merger, there will be no further transfers of shares of our common stock that were outstanding immediately prior to the effective time of the merger.
If any cash deposited with the payment agent remains unclaimed for one year following the effective time of the merger, such cash will be delivered to Microchip. Thereafter, holders of our common stock (other than holders of excluded shares) who have not received payment due to non-compliance with the exchange procedures will be entitled to look only to Microchip with respect to payment of the merger consideration (after giving effect to any required tax withholdings), without any interest thereon.
Microchip, Microsemi, Merger Sub, the surviving corporation and the payment agent will be entitled to deduct and withhold from the merger consideration such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Any sum that is withheld will be remitted to the appropriate taxing authority, and will be treated for all purposes of the merger agreement as having been paid to the holder of shares with regard to whom it is deducted and withheld.
Representations and Warranties
Representations and Warranties of Microsemi
We made customary representations and warranties in the merger agreement that are subject, in many cases, to exceptions and qualifications contained in the merger agreement, in the disclosure schedule or in certain reports filed with the SEC. These representations and warranties relate to, among other things:
•
our and our subsidiaries’ due organization, existence, good standing and authority to carry on our and their businesses;

•
our capitalization, including:

•
the number of authorized and outstanding shares and the number of Microsemi equity awards outstanding;

•
the absence of preemptive rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, securities, calls, commitments or rights of any kind obligating the issuance or sale of Microsemi shares or shares of our subsidiaries;

•
the absence of any securities or other obligations of Microsemi the holders of which have the right to vote with the stockholders of Microsemi on any matter;

•
the absence of any agreement relating to any voting or equity interests in Microsemi; and

•
our ownership interest in each subsidiary and our or our subsidiaries’ ownership interests in any other entity.

•
our corporate power and authority related to the merger agreement, including as it relates to our entry into and performance of our obligations under the merger and the other transactions contemplated by the merger agreement;

•
required actions by or in respect of, and filings with, governmental authorities in connection with the merger and the merger agreement;

•
our execution, delivery and performance under the merger agreement, and whether such execution, delivery and performance would result in violations of or conflicts with our governing documents or applicable law, or any defaults, terminations, cancellations or accelerations under certain agreements or the creation of liens on any of our assets;

•
our SEC filings since September 28, 2015 and the financial statements included therein, and our disclosure controls and procedures and internal controls over financial reporting;

•
compliance of this proxy statement and other material provided to Microsemi’s stockholders or filed with the SEC in connection with the solicitation of proxies from Microsemi’s stockholders for use at the stockholders’ meeting;

•
our conduct of business in the ordinary course from December 31, 2017 through the date of the merger agreement, and the absence since December 31, 2017 of certain changes, including any fact, event, circumstance, change or effect that has had, individually or in the aggregate, a material adverse effect (as described below), as well as other specific actions;

•
the absence of certain legal proceedings, investigations and governmental orders against Microsemi or any of its subsidiaries;

•
the absence of certain undisclosed liabilities not required to be reflected or reserved against according to GAAP;

•
certain matters relating to employee benefit plans of Microsemi and its subsidiaries;

•
since September 28, 2015, compliance with applicable laws and the permits, approvals, consents, authorizations, franchises and orders necessary for the operation of the business of Microsemi and its subsidiaries;

•
certain matters relating to material contracts, including government contracts;

•
certain material rights to the owned real property and leases of real property of Microsemi and any of its subsidiaries;

•
the inapplicability of anti-takeover laws enacted under U.S. state or federal law to the merger agreement or the transactions contemplated thereby;

•
certain environmental matters relating to Microsemi and its subsidiaries;

•
certain tax matters relating to Microsemi and its subsidiaries;

•
certain labor matters relating to Microsemi and its subsidiaries;

•
certain intellectual property matters relating to Microsemi and its subsidiaries;

•
certain insurance policies are in full force and effect;

•
since September 28, 2015, the compliance of Microsemi and its subsidiaries with the provision of applicable export and reexport control laws and import laws;

•
since September 28, 2015, the compliance of Microsemi and its subsidiaries with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd1, et seq.), the U.K. Bribery Act of 2010, as amended, and anti-bribery, anti-corruption and anti-money laundering laws in the jurisdictions where Microsemi and its subsidiaries operate;

•
the absence of transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act;

•
the absence of any undisclosed broker’s or finder’s fees;

•
the largest suppliers and customers of Microsemi and its subsidiaries; and

•
the receipt by Microsemi’s board of a fairness opinion from Microsemi’s financial advisor.

Material Adverse Effect
Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means any fact, event circumstance, change or effect (which we collectively refer to as an effect), or set of effects, that has had a material adverse effect on the business, operations, financial condition or results of operations of Microsemi and its subsidiaries, taken as a whole, excluding any effect resulting from the following:
•
changes in the economy, financial markets or political conditions generally in the United States or anywhere else in the world (except to the extent that such effect has a disproportionate adverse effect on Microsemi and its subsidiaries compared to other participants in the industries in which Microsemi and its subsidiaries conduct business);

•
changes generally affecting the industries in which Microsemi and its subsidiaries conduct business (except to the extent that such effect has a disproportionate adverse effect on Microsemi and its subsidiaries compared to other participants in the industries in which Microsemi and its subsidiaries conduct business);

•
changes in GAAP or of applicable law (except to the extent that such effect has a disproportionate adverse effect on Microsemi and its subsidiaries compared to other participants in the industries in which Microsemi and its subsidiaries conduct business);

•
acts of war, terrorism or sabotage, or any escalation with respect thereto, in the United States or anywhere else in the world (except to the extent that such effect has a disproportionate adverse effect on Microsemi and its subsidiaries compared to other participants in the industries in which Microsemi and its subsidiaries conduct business);

•
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar events in the United States or anywhere else in the world (except to the extent that such effect has a disproportionate adverse effect on Microsemi and its subsidiaries compared to other participants in the industries in which Microsemi and its subsidiaries conduct business);

•
a decline in the price or change in the trading volume of the shares of Microsemi on Nasdaq, in and of itself  (provided that the underlying causes of such declines or changes may be taken into account unless otherwise excluded by other exceptions to this definition);

•
failure by Microsemi or its subsidiaries to meet any published analysts’ estimates, internal or external projections, guidance, budgets or forecasts of revenues, earnings or other financial or business metrics, in and of itself  (provided that the underlying causes of such failures may be taken into account unless otherwise excluded by other exceptions to this definition);

•
the negotiation, public announcement or pendency of the merger agreement or the transactions contemplated thereby (including any loss or change in relationship of Microsemi and its subsidiaries with any customer, supplier, vendor, employee or other business relationship of Microsemi and its subsidiaries);

•
any proceeding brought or threatened by stockholders of either Microchip or Microsemi (or on behalf of Microchip, Microsemi or otherwise) asserting appraisal rights, allegations of breach of fiduciary duty relating to the merger agreement or the merger or violations of securities laws in connection with this proxy statement;

•
any action by Microsemi or its subsidiaries taken at the written request of Microchip or Merger Sub or with the written consent of Microchip or Merger Sub; and

•
the identity of, or any facts or circumstances relating to, Microchip, Merger Sub or any of their respective affiliates.

Representations and Warranties of Microchip and Merger Sub
The merger agreement also contains customary representations and warranties made by Microchip and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Microchip and Merger Sub relate to, among other things:
•
their due organization, existence, good standing and authority to carry on their businesses;

•
their corporate power and authority related to the merger agreement, including their power to enter into the merger agreement, perform their obligations under, and consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement against them;

•
required actions by or in respect of, and filings with, governmental authorities in connection with the merger and the merger agreement;

•
their entry into and performance under the merger agreement, and whether such entry and performance would result in violations of, or conflicts with, their governing documents or applicable law, or any defaults, terminations, cancellations or accelerations under certain agreements or the creation of liens on any of their assets;

•
the absence of certain legal proceedings or investigations against Microchip or Merger Sub;

•
availability of funds as of the effective time of the merger to pay all amounts to be paid by Microchip in connection with the merger agreement, including the aggregate merger consideration and all other cash amounts payable in connection with the closing pursuant to the merger agreement;

•
the capitalization and business conduct of Merger Sub;

•
that neither Microchip nor Merger Sub is, or at any time during the three years prior to the date of the merger agreement was, an “interested stockholder” as defined in Section 203 of the DGCL; and

•
the effectiveness and enforceability of the commitment letters entered into by Microchip in connection with Microchip’s debt financing for the transactions contemplated by the merger agreement.

The representations and warranties in the merger agreement of each of Microsemi, Microchip and Merger Sub will not survive the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger
Under the merger agreement, between the date of the merger agreement and the effective time of the merger, except as (i) expressly required or permitted by the merger agreement, (ii) approved in advance in writing by Microchip (such approval not to be unreasonably withheld, delayed or conditioned) or (iii) set forth on the disclosure schedule, Microsemi has agreed that it and its subsidiaries will conduct their respective businesses in the ordinary course of business consistent with past practice and use its and their respective commercially reasonable efforts to keep available the services of its and their directors, officers and key employees and preserve its and their existing business relationships (including with customers and suppliers).
We have further agreed that, between the date of the merger agreement and the effective time of the merger, except as (i) expressly required or permitted by the merger agreement, (ii) approved in advance in writing by Microchip (such approval not to be unreasonably withheld, delayed or conditioned) or (iii) set forth on the disclosure schedule, Microsemi will not, and will cause its subsidiaries not to:
•
adopt changes in the organizational documents of Microsemi or its subsidiaries;

•
restructure, reorganize or liquidate the assets, the operations or business of Microsemi or any of its subsidiaries;

•
acquire any business organization or assets that are material to Microsemi and its subsidiaries taken as a whole, from any third party outside of the ordinary course of business consistent with past practice;

•
issue, sell or deliver any shares of common stock of Microsemi or that of any of its subsidiaries, or any security interests that can convert into, or carry the right to purchase, Microsemi’s common stock or that of its subsidiaries, other than: (i) pursuant to the issuance and sale of shares of common stock pursuant to certain Microsemi equity awards outstanding as of or prior to the date of the merger agreement; or (ii) grants to newly hired employees of certain Microsemi equity awards pursuant to binding commitments prior to the date of the merger agreement;

•
make any loans, advances or capital contributions to any person, other than to any of Microsemi’s subsidiaries, and certain advances made by Microsemi or any of its subsidiaries to employees;

•
assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity except for the obligations of any wholly owned subsidiaries of Microsemi;

•
declare, set aside or pay any dividend or other distribution with respect to any of its capital stock, except for dividends or other distributions paid by any wholly owned subsidiary of Microsemi to Microsemi;

•
acquire or redeem, directly or indirectly, any shares of the capital stock of Microsemi or its subsidiaries or securities convertible into or exercisable for such shares of capital stock, except (i) for payment of the exercise price, and any applicable taxes pursuant to any exercise, vesting or settlement, of certain Microsemi equity awards, or (ii) pursuant to any forfeiture of certain Microsemi equity awards;

•
incur or assume debt or issue any debt securities, except for (i) debt under Microsemi’s credit facilities as in effect on the date of the merger agreement to fund operations of Microsemi’s business in the ordinary course of business consistent with past practice (not to exceed an aggregate principal amount outstanding under such facilities equal to the sum of the principal amount outstanding under such facilities as of the date of the merger agreement plus $100 million) and (ii) loans or advances to or from wholly owned subsidiaries;

•
forgive any loans to any employees, officers or directors of Microsemi or any of its subsidiaries or any of their respective affiliates;

•
make any deposits or contributions of cash or other property under Microsemi’s employee benefit plans or other contracts, except as required by applicable law, in the ordinary course of business consistent with past practice, or for deposits and contributions required pursuant to any such employee benefit plans in effect as of the date of the merger agreement;

•
sell, lease, license or dispose of property or assets that are material to Microsemi or its subsidiaries taken as a whole except in the ordinary course of business consistent with past practice;

•
incur capital expenditures of  $2 million or more individually, or $10 million or more in the aggregate per quarter, other than those in accordance with Microsemi’s capital expenditure budget set forth on the disclosure schedule;

•
other than in the ordinary course of business consistent with past practice, enter into or amend certain material contracts;

•
make any changes with respect to accounting practices or principles, except as required by changes in applicable law or GAAP;

•
settle certain actions, suits, claims, hearings, arbitrations, investigations or other proceedings;

•
make or change any material tax election, other than in accordance with past practice or as required by applicable law; amend any tax return; adopt or change any tax accounting method; settle or compromise any material tax liability; or consent to any extension or waiver of any limitation period with respect to any material claim or assessment for taxes;

•
enter into any new lease or sublease of real property with annual rent payments in excess of $1 million, other than extensions or renewals of existing leases or subleases;

•
modify or amend any lease or sublease except in the ordinary course of business consistent with past practice or as would not be expected to be material to Microsemi or any of its subsidiaries taken as a whole;

•
sell, lease, license or transfer to any person or entity any rights to any material intellectual property, or purchase or license material intellectual property rights or enter into any agreement or modify any existing agreement with respect to intellectual property rights of a third party at a cost of more than $5 million, in each case other than in the ordinary course of business consistent with past practice;

•
except in the ordinary course of business consistent with past practice, as required by applicable law or as required by any Microsemi benefit plan as in effect on the date of the merger agreement, (i) modify or terminate any Microsemi bonus, profit sharing, compensation, change in control, retention, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer, employee, consultant or independent contractor or (ii) increase the compensation or fringe benefits of any director, officer, employee, consultant or independent contractor or pay any special bonus or special remuneration to any director, officer, employee, consultant or independent contractor, or pay any benefit not required by any plan or arrangement not in effect as of the date of the merger agreement;

•
enter into, amend or extend any collective bargaining agreement or other agreement with a labor organization;

•
hire, terminate, demote or promote any senior employee, except as expressly contemplated by the merger agreement or an employee benefit plan in effect as of the date of the merger agreement, as required by applicable law or in the ordinary course of business consistent with past practice;

•
revalue in any material respect any material properties or assets (including writing-off notes or accounts receivable), except in the ordinary course of business consistent with past practice or as required by applicable law or GAAP; or

•
agree, authorize or commit to do any of the foregoing.

No Solicitation of Acquisition Proposals; Board Recommendation Changes
No Solicitation or Negotiation
Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that neither Microsemi nor any of its subsidiaries will, and Microsemi will instruct and use its reasonable best efforts to cause its or its subsidiaries’ directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other advisors or representatives (which we refer to as representatives) to, directly or indirectly:
•
solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any acquisition proposal (as defined below) or the making of any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal;

•
furnish to any third party any non-public information relating to Microsemi or any of its subsidiaries for the known purpose of assisting or facilitating the making of an acquisition proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal;

•
participate or engage in discussions or negotiations regarding an acquisition proposal with any third party that is seeking to make or has made an acquisition proposal; or

•
execute or enter into any letter of intent, memorandum of understanding or contract contemplating or otherwise relating to an acquisition transaction (as defined in the merger agreement).

The merger agreement defines the term “acquisition proposal” to mean any offer, proposal or indication of interest from any third party relating to (i) a merger, consolidation, share exchange, business combination, joint venture or other similar transaction involving Microsemi or any of its subsidiaries pursuant to which the stockholders of Microsemi immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction, (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 20% or more of the assets of Microsemi or any of its subsidiaries, (iii) any dissolution, liquidation, recapitalization or other significant corporate reorganization of Microsemi or any of its subsidiaries with assets which, individually or in the aggregate, constitute 20% or more of the consolidated assets of Microsemi or to which 20% or more of the consolidated revenues or earnings of Microsemi are attributable, (iv) any direct or indirect acquisition or purchase by any person or group resulting in, or proposal or offer, which if consummated would result in, any person or group becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 20% or more of any class of outstanding voting or equity securities of Microsemi or any of its subsidiaries or (v) any combination of the foregoing, in each case, other than the transactions contemplated by the merger agreement.
We agreed to, and agreed to use our reasonable best efforts to cause our representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third party conducted with respect to an acquisition proposal. We also agreed to promptly request in writing that any third party that has executed a confidentiality agreement since the date which is one year prior to the date of the merger agreement in connection with its consideration of acquiring Microsemi or any material portion thereof return all confidential information furnished to such third party by or on behalf of Microsemi, and Microsemi will use its commercially reasonable efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).
Under certain circumstances a breach of the provision described above by Microsemi’s representative will be deemed to be a breach of Microsemi.
No Solicitation or Negotiation Exceptions
Notwithstanding the foregoing, Microsemi and Microchip also agreed that, at any time prior to the time Microsemi’s stockholders adopt the merger agreement, the Board may, directly or indirectly through any representative, with respect to a third party that has made (and not withdrawn) a bona fide written acquisition proposal after the date of the merger agreement that did not result from a breach of the non-solicitation provisions of the merger agreement, engage or participate in any discussions or negotiations with any third party and its representatives or furnish to such third party and its representatives any information (including non-public information) relating to Microsemi or any of its subsidiaries pursuant to a confidentiality agreement on terms not less favorable to Microsemi than those contained in the confidentiality agreement, dated as of November 20, 2017, between Microsemi and Microchip, and containing additional provisions that expressly permit Microsemi to comply with the terms of the non-solicitation provisions in the merger agreement; provided, that:
•
such confidentiality agreement need not contain any “standstill” or similar provision that would prohibit such third party from making any acquisition proposal;

•
such confidentiality agreement will be provided to Microchip for information purposes immediately following the execution and delivery thereof; and

•
Microsemi will (a) solely with respect to the initial contact with respect to any third party, promptly (and in any event within 24 hours of its receipt) advise Microchip orally and in writing of its receipt of any acquisition proposal, including the terms and conditions thereof, and the identity of the person or group making, such acquisition proposal, request or inquiry (and if such acquisition proposal is in written form, Microsemi will give Microchip a copy thereof) and provide notice of Microsemi’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such third party, and (b) contemporaneously with furnishing any non-public information to such person, furnish such non-public information to Microchip (to the extent not previously furnished or made available by Microsemi to Microchip or any of its representatives);

if and only to the extent that the Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal either constitutes a superior proposal (as defined below) or would be reasonably likely to lead to a superior proposal.
The merger agreement defines the term “superior proposal” to mean a bona fide written acquisition proposal that did not result from a breach of the non-solicitation provisions in the merger agreement and that would result in any third party or group becoming the beneficial owner of, directly or indirectly, more than 50% of the assets (on a consolidated basis) of Microsemi and its subsidiaries or more than 50% of any class of equity securities of Microsemi that the Board has determined in good faith (after consultation with its outside legal counsel and its financial advisor, taking into account all legal, financial, regulatory and other aspects of such acquisition proposal, the likelihood of the proposal being consummated in accordance with its terms and all other matters that the Board considers appropriate), would, if consummated, result in a transaction more favorable to Microsemi’s stockholders from a financial point of view than the transactions contemplated by the merger agreement (after taking into account any revisions to the terms of the merger agreement proposed by Microchip pursuant to these provisions).
Microsemi agrees to promptly (and, in any event, within 24 hours) notify Microchip orally and in writing of its receipt of any acquisition proposal, including the terms and conditions of, and the identity of the person or group making, such acquisition proposal, request or inquiry, and to keep Microchip informed of the status and material terms and conditions (including all material amendments) of any such acquisition proposal, request or inquiry and, promptly (and in no event later than twenty-four hours thereafter) upon receipt of any written material amendment or written proposed amendment of any such acquisition proposal, Microsemi will give Microchip a copy thereof.
Change of Recommendation
The merger agreement provides that (subject to certain exceptions described below) neither the Board, nor any committee thereof, will (i) withdraw, amend or modify (in a manner adverse to Microchip or Merger Sub) the Board’s recommendation that Microsemi’s stockholders adopt the merger agreement in accordance with applicable law, which recommendation we refer to as a Board recommendation, (ii) publicly endorse, adopt or recommend any acquisition proposal or superior proposal, (iii) in the case of any publicly announced acquisition proposal that is a tender offer or exchange offer, fail to recommend against acceptance of any tender offer or exchange offer for our common stock that constitutes an acquisition proposal within 10 business days after the commencement of such offer; or (iv) pass a resolution to approve or publicly propose to take any of the foregoing actions (any action or omission described in (i) through (iv), we refer to as a change of recommendation).
Change of Recommendation Exceptions
Notwithstanding the foregoing, Microsemi and Microchip also agreed that, prior to the time the stockholders of Microsemi adopt the merger agreement, the Board may make a change of recommendation and terminate the merger agreement with respect to a superior proposal (as described in the section entitled “The Merger Agreement — Termination” starting on page 80), if and only if  (x)(1) the Board has received a bona fide written acquisition proposal that did not result from a breach (or deemed breach) of the non-solicitation provisions in the merger agreement and that constitutes a superior proposal, (2) the Board determines in good faith (after consultation with outside legal counsel) that the failure to effect such change of recommendation would reasonably be likely to constitute a breach of its fiduciary duties to stockholders of Microsemi under Delaware law, (3) prior to effecting such a change of recommendation, Microsemi will have provided Microchip with at least four business days’ notice of its intention to take such action and which notice will include the most current version of the proposed definitive agreement and, to the extent not included therein, a written description of the material terms and conditions and identity of the third party making such superior proposal and (4) Microchip will not have made within the four business day period a written offer or proposal capable of acceptance that the Board determines in good faith, after consultation with its financial advisor and outside legal counsel is at least as favorable, from a financial point of view, to Microsemi stockholders, or (y)(1) a fact, event, change, development or set of circumstances occurs or exists after the date of the merger agreement that materially effects the business, operations, financial condition or results of operations of Microsemi or any of its subsidiaries, which is not related to either an acquisition proposal or any fluctuation in the market price or trading volume of our common stock in and of itself, that was neither known to the Board nor reasonably foreseeable to the Board as of or prior to the date of the merger agreement, (2) the Board determines in good faith (after consultation with outside legal counsel) that the failure to effect such a change in recommendation would be reasonably likely to constitute a breach of its fiduciary duties to stockholders of Microsemi under Delaware laws, (3) Microsemi has provided Microchip with at least four business days prior written notice of its intention to take such action and a written description of the Board’s basis and rationale for proposing to effect such a change in recommendation, and (4) Microchip has not made within the four business day period a written offer or proposal capable of acceptance that the Board determines in good faith after consultation with its outside legal counsel would obviate the need for the Board to effect such a change of recommendation.
Match Rights
Microsemi further agreed that the Board will not make a change of recommendation in response to an acquisition proposal (or terminate the merger agreement with respect to a superior proposal, in which case Microsemi will be required to pay a termination fee of  $290,000,000 to Microchip), unless:
•
Microsemi notifies Microchip in writing at least four business days in advance (which we refer to as, as may be extended, the notice period) that it intends to effect a change of recommendation in connection with a superior proposal or to terminate the merger agreement with respect to a superior proposal, which notice will specify the identity of the party who made such superior proposal and all of the material terms and conditions of such superior proposal and include copies of any proposed transaction documents; and

•
during the notice period, Microsemi causes its financial and legal advisors to negotiate in good faith with Microchip during such four-business day period (to the extent that Microchip desires to negotiate) to enable Microchip to propose in writing such revisions to the terms of the merger agreement as would permit the Board not to effect a change of recommendation in connection with a superior proposal or to terminate the merger agreement in response to a superior proposal; and the Board will have considered in good faith any changes to the merger agreement proposed in writing by Microchip and will have determined in good faith, after consultation with outside legal counsel and its outside financial advisors, that the acquisition proposal continues to constitute a superior proposal even if such changes proposed in writing by Microchip were to be given effect.

Stockholders Meeting
Microsemi has agreed, in accordance with its organizational documents and applicable law, to cause a meeting of its stockholders to be duly called and held as promptly as practicable after the date of the merger agreement (and in no event later than forty days after the commencement of the mailing of this proxy statement to our stockholders) for the purpose of obtaining the approval of the merger and adoption of the merger agreement by the affirmative vote of the holders of a majority of the voting power of the shares of Microsemi common stock entitled to vote on the merger proposal and to comply with all legal requirements applicable to such meeting. Microsemi has agreed that the Board will recommend adoption of the merger agreement to Microsemi’s stockholders, subject to the provisions of the merger agreement discussed above under “The Merger Agreement — No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 73.
Filings; Other Actions; Notification
Microsemi, Microchip and Merger Sub will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties to the merger agreement in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger, including using reasonable best efforts to:
•
cause the conditions to the merger (as described more particularly in the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 78) to be satisfied or fulfilled;

•
obtain all necessary consents, waivers and approvals under material contracts or leases to which Microsemi or any of its subsidiaries is a party in connection with the merger agreement and the consummation of the merger so as to maintain and preserve the benefits under such contracts following the consummation of the merger;

•
obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental entities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings; and

•
execute or deliver any additional instruments reasonably necessary to consummate the merger

As soon as reasonably practicable, each of Microchip and Microsemi is required to file with the FTC and the Antitrust Division a notification and report form relating to the merger agreement and the merger as required by the HSR Act, as well as comparable pre-merger notification filings, forms and submissions with any foreign governmental entity that may be required by the antitrust laws of any applicable foreign jurisdiction as soon as reasonable practicable (including as described more particularly in the section entitled “The Merger — Regulatory Approvals” beginning on page 61).
Each of Microchip and Microsemi are also required to cooperate and coordinate with the other in making the filings described above, supply the other with any information that may be required or requested by the applicable competition or merger control authorities and supply any additional information that may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any applicable jurisdiction.
Microchip and Merger Sub are required to use reasonable best efforts to obtain any clearance or approval from any governmental entity or to prevent the initiation of any lawsuit by any governmental entity under any antitrust or competition law or to prevent the entry of any decree, judgment, injunction, preliminary or permanent, or any order that would otherwise make the transactions contemplated by the merger agreement unlawful. Notwithstanding the forgoing, neither Microchip nor Merger Sub will be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Microchip or any of its affiliates or Microsemi or any of its subsidiaries, (B) the imposition of any limitation or regulation on the ability of Microchip or any of its affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of our common stock or any limitation or regulation on the ability of Microchip or any of its affiliates to exercise full rights of ownership of the shares of our common stock, if in the case of clauses (A), (B) or (C) above, such sale, divestiture, license, disposition, holding separate, limitation or regulation applicable to Microsemi would have or would reasonably be expected to have a material adverse effect (as defined above) or a material adverse effect on the business, operations, financial condition or results of operations of Microchip and its subsidiaries, taken as a whole.
Microchip has agreed to not knowingly take any action (including the acquisition by it or its affiliates of any interest in any person that derives revenues from products, services or lines of business that compete with Microsemi’s products, services or lines of business) if such action would make it materially more likely that there would arise any impediments under any antitrust law with respect to the consummation of the transactions contemplated by the merger agreement.
Financing
Prior to the closing of the merger, Microsemi has agreed that it and its subsidiaries will, and will use reasonable best efforts to cause their respective representatives to, provide all cooperation reasonably requested by Microchip or any of its subsidiaries in connection with any debt financing or any other debt or capital markets financing of Microchip or any of its subsidiaries for the purpose of financing the merger and any transactions related to the merger; provided, that:
•
such requested cooperation will not, in the good faith determination of Microsemi, unreasonably interfere with the conduct of its business or create a risk of damage or destruction to any property or assets of Microsemi or any of its subsidiaries;

•
nothing will require Microsemi or any of its subsidiaries to (i) provide any information the disclosure of which is prohibited or restricted under applicable law or is legally privileged, (ii) waive or amend any terms of the merger agreement, or (iii) take any action that will conflict with its organizational documents or any applicable laws or would result in a violation or breach of, or default under, any agreement to which Microsemi or any of its subsidiaries is a party;

•
neither Microsemi nor any of its subsidiaries will be required to pay any fees or reimburse any expenses prior to the closing date of the merger for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Microchip or any of its subsidiaries; and

•
neither Microsemi nor any of its subsidiaries will be required, prior to the closing of the merger, to give any indemnities that would be effective prior to the closing date of the merger.

No pre-closing director of Microsemi or any of its subsidiaries will be required to take any action to approve any debt financing of Microchip or any of its subsidiaries, and neither Microsemi nor any of its subsidiaries will be obligated to take any action that requires action or approval by any pre-closing director of Microsemi or any of its subsidiaries prior to the closing of such debt financing.
Treatment of Outstanding Debt
Microsemi has agreed to use its reasonable best efforts to commence, upon Microchip’s written request, a tender offer for all of the outstanding aggregate principal amount of Microsemi’s 9.125% senior notes due 2023 (which we refer to as the senior notes), issued pursuant to the indenture, dated January 15, 2016, among Microsemi, certain of its subsidiaries party thereto as guarantors, and U.S. Bank National Association (which we refer to as the senior notes indenture), and to provide any other cooperation reasonably requested by Microchip to facilitate the covenant defeasance or discharge of the senior notes, if elected by Microchip, effective as of the closing.
Additionally, Microsemi will use its reasonable best efforts to issue, upon Microchip’s written request, a notice of optional redemption for a redemption date no earlier than the closing date for all of the senior notes.
In addition, on the closing date all obligations then outstanding under the credit agreement, dated January 15, 2016, among Microsemi, the lenders party thereto and Morgan Stanley Senior Funding, Inc. (which we refer to as the credit agreement), will be repaid in full and Microsemi will use reasonable best efforts to cause the release on the closing date of all liens securing obligations under the credit agreement.

Employee Benefits Matters
Microchip has agreed that employees of Microsemi and any subsidiary of Microsemi who continue to be employed in the United States after the effective time of the merger (which we refer to collectively as the continuing employees), will:
•
during the period commencing at the effective time of the merger and ending on the first anniversary of the effective time of the merger, be provided with compensation and benefits the value of which is not less favorable in the aggregate to the aggregate value of the compensation and benefits provided by Microsemi and its subsidiaries to such continuing employees immediately prior to the effective time of the merger;

•
during the period commencing at the effective time of the merger and ending on the first anniversary of the effective time of the merger, be provided with base wages or salary that are not less than the base wages or salary provided by Microsemi and its subsidiaries to such continuing employee immediately prior to the effective time of the merger; and

•
during the period commencing at the effective time of the merger and ending on the first anniversary of the effective time of the merger, be provided with severance benefits that are not less favorable in amount, or with regard to the terms and conditions to receive such severance benefits as those severance benefits, provided by Microsemi and its subsidiaries to such continuing employee immediately prior to the effective time of the merger.

Additionally, from and after the effective time of the merger, Microchip has agreed to use its reasonable best efforts to (i) take into account such continuing employee’s employment with Microsemi or any of its subsidiaries (including their predecessors) for purposes of eligibility, vesting, level of benefits, and benefit accrual (except for benefit accrual under defined benefit pension plans, unless required by applicable law), as if such service were with Microchip, to the same extent such service was credited under a comparable plan of Microsemi or its subsidiaries prior to the effective time of the merger (except to the extent it would result in a duplication of benefits), (ii) cause any pre-existing condition and eligibility limitations under health or welfare benefit plans of Microchip or its subsidiaries to be waived with respect to the continuing employees to the extent waived or satisfied under the Microsemi benefit plans the continuing employee participated in prior to the effective time of the merger, and (iii) give each continuing employee credit for eligible expenses for deductible, co-payments and out-of-pocket expenses paid under the Microsemi benefit plans the continuing employee participated in prior to the effective time of the merger for purposes of satisfying the deductible, co-payment and out-of-pocket expense requirements under the corresponding benefit plans of Microchip and its subsidiaries for the plan year in which the transition from the Microsemi benefit plans occurs.
Conditions to the Merger
The respective obligations of Microsemi, Microchip and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permissible under applicable law) prior to the effective time of the merger of each of the following conditions:
•
the affirmative vote of the holders of a majority of the outstanding shares of our common stock to adopt the merger agreement will have been obtained;

•
all waiting periods (and extensions thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act will have expired or been terminated and all other applicable antitrust, competition or merger control or regulatory consents (as described more particularly in the section entitled “The Merger — Regulatory Approvals” beginning on page 61) will have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period); and

•
no governmental entity of competent jurisdiction will have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the merger any material applicable law that is in effect and has the effect of making the consummation of the merger illegal in any jurisdiction or (ii) issued or granted any order (whether temporary, preliminary or permanent) that has the effect of making the consummation of the merger illegal in any jurisdiction.

The obligations of Microchip and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Microchip at or prior to the effective time of the merger of the following additional conditions:
•
the representations and warranties of Microsemi regarding the absence of a material adverse effect since December 31, 2017 must be true and correct as of the closing date of the merger;

•
the representations and warranties of Microsemi (disregarding all qualifications relating to materiality or material adverse effect or any similar standard or qualification) regarding organization, good standing and qualification, corporate authority and approval, inapplicability of certain takeover statutes, disclosure of broker’s and finder’s fees and the opinion of its financial advisor must be true and correct in all material respects as of the closing date of the merger (other than such representations and warranties that expressly speak as of a particular date or period of time, which must be true and correct as of such specific date);

•
the following representations and warranties of Microsemi (disregarding all qualifications relating to materiality or material adverse effect or any similar standard or qualification) regarding certain aspects of its capital structure must be true and correct except for any de minimis inaccuracies as of the closing date of the merger (other than such representations and warranties that expressly speak as of a particular date or period of time, which must be true and correct as of such specific date):

•
the number of common shares or preferred shares authorized;

•
the number of common shares or preferred shares outstanding;

•
the fact that the outstanding shares have been duly authorized and are validly issued, fully paid and nonassessable;

•
the number of common shares or preferred shares reserved for issuance; and

•
the absence of any securities of Microsemi having been issued (except pursuant to Microsemi’s restricted stock units, as a result of the exchange of certain special shares of Microsemi Storage Solutions Ltd., a subsidiary of Microsemi, or the exercise of certain Microsemi equity awards or as a contribution to any 401(k) plans maintained by Microsemi or any of its subsidiaries) since February 27, 2018;

•
Microsemi’s other representations and warranties set forth in the merger agreement (disregarding all qualifications relating to materiality or material adverse effect or any similar standard or qualification) must be true and correct, except for any failure to be so true and correct that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, as of the closing date of the merger (other than such representations and warranties that expressly speak as of a particular date or period of time, which must be true and correct as of such specific date);

•
Microsemi must have performed and complied with, in all material respects, all of its obligations, covenants and other agreements under the merger agreement required to be performed or complied with at or prior to the effective time of the merger; and

•
Microchip must have received a certificate signed on behalf of Microsemi by the chief executive officer and chief financial officer of Microsemi, certifying as to the satisfaction of all of the above conditions.

Microsemi’s obligation to consummate the merger is further subject to the satisfaction or waiver (where permissible under applicable law) prior to the effective time of the merger of the following conditions, any of which may be waived (in writing) exclusively by Microsemi:
•
the representations and warranties of Microchip and Merger Sub (disregarding all qualifications relating to materiality or material adverse effect or any similar standard or qualification) regarding corporate authority and approval and interested stockholders must be true and correct in all material respects as of the closing date of the merger (other than such representations and warranties that expressly speak as of a particular date or period of time, which must be true and correct as of such specific date);

•
the representations and warranties of Microchip and Merger Sub regarding availability of funds (disregarding all qualifications relating to materiality or material adverse effect or similar qualification) must be true and correct as of the closing date of the merger;

•
Microchip’s and Merger Sub’s other representations and warranties set forth in the merger agreement (disregarding all qualifications relating to materiality or material adverse effect or similar qualification) must be true and correct, except as would not individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Microchip or Merger Sub to timely consummate the transactions contemplated by the merger agreement, as of the closing date of the merger (other than such representations and warranties that by their terms expressly speak as of a particular date or period of time, which must be true, complete and correct as of such specific date);

•
each of Microchip and Merger Sub must have performed and complied with, in all material respects, all of their respective obligations, covenants and other agreements under the merger agreement required to be performed or complied with at or prior to the effective time of the merger; and

•
Microsemi must have received a certificate signed on behalf of Microchip and Merger Sub by the chief executive officer and chief financial officer of Microchip and Merger Sub as to the satisfaction of all of the above conditions.

Termination
Microsemi and Microchip may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger.
The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:
•
by either Microchip or Microsemi if:

•
the merger has not been consummated by December 1, 2018 (which we refer to as the termination date), as may be automatically extended for up to two 3-month periods if the closing has not occurred prior to such date and all conditions, other than those relating to the specific antitrust clearances that Microsemi and Microchip have identified as being required to complete the merger, have been satisfied or are capable of being satisfied, such termination trigger we refer to as a failure to consummate the merger by the termination date;

•
at the special meeting of Microsemi’s stockholders, including any adjournment or postponement thereof, the stockholders of Microsemi do not approve the merger proposal, such termination trigger we refer to as a failure to obtain the stockholder approval; or

•
any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable;

•
by Microsemi:

•
if there is a breach of any representation, warranty, covenant or agreement made by Microchip or Merger Sub in the merger agreement causing the conditions to closing related to the accuracy of Microchip’s and Merger Sub’s representations and warranties and to the performance, in all material respects, of the obligations of Microchip and Merger Sub in the merger agreement, to not be satisfied, and such breach or condition is incurable or, if curable, is not cured within the earlier of 30 days after written notice of such breach is given by Microsemi to Microchip and the termination date, provided that Microsemi does not have the right to terminate if Microsemi is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement; or
•
prior to obtaining the stockholder approval, in order to enter into an alternative acquisition agreement providing for a superior proposal if Microsemi, prior to or concurrently with such termination, pays to Microchip in immediately available funds $290,000,000 (which we refer to as the termination fee);

•
by Microchip, if:

•
there is a breach of any representation, warranty, covenant or agreement made by Microsemi in the merger agreement causing the conditions to closing related to the accuracy of Microsemi’s representations and warranties and the performance, in all material respects, of its obligations under the merger agreement, to not be satisfied, and such breach or condition is incurable or, if curable, is not cured within the earlier of 30 days after written notice of such breach is given by Microchip to Microsemi and the termination date, such termination trigger we refer to as a Microsemi breach, provided that Microchip does not have the right to terminate if Microchip is then in material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement; or

•
prior to obtaining the stockholder approval and subject to the terms of the merger agreement, (i) the Board or any committee thereof makes a change of recommendation, (ii) Microsemi fails to include the Board recommendation in the proxy statement, (iii) following an acquisition proposal, the Board fails to unconditionally reaffirm the Board recommendation within 5 business days (or longer under certain circumstances) after a written request from Microchip or Merger Sub to do so after an acquisition proposal has been publicly announced or publicly known or (iv) Microsemi knowingly and willfully materially breaches the provisions of the merger agreement relating to soliciting acquisition proposals or the requirement that the Board recommend the adoption of the merger agreement to Microsemi stockholders, each of clauses (i), (ii), ,(iii) and (iv) we refer to as a triggering event.

Termination Fee
In certain circumstances, Microsemi may be required to pay Microchip the termination fee of $290,000,000 if the merger agreement is terminated.
The termination fee would be payable if all of the following occur:
•
(x) either Microchip or Microsemi terminates for failure to obtain the stockholder approval, or (y) Microchip terminates the merger agreement because of a Microsemi breach;

•
following execution and delivery of the merger agreement and prior to the stockholders’ meeting (in the case of any termination referred to in clause (x) above) or prior to the breach that forms the basis for the termination of the merger agreement (in the case of any termination referred to in clause (y) above), an acquisition proposal will have been publicly announced or will have become publicly known (in the case of any termination referred to in clause (x) above) or will have been communicated or otherwise made known to Microsemi (in the case of any termination referred to in clause (y) above);

•
at the time of the stockholder meeting (in the case of any termination referred to in clause (x) above) or at the time of the breach that forms the basis for the termination of the merger agreement (in the case of any termination referred to in clause (y) above), such acquisition proposal will still be pending and not have been publicly withdrawn (in the case of any termination referred to in clause (x) above) or withdrawn (in the case of any termination referred to in clause (y) above); and

•
within 12 months following the date of such termination, Microsemi or any of its subsidiaries consummates a transaction contemplated by an acquisition proposal or enters into a definitive agreement providing for an acquisition transaction (in each case, the references to “20%” and “80%” in the definition of  “acquisition proposal” being deemed to be references to “50%”); in which case we must pay Microchip the termination fee (less the amount of Microchip expenses previously paid to Microchip pursuant to the merger agreement) within three business days after demand by Microchip.

The termination fee would also be payable in the following circumstances:
•
if Microchip terminates the merger agreement because of a triggering event, in which case we must pay Microchip the termination fee within two business days after demand by Microchip; or

•
if prior to obtaining the stockholder approval, Microsemi terminates the merger agreement in order to enter into an alternative acquisition agreement providing for a superior proposal, in which case Microsemi must pay Microchip the termination fee concurrently with and as a condition to the effectiveness of the termination of the merger agreement.

Expenses
Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense; provided, that costs incurred in connection with the filing and printing of the proxy statement will be equally shared by Microchip and Microsemi.
In addition, Microsemi will be required to pay Microchip a reimbursement fee of up to $35,000,000 for reasonable and documented out-of-pocket fees and expenses incurred by Microchip and its affiliates (which we refer to as Microchip expenses), if either Microchip or Microsemi terminates the merger agreement for failure to consummate the merger for failure to obtain the stockholder approval under circumstances in which no acquisition proposal has been announced or otherwise become known to Microsemi.
Remedies
No termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other party resulting from any fraud or a knowing and willful material breach of its obligations set forth in the merger agreement.
Except in the event of fraud or a knowing and willful material breach, the parties have agreed that if the merger agreement is terminated and a termination fee becomes due and payable and is paid by us, the termination fee will be the sole and exclusive remedy of Microchip and its subsidiaries against us and our subsidiaries for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger or the other transactions contemplated by the merger agreement to be consummated. In no event will we be required to pay the termination fee on more than one occasion.
Each party is entitled to enforce specifically the terms and provisions of the merger agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the merger agreement. There is no necessity to post a bond or other form of security with or as a condition to obtaining such injunction or injunctions.
Directors’ and Officers’ Indemnification and Insurance
For six years after the effective time of the merger, Microchip will cause the surviving corporation and its subsidiaries to honor and fulfill in all respects the obligations of Microsemi and its subsidiaries under their respective organizational documents and all agreements for indemnification, exculpation of liability or advancement of expenses, in effect as of the date of the merger agreement between Microsemi or any of its subsidiaries and any of their respective current or former directors, officers, employees and agents or any person who becomes a director, officer, employee or agent prior to the effective time of the merger (which we refer to as the indemnified parties).

For six years after the effective time of the merger, Microchip will cause the organizational documents of the surviving corporation and its subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of Microsemi and its subsidiaries than are presently set forth in the organizational documents of Microsemi and its subsidiaries.
For a period of six years after the effective time of the merger, Microchip and the surviving corporation will maintain in effect Microsemi’s current directors’ and officers’ liability insurance (which we refer to as D&O insurance), in respect of acts or omissions occurring at or prior to the effective time of the merger, covering each person covered by the D&O insurance immediately prior to the effective time of the merger, on terms with respect to the coverage and amounts no less favorable than those of the D&O insurance in effect on the date of the merger agreement; provided, however, that the surviving corporation may, at its option, substitute therefor policies of Microchip, the surviving corporation or any of their respective subsidiaries containing terms (including with respect to limits, coverage, amount) no less favorable to such persons than the D&O insurance; provided further, however, that Microchip and the surviving corporation will not be obligated to pay annual premiums in excess of three hundred percent of the amount paid by Microsemi for coverage for its last full fiscal year, which such three hundred percent amount we refer to as the maximum annual premium, provided further that if the annual premiums of such insurance coverage exceed such maximum annual premium, Microchip and the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the maximum annual premium. Prior to the effective time of the merger, Microsemi may purchase a six-year “tail” prepaid policy (which we refer to as the tail policy), on the D&O insurance on terms and conditions no less favorable, in the aggregate, than the D&O insurance and for a per annum amount not to exceed three hundred percent of the amount paid by Microsemi for coverage for its last full fiscal year. In the event that Microsemi does not purchase the tail policy, Microchip may purchase a tail policy on the D&O insurance containing terms and conditions (including with respect to limits, coverage, amount) no less favorable to each person covered by the D&O insurance immediately prior to the effective time of the merger, in the aggregate, than the D&O insurance. In the event that either Microsemi or Microchip purchases such a tail policy prior to the effective time of the merger, Microchip and the surviving corporation will maintain such tail policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Microchip and the surviving corporation under the first sentence of this paragraph for so long as such tail policy is maintained in full force and effect.
The indemnified parties have the right to enforce the provisions of the merger agreement relating to their indemnification. Such provisions may not be terminated, amended or otherwise modified in such a manner as to adversely affect any indemnified party (or any other person who is a beneficiary under a tail policy (and their heirs and representatives)) without the prior written consent of such person.
If Microchip or the surviving corporation (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes the obligations set forth above relating to the indemnified parties.
Amendments
Subject to applicable law and subject to the other provisions of the merger agreement, the merger agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of Microchip, Merger Sub and Microsemi; provided, however, that in the event that the merger agreement has been approved by stockholders of Microsemi in accordance with Delaware law, no amendment will be made to the merger agreement that requires the approval of such stockholders of Microsemi without such approval. Notwithstanding anything in the merger agreement to the contrary, sections of the merger agreement relating to the termination of the merger agreement, amendments of the merger agreement, third party beneficiaries of the merger agreement, liability of the financing entities, consent to jurisdiction with respect to the financing entities, and waiver of jury trial may not be amended, waived or terminated in a manner that is adverse in any respect to any of the financing entities without the prior written consent of the entities as of the date of such amendment that are providing the financing.

Extension; Waiver
At any time and from time to time prior to the effective time of the merger, any party or parties to the merger agreement may, to the extent legally allowed and except as otherwise set forth in the merger agreement, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties to the merger agreement, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties to the merger agreement contained in the merger agreement or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties contained in the merger agreement. Any agreement on the part of a party or parties to the merger agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this the merger agreement will not constitute a waiver of such right.

NON-BINDING, ADVISORY VOTE ON MERGER-RELATED COMPENSATION
FOR MICROSEMI’S NAMED EXECUTIVE OFFICERS
This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each of Microsemi’s executive officers (including Messrs Peterson, Pickle, Hohener, Litchfield and Goren, who are Microsemi’s “named executive officers”) that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding, advisory vote of Microsemi’s stockholders, as described below in this section.
The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits that each of Microsemi’s executive officers would receive, assuming that (1) the effective time of the merger occurred on March 30, 2018 (which is the assumed date solely for purposes of this golden parachute compensation disclosure), and (2) each of Microsemi’s executive officers experienced a qualifying termination at such time. The amounts below are determined using the merger consideration of $68.78 per share, and are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. These amounts are based upon the executive officer’s compensation levels in effect on March 30, 2018 and outstanding equity awards on March 30, 2018. As a result of the foregoing assumptions, the actual amounts, if any, to be received by an executive officer may materially differ from the amounts set forth below.
Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Tax Reimbursement ($)(4)	Other ($)(5)	Total ($)
James J. Peterson	7,019,440	14,654,680	91,750	0	0	21,765,870
Paul H. Pickle	2,664,940	28,000,476	122,054	0	0	30,787,470
John W. Hohener	2,326,508	22,213,876	89,284	0	0	24,629,668
Steven G. Litchfield	1,658,000	24,555,974	121,850	0	0	26,335,824
David Goren	1,430,800	15,900,286	121,672	0	0	17,452,758
Frederick C. Goerner	1,293,600	8,369,081	122,810	0	0	9,785,491

(1)
The estimated amount listed in this column for each executive officer represents the aggregate value of cash severance that such executive officer would be entitled to receive from Microsemi under his respective Retention Agreement upon a “double trigger” qualifying termination, where the executive officer’s employment is terminated without cause or by the executive officer for good reason (as such terms are defined in the Retention Agreements) following a change in control of Microsemi. For additional information see the section entitled “The Merger — Interests of Certain Persons in the Merger — Executive Retention Agreements” beginning on page 57. The estimated amount also includes the fiscal 2018 cash incentive award that will be paid on a “single trigger” basis to each executive officer in connection with the merger, assuming the maximum level of performance is achieved. The Compensation Committee of the Board will determine the amount of fiscal 2018 cash incentive awards in connection with the merger, and the actual cash incentive award could range from the executive officer’s target cash incentive award amount to the maximum incentive award amount. For additional information see the section entitled “The Merger — Interests of Certain Persons in the Merger — Fiscal 2018 Executive Non-Equity Incentive Awards” beginning on page 58.

The following table quantifies each separate form of cash compensation included in the aggregate total reported in the column.
Name	Lump Sum Base Salary ($)	Lump Sum Bonus Payment ($)	Fiscal 2018 Cash Incentive Award (at Maximum Level of Performance) ($)*	Total ($)
James J. Peterson	1,610,000	3,461,340	1,948,100	7,019,440
Paul H. Pickle	880,000	1,289,940	495,000	2,664,940
John W. Hohener	814,000	1,113,648	398,860	2,326,508
Steven G. Litchfield	800,000	520,000	338,000	1,658,000
David Goren	730,000	438,000	262,800	1,430,800
Frederick C. Goerner	660,000	396,000	237,600	1,293,600

*
As noted above, the actual amount of the fiscal 2018 cash incentive award for each executive officer will be determined by the Compensation Committee of the Board and will not be less than the executive officer’s target cash incentive award amount and will not be greater than the executive officer’s maximum incentive award amount. For purposes of this disclosure, the maximum annual incentive award amounts have been assumed and are included in the tables above. The fiscal 2018 cash incentive award for each of the executive officers at the target level of performance is as follows:

Name	Fiscal 2018 Cash Incentive Award (at Target Level of Performance) ($)
James J. Peterson	885,500
Paul H. Pickle	330,000
John W. Hohener	284,900
Steven G. Litchfield	260,000
David Goren	219,000
Frederick C. Goerner	198,000
(2)
Pursuant to the terms of the merger agreement and as described in the section entitled “The Merger — Interests of Certain Persons in the Merger — Treatment of Outstanding Equity-Based and Performance Awards” beginning on page 55, each of the executive officer’s Microsemi PSUs (other than the PSUs granted to Mr. Peterson in July 2016) outstanding immediately prior to the effective time of the merger will “single-trigger” vest as to a percentage of the total number of shares of Microsemi common stock subject to the award and will be settled at the effective time of the merger, with the Compensation Committee of the Board determining the applicable vesting percentage prior to the effective time of the merger (which percentage will in no event be less than 100% of the target number of shares subject to the award or greater than the maximum possible vesting percentage under the terms of the award).

Pursuant to the term of the retention agreements, each outstanding Microsemi equity award held by the executive officers, including the unvested time-based Microsemi RSUs (which includes any unvested new RSU awards) and unvested cash consideration in settlement of unvested Microsemi restricted stock will immediately vest upon a “double trigger” qualifying termination, where the executive officer’s employment is terminated without cause or by the executive officer for good reason following a change in control, as described in the section entitled “The Merger — Interests of Certain Persons in the Merger — Executive Retention Agreements” beginning on page 57.

For purposes of this note and the table above, the value of the Microsemi equity awards is calculated using the merger consideration of  $68.78 per share multiplied by the number of shares of Microsemi common stock subject to the award. For purposes of this disclosure, the number of shares of Microsemi common stock subject to each Microsemi PSU (other than the PSUs granted to Mr. Peterson in July 2016) is assumed to vest at the maximum level of performance. The outstanding 250,000 PSUs granted to Mr. Peterson in July 2016 will, if outstanding and unvested at the effective time of the merger, terminate (without payment) at that time.
The following table illustrates the allocation of the aggregate total reported in the column for each executive officer’s (i) Microsemi unvested time-based RSUs, (ii) Microsemi PSUs (other than the PSUs granted to Mr. Peterson in July 2016) (assuming maximum level of performance), and (iii) Microsemi restricted stock. As of March 30, 2018, the executive officers held no Microsemi options, nor did they hold any vested Microsemi RSUs that had not previously been settled.
Name	RSUs ($)	PSUs (at Maximum Level of Performance)* ($)	Restricted Stock ($)	Total ($)
James J. Peterson	0	13,765,079	889,601	14,654,680
Paul H. Pickle	2,726,921	23,964,672	1,308,883	28,000,476
John W. Hohener	2,228,541	18,972,550	1,012,785	22,213,876
Steven G. Litchfield	2,391,137	21,016,898	1,147,939	24,555,974
David Goren	1,595,146	13,580,267	724,873	15,900,286
Frederick C. Goerner	1,258,261	6,189,650	921,170	8,369,081

*
As noted above, the Microsemi PSUs will vest between the target and maximum levels of performance. For purposes of this disclosure, the maximum vesting levels have been assumed and included in the tables above. The value of the Microsemi PSUs (other than the outstanding 250,000 PSUs granted to Mr. Peterson in July 2016, which will, if outstanding and unvested at the effective time of the merger, terminate (without payment) at that time). for each of the executive officers at the target level of performance is as follows:

Name	PSUs (at Target Level of Performance)* ($)
James J. Peterson	153,723
Paul H. Pickle	6,414,354
John W. Hohener	5,065,922
Steven G. Litchfield	5,624,966
David Goren	3,625,944
Frederick C. Goerner	2,359,360
(3)
This column includes, for each executive officer, (i) a lump sum cash payment of two times the executive officer’s car allowance in effect at the time of termination (ii) the estimated value of medical, dental and visions benefits and life insurance premiums for two years and (iii) a lump sum payment of accrued, but unpaid vacation leave, which will be provided to the executive officer upon a “double trigger” qualifying termination, where the executive officer’s employment is terminated without cause or by the executive officer for good reason following a change in control, as described in the section entitled “The Merger — Interests of Certain Persons in the Merger — Executive Retention Agreements” beginning on page 57.

The following table quantifies each separate perquisite or benefit included in the aggregate total reported in the column.
Name	Car Allowance ($)	Continuation of Benefits ($)	Accrued Vacation ($)	Total ($)
James J. Peterson	24,000	67,750	0	91,750
Paul H. Pickle	22,008	100,046	0	122,054
John W. Hohener	22,008	67,276	0	89,284
Steven G. Litchfield	22,008	99,842	0	121,850
David Goren	22,008	99,664	0	121,672
Frederick C. Goerner	22,008	100,802	0	122,810
(4)
As described above in the section entitled “The Merger — Interests of Certain Persons in the Merger — Executive Retention Agreements” beginning on page 57, Mr. Peterson is entitled to a “gross-up” payment in the event any payments or benefits paid to him (whether “single trigger” or “double trigger”) are subject to an excise tax under Sections 280G and 4999 of the Code in an amount necessary to put him in the same after-tax position as if no excise tax had been imposed and Microsemi’s other executive officers have entered into letter agreements with Microsemi that provide in the event any payments and benefits provided to the executive officer under any Microsemi plan or agreement would cause the executive officer to be subject to an excise tax for “excess parachute payments” under Sections 280G and 4999 of the Code, then such payments and benefits will be reduced if and to the extent a reduction in payments or benefits would result in the executive officer retaining a larger amount on an after-tax basis than if the executive officer received all the payments and benefits.

Microsemi does not have an obligation to pay a gross-up payment to any executive officer other than Mr. Peterson. For purposes of this table, it is assumed that the compensation and benefits for each of the executive officers will not be reduced in order to avoid any excise taxes under Sections 280G and 4999 of the Code.
(5)
This column includes, for each executive officer, the value of a lump sum payment of an amount equal to all unvested company contributions credited to the executive officer’s Microsemi 401(k) plan account at the time of termination, which will be provided to the executive officer upon a “double trigger” qualifying termination, where the executive officer’s employment is terminated without cause or by the executive officer for good reason following a change in control, as described in the section entitled “The Merger — Interests of Certain Persons in the Merger — Executive Retention Agreements” beginning on page 57.

Merger-Related Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Microsemi is seeking a non-binding, advisory stockholder approval of the compensation of Microsemi’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives Microsemi’s stockholders the opportunity to express their views on the merger-related compensation of Microsemi’s named executive officers.
Accordingly, Microsemi is asking Microsemi stockholders to vote in favor of the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to Microsemi’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Non-Binding, Advisory Vote on Merger-Related Compensation for Microsemi’s Named Executive Officers” are hereby APPROVED.”

The vote on the proposal to approve the merger-related executive compensation is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the proposal to approve the merger-related executive compensation and vice versa. If the merger is completed, the merger-related compensation may be paid to Microsemi’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Microsemi common stockholders fail to approve the proposal to approve the merger-related executive compensation.
The Board unanimously recommends a vote “FOR” the proposal to approve the merger-related executive compensation.

VOTE ON ADJOURNMENT
Microsemi’s stockholders are being asked to approve a proposal that will give the Board authority to adjourn the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the merger proposal, if there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger proposal or in the absence of a quorum. If this adjournment proposal is approved, the special meeting could be adjourned by the Board to any date or dates. In addition, the Board could postpone the special meeting before it commences. Pursuant to the merger agreement, Microsemi is not permitted to postpone or adjourn the stockholders’ meeting, except to the extent that (i) there are insufficient shares of Microsemi common stock represented to constitute a quorum necessary to conduct the business of the special meeting, (ii) Microsemi reasonably determines that postponement or adjournment is required by applicable law, including to comply with comments made by the SEC with respect to this proxy statement, or (iii) Microsemi reasonably determines that such postponement or adjournment is necessary to solicit sufficient proxies to obtain the requisite company vote to adopt the merger agreement. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the merger proposal but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal. The vote on the adjournment proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the adjournment proposal and vice versa.
Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the votes cast with respect to such proposal.
The Board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF COMMON STOCK
Our common stock is listed for trading on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “MSCC.” The table below shows the high and low sales price of our common stock, for the periods indicated, as reported on Nasdaq.
	Common Stock Price
	High	Low
FY 2016*
First quarter	$39.56	$30.76
Second quarter	$39.16	$28.91
Third quarter	$38.54	$29.68
Fourth quarter	$42.19	$30.68
FY 2017*
First quarter	$57.32	$37.11
Second quarter	$57.97	$50.32
Third quarter	$53.28	$46.09
Fourth quarter	$54.59	$46.67
FY 2018*
First quarter	$55.65	$50.35
Second quarter	$67.52	$51.46
Third quarter (through April 18, 2018)	$65.75	$63.00

*
Microsemi’s fiscal year end is on the Sunday nearest to September 30.

The closing price of our common stock on Nasdaq, on March 1, 2018, the last trading day prior to the public announcement of the execution of the merger agreement, was $64.30 per share. We have not paid cash dividends on our common shares in the last five years and have no current plans to do so. Our credit facility contains covenants that may limit the amount of cash dividends we may pay. If the merger is completed, you will be entitled to receive $68.78 per share in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents
•
a premium of approximately 17% to $58.97 per share, the closing stock price on January 22, 2018, the last full trading day prior to media speculation regarding a potential sale transaction involving Microsemi;

•
a premium of approximately 22% to $56.33 per share, the six-month volume-weighted average closing price of our common stock as of March 1, 2018, the last trading day prior to the public announcement of the execution of the merger agreement; and

•
a premium of approximately 7% to $64.30 per share, the closing price of our common stock on March 1, 2018, the last trading day prior to the public announcement of the execution of the merger agreement.

On April 18, 2018, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on Nasdaq was $63.62 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of Microsemi common stock as of April 10, 2018, at which time there were 117,956,110 shares of our common stock outstanding. Ownership information is included for (i) our directors, (ii) our named executive officers, (iii) all of our directors and executive officers as a group and (iv) each person or entity we know to beneficially own more than 5% of our common stock. Except as specified below and subject to applicable community property laws, each person or entity listed below has sole voting and investment power with respect to the stock listed next to their name. Applicable percentage ownership is based on 117,956,110 shares of our common stock outstanding on April 10, 2018. In computing the number of shares of our common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of our common stock subject to stock options, stock appreciation rights or warrants held by that person or entity that are currently exercisable within 60 days of April 10, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise noted below, the business address of the persons listed is c/o Microsemi Corporation, One Enterprise, Aliso Viejo, California 92656.
Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)	Percent of Class(5)
Directors and Named Executive Officers
James J. Peterson	467,865	*
Dennis R. Leibel(2)	43,624	*
Kimberly E. Alexy	12,002	*
Thomas R. Anderson	17,368	*
William E. Bendush	17,503	*
Richard M. Beyer	7,921	*
Paul F. Folino(3)	3,605	*
William L. Healey	14,868	*
Matthew E. Massengill(4)	20,513	*
Paul H. Pickle	19,030	*
John W. Hohener	27,234	*
Steven G. Litchfield	142,326	*
David Goren	10,539	*
All Current Directors and Executive Officers, as a Group (14 persons)	860,090	*
Greater than 5% Security Holders
BlackRock, Inc.(6) 55 East 52nd Street New York, New York 10022	10,817,946	9.2%
The Vanguard Group(7) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	9,980,152	8.5%
T. Rowe Price Associates, Inc.(8) 100 E. Pratt Street Baltimore, Maryland 21202	8,589,829	7.3%
Waddell & Reed Financial, Inc.(9) 6300 Lamar Avenue Overland Park, Kansas 66202	3,260,900	2.8%

(1)
We determine beneficial ownership in accordance with the rules of the SEC. We deem shares subject to options that are currently exercisable or exercisable within 60 days after April 10, 2018 outstanding for purposes of computing the share amount and the percentage ownership of the person holding the stock options, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.
(2)
Includes 7,000 shares held in a defined benefit plan in which Mr. Leibel has sole voting and investment power.

(3)
Includes 2,535 shares held by a trust of which Mr. Folino has sole voting and investment power.

(4)
Includes 17,258 shares held by a trust in which Mr. Massengill shares voting and investment power.

(5)
The * symbol means less than 1 percent. Percentage calculations assume, for each person and for each group, that all shares that may be acquired by such person or by such group pursuant to stock options currently exercisable or that become exercisable within 60 days of April 10, 2018 are outstanding for the purpose of computing the percentage of common stock owned by such person or by such group. However, those unissued shares of our common stock described above are not deemed to be outstanding for the purpose of calculating the percentage of common stock beneficially owned by any other person.

(6)
Based solely on a Schedule 13G/A filed with the SEC on January 25, 2018 by Blackrock, Inc. (which we refer to as BlackRock). Of the shares listed, BlackRock has sole power to vote 10,372,779 shares, sole dispositive power over 10,817,946 shares, and an aggregate amount beneficially owned of 10,817,946.

(7)
Based solely on a Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group (which we refer to as Vanguard), on its own behalf and on behalf of its subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Lt. Of the shares listed, Vanguard has sole power to vote 65,502 shares, shared power to vote 13,832 shares, sole dispositive power over 9,910,433 shares, shared dispositive power over 69,719 shares, and an aggregate amount beneficially owned of 9,980,152.

(8)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2018 by T. Rowe Price Associates, Inc. (which we refer to as T. Rowe Price). Of the shares listed, T. Rowe Price has sole power to vote 2,175,344 shares, sole dispositive power over 8,589,829 shares, and an aggregate amount beneficially owned of 8,589,829.

(9)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2018 by Waddell & Reed Financial, Inc. (which we refer to as Waddell & Reed), on its own behalf and on behalf of certain subsidiaries. Of the shares listed, Waddell & Reed has sole power to vote 3,260,900 shares, sole dispositive power over 3,260,900 shares, and an aggregate amount beneficially owned of 3,260,900.

APPRAISAL RIGHTS
If the merger is completed, Microsemi’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions set forth in that statute.
Pursuant to Section 262 of the DGCL, if you do not wish to accept the merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our common stock and to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be less than, equal to or more than the $68.78 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. Microsemi’s stockholders who do not vote in favor of the merger proposal and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.
This section is intended only as a brief summary of certain provisions of the statutory procedures that a stockholder must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.
Pursuant to Section 262 of the DGCL, when a merger agreement will be submitted for adoption at a meeting of stockholders, Microsemi must notify the stockholders who were stockholders of record on the record date for notice of such meeting, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with the notice.
This proxy statement constitutes Microsemi’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C . Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, Microsemi believes that a stockholder considering the exercise of such rights should seek the advice of legal counsel.
If you wish to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: (i) you must deliver to Microsemi a written demand for appraisal of your shares of our common stock before the vote is taken to approve the merger proposal; (ii) the written demand must reasonably inform us of the identity of the holder of record of shares of our common stock who intends to demand appraisal of his, her or its shares of our common stock and that such stockholder intends to demand appraisal thereby; and (iii) you must not vote or submit a proxy in favor of the merger proposal.
If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive payment for your shares of our common stock as provided in the merger agreement, but you will not have appraisal rights with respect to your shares of our common stock. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the merger proposal or “ABSTAIN” from voting on the merger proposal. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal.
All demands for appraisal should be addressed to the Secretary at One Enterprise, Aliso Viejo, California 92656 and must be delivered to Microsemi before the vote is taken to approve the merger proposal at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of our common stock. The demand will be sufficient if it reasonably informs Microsemi of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of our common stock. A stockholder’s failure to deliver to Microsemi the written demand for appraisal prior to the taking of the vote on the merger proposal at the special meeting of stockholders will result in the loss of appraisal rights.
Only a holder of record of shares of our common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a holder of our common stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of our common stock. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date of the merger.
If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of our common stock as a nominee for others, may exercise his or her right of appraisal with respect to shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the record owner. If a stockholder holds shares of our common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.
Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of Microsemi’s record stockholders who has complied with Section 262 of the DGCL and who did not vote in favor of the merger proposal. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the merger consideration specified by the merger agreement for that holder’s shares of our common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective time. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of our common stock determined in any such appraisal proceeding, which value may be less than, equal to or more than the merger consideration offered pursuant to the merger agreement.
Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the merger proposal will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.
If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Additionally, because our common stock is (and will be, immediately prior to the effective time) publicly listed on Nasdaq, the Delaware Court of Chancery is required under Section 262 of the DGCL to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of our common stock or (2) the value of the consideration provided in the merger for such total number of shares of common stock exceeds $1 million.
After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares of our common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of our common stock (and in the case of uncertificated stock, forthwith). Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of  (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.
You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value that may be less than, equal to or more than the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of our common stock is less than the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of our common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares will be deemed to have been converted at the effective time of the merger into the right to receive the $68.78 cash payment (without interest) for each of his, her or its shares of our common stock pursuant to the merger agreement. Inasmuch as Microsemi has no obligation to file such a petition, and Microsemi has no present intention to do so, any holder of shares of our common stock who desires such a petition to be filed is advised to file it on a timely basis. A stockholder will fail to perfect or effectively lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal solely in accordance with Section 262 of the DGCL and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.
In view of the complexity of Section 262 of the DGCL, Microsemi’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.
DELISTING AND DEREGISTRATION OF COMMON STOCK
If the merger is completed, our common stock will be delisted from Nasdaq and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.
OTHER MATTERS
As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.
HOUSEHOLDING OF PROXY MATERIALS
In accordance with the rules of the SEC, we are delivering only one notice or, if applicable, one proxy statement for the special meeting to multiple stockholders that share the same address unless we have received contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials for the special meeting to a stockholder at a shared address to which a single copy of the proxy materials was delivered. If you are a stockholder at a shared address to which we delivered a single copy of the proxy materials for the special meeting and you desire to receive a separate copy of the proxy materials, or if you desire to notify us that you wish to receive a separate copy of the proxy materials in the future, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to Investor Relations, Microsemi Corporation, One Enterprise, Aliso Viejo, California 92656, (949) 380-6100.
If a broker, bank, trustee or other nominee holds your Microsemi shares, please contact your broker, bank, trustee or other nominee directly if you have questions, require additional copies of the proxy materials, or wish to receive multiple copies by revoking your consent to householding.
SUBMISSION OF STOCKHOLDER PROPOSALS
If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of our stockholders. However, if the merger is not completed, we expect to hold an annual meeting of stockholders in 2019 (which we refer to as the 2019 Annual Meeting).
The deadline to receive Stockholder proposals under Rule 14a-8 of the Exchange Act to be considered for inclusion in Microsemi’s proxy statement for the 2019 Annual Meeting is August 22, 2018 (which is 120 calendar days before the date Microsemi’s proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders). If the date of the 2019 Annual Meeting is changed by more than 30 days from the anniversary date of the previous year’s annual meeting on February 13, 2018, then the deadline will be a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and related proxy for the 2019 Annual Meeting in accordance with regulations governing the solicitation of proxies.
Stockholder proposals submitted for consideration at the 2019 Annual Meeting but not submitted for inclusion in Microsemi’s proxy statement for the 2019 Annual Meeting pursuant to Rule 14a-8, including stockholder nominations for candidates for election as directors, must be made not earlier than close of business on October 16, 2018 and not later than the close of business on November 15, 2018 (provided, however, that if the 2019 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than close of business on the 120th day prior to the date of the 2019 Annual Meeting and no later than close of business on the 90th day prior to the date of the 2019 Annual Meeting or, if the first public announcement of the date of the 2019 Annual Meeting is less than 100 days prior to the date of the 2019 Annual Meeting, the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting is first made). All proposals must be communicated in writing to our Secretary at our principal office, One Enterprise, Aliso Viejo, California 92656, Attn: Secretary.
Each stockholder shall also comply with all applicable requirements of state law and the Exchange Act and the rules and regulations promulgated thereunder and Microsemi’s bylaws with respect to the matters set forth above. Nothing above mentioned shall be deemed to affect the right of Microsemi to omit a proposal from Microsemi’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. You are advised to review Microsemi’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. You can obtain a copy of the bylaws by writing to our Secretary at our principal office, One Enterprise, Aliso Viejo, California 92656 Attn: Secretary.
WHERE YOU CAN FIND MORE INFORMATION
Microsemi files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Microsemi files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Microsemi’s public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review Microsemi’s SEC filings on its web site at www.microsemi.com. Information included on Microsemi’s website is not a part of this proxy statement.
The SEC allows Microsemi to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that Microsemi has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about Microsemi and its financial condition.
The following documents listed below that Microsemi has previously filed with the SEC are incorporated by reference:
•
Annual Report on Form 10-K, for the fiscal year ended October 1, 2017 filed with the SEC on November 14, 2017;

•
The information specifically incorporated by reference into Microsemi’s Annual Report on Form 10-K for the fiscal year ended October 1, 2017 from the Definitive Proxy Statement on Schedule 14A filed with the SEC on December 20, 2017;

•
Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2017, filed with the SEC on January 26, 2018; and

•
Current Report on Form 8-K, filed with the SEC on November 21, 2017; and Current Report on Form 8-K, filed with the SEC on February 16, 2018; Current Report on Form 8-K, filed with the SEC on March 2, 2018.

All documents that Microsemi files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements, shall also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of Microsemi’s Current Reports on Form 8-K and any other information which is furnished, but not filed with the SEC, is not incorporated herein by reference.
You may obtain any of the documents incorporated by reference from the SEC’s public reference room or the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement are also available from Microsemi without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from Microsemi at the following address:
Microsemi Corporation
One Enterprise
Aliso Viejo, California 92656
Telephone: (949) 380-6100
Attn: Secretary
If you would like to request documents, please do so by Tuesday, May 15, 2018 to receive them before the special meeting. If you request any incorporated documents, Microsemi will strive to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.
You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares at the special meeting of Microsemi stockholders. Microsemi has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated April 19, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among

MICROCHIP TECHNOLOGY INCORPORATED,

MAPLE ACQUISITION CORPORATION

and

MICROSEMI CORPORATION
Dated as of March 1, 2018

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 1, 2018, by and among Microchip Technology Incorporated, a Delaware corporation (“Parent”), Maple Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Microsemi Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.
WITNESSETH:
WHEREAS, it is proposed that Merger Sub will merge with and into the Company (the “Merger”), and each share of common stock, par value $0.20 per share, of the Company (the “Company Common Stock”) that is then outstanding will thereupon be cancelled and converted into the right to receive cash, without interest, in an amount equal to sixty-eight dollars and seventy-eight cents ($68.78) (the “Merger Consideration”), all upon the terms and subject to the conditions set forth herein.
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (iii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved, subject to Section 6.1 and Section 6.2, to recommend that the Company stockholders adopt this Agreement, all upon the terms and subject to the conditions set forth herein.
WHEREAS, the Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Parent and its stockholders, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein.
WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Merger Sub and its stockholders, and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS
1.1   Certain Definitions.   For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
“Acquisition Proposal” means any offer, proposal or indication of interest from any Third Party relating to any Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase by any Third Party, directly or indirectly, of twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries; (b) any merger, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; (c) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of twenty percent (20%) or more of the assets of the Company or any of its Subsidiaries (measured by the lesser of book or fair market value thereof as of the last day of the Company’s last fiscal year); (d) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries with assets which, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company or to which twenty percent (20%) or more of the consolidated revenues or earnings of the Company are attributable; or (e) any combination of the foregoing.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.
“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017, that is set forth in the Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended December 31, 2017, filed with the SEC.
“Business Day” means any day, other than a Saturday, Sunday or any day that is a legal holiday in the State of Arizona, California or New York or is a day on which banking institutions located in such States are authorized or required by Applicable Law or other action by a Governmental Entity to close.
“Business Facility” means any property including the land, improvements, soil, soil gas, indoor air, groundwater, and surface water that is or at any time has been owned, operated, occupied, controlled or leased by the Company, its Subsidiaries or any of their predecessors in connection with the operation of their respective business.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Company Capital Stock” means the Company Common Stock, the Company Preferred Stock and any other shares of capital stock of the Company.
“Company Compensatory Awards” means Company Options, Company Restricted Stock Units, Company Performance Stock Units, and Company Stock Appreciation Rights.
“Company Credit Agreement” means the Credit Agreement, dated as of January 15, 2016, by and among Company, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent, as further amended, amended and restated, supplemented or modified from time to time.
“Company Employee” means current employees, officers, consultants, individual independent contractors or directors of the Company or any of its Subsidiaries.
“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned by, or filed in the name of the Company or any of its Subsidiaries.
“Company IP” means all Technology and Intellectual Property Rights that are used, held for use, or otherwise licensed to or owned by the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any fact, event, circumstance, change or effect (any such item, an “Effect”) or set of Effects that has had a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect resulting from or arising out of any of the following, either alone or in combination, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (a) general economic conditions in the United States or any other country or region in the world (or changes therein), general conditions in the financial markets in the United States or any other country or region in the world (or changes therein) or general political conditions in the United States or any other country or region in the world (or changes therein); (b) general conditions in the industries in which the Company or any of its Subsidiaries conduct business (or changes therein); (c) changes in Applicable Laws, Orders or GAAP (or the interpretation thereof); (d) acts of war, terrorism or sabotage in the United States or any other country or region in the world (or any escalation with respect thereto); (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar events in the United States or any other country or region in the world (in the case of each of clauses (a), (b), (c), (d) and (e), provided that such Effects may be taken into account when determining whether a Company Material Adverse Effect has occurred to the extent that such Effects have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries conduct business); (f) any failure by the Company to meet published analysts’ estimates, internal or external projections, guidance, budgets or forecasts of revenues, earnings or other financial or business metrics, in and of itself  (it being understood that the underlying cause(s) of any such failure may be taken into account unless otherwise excluded by this definition); (g) any decline in the market price or change in the trading volume of the Company Common Stock, in and of itself  (it being understood that the underlying cause(s) of any such decline or change may be taken into account unless otherwise excluded by this definition); (h) the identity of, or any facts or circumstances relating to Parent, Merger Sub or their respective Affiliates; (i) any action taken by the Company or any of its Subsidiaries at the written request of, or with the written consent of, Parent or Merger Sub; (j) any proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of Parent, the Company or otherwise) asserting (I) appraisal rights, (II) allegations of breach of fiduciary duty relating to the negotiation, preparation, approval or execution of this Agreement or the Merger or (III) violations of securities laws in connection with the Proxy Statement; or (k) the negotiation, public announcement or pendency of this Agreement or the transactions contemplated hereby (including any loss or change in relationship of the Company and its Subsidiaries with any customer, supplier, vendor, employee or other business relationship of the Company and its Subsidiaries).
“Company Options” means any options to purchase shares of Company Common Stock outstanding which have been granted under any of the Company Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted by the Company.

“Company Performance Stock Units” means any unit or award granted (whether granted by the Company pursuant to the Company Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) (i) denominated in units or shares, (ii) pursuant to which the holder thereof is or may become entitled to acquire from the Company or one of its Subsidiaries one or more shares of Company Common Stock or the cash equivalent thereof, and (iii) that remains (before giving effect to the transactions contemplated by this Agreement) subject to performance-based vesting requirements.
“Company Plans” means the Company’s 2008 Performance Incentive Plan and any other plan or arrangement under which Company Compensatory Awards have been issued, including any plans for non-U.S. employees and consultants.
“Company Preferred Stock” means shares of the preferred stock, par value $1.00 per share, of the Company.
“Company Products” means any and all products and services, currently made and sold or supported by Company and its Subsidiaries.
“Company Restricted Stock Unit” means any unit or award granted (whether granted by the Company pursuant to the Company Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) (i) denominated in units or shares, (ii) pursuant to which the holder thereof is or may become entitled to acquire from the Company or one of its Subsidiaries one or more shares of Company Common Stock or the cash equivalent thereof, and (iii) that is either vested or remains subject to time-based vesting requirements based on such holder’s continued service with or employment by the Company or any Subsidiary of the Company (for clarity, not including any such award that remains subject to performance-based vesting requirements but including any such award that was subject to performance-based vesting requirements but as to which the applicable performance period has ended).
“Company Stock Appreciation Right” means any stock appreciation right related to Company Common Stock (whether such right will be settled in shares, cash or otherwise), whether granted by the Company pursuant to Company Plans, assumed by the Company in connection with any merger, acquisition or similar transaction, or otherwise issued or granted.
“Compliant” means, with respect to the Required Financial Information, that (a) the Company’s independent auditors shall not have withdrawn any audit opinion with respect to any audited financial statements contained in the Required Financial Information (unless a new unqualified audit opinion has been received in respect thereof from such auditors or another nationally recognized independent registered accounting firm of national standing); (b) in connection with any Financing involving the offering of debt securities, to the extent customary, the Company’s independent registered public accounting firm consents to the use of its audit opinions with respect to any Required Financial Information audited by such firm; (c) the Company shall have not been informed by such independent registered public accounting firm of the Company that it is required to restate, and the Company has not restated (or is not actively considering any such restatement; provided such Required Financial Information shall be Compliant when the Company informs Parent in writing that it has concluded that no restatement is required in accordance with GAAP) any financial statements contained in the Required Financial Information; provided that if any such restatement occurs, the Required Financial Information shall be deemed to be Compliant if and when such restatement has been completed and the relevant financial statements have been amended; and (d) the financial statements included in the Required Financial Information that is available to Parent and the Financing Sources on the first day of the twenty (20) consecutive Business Day period in the Marketing Period are sufficiently current on any day during such twenty (20) consecutive Business Day period to permit a registration statement using such financial statements to be declared effective by the SEC on any day during the Marketing Period and are through and as of a date that is no more than 134 days prior to the last day of the Marketing Period.
“Continuing Employees” means all employees of the Company or its Subsidiaries who are employed by Parent or any Subsidiary of Parent immediately after the Effective Time.
“Contract” means any written contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other binding instrument, obligation or arrangement, but, in each case, excluding purchase orders.

“Current Government Contract” means any Government Contract that has not yet expired or terminated, or for which final payment has not been received.
“Delaware Law” means the DGCL and any other Applicable Law of the State of Delaware.
“DGCL” means the General Corporation Law of the State of Delaware.
“DOJ” means the United States Department of Justice, or any successor thereto.
“DOL” means the United States Department of Labor, or any successor thereto.
“Employee Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, holiday, vacation, incentive, deferred compensation (including non-qualified plans of deferred compensation), savings, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies, payroll practices or arrangements (whether or not in writing) maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or is reasonably be expected to have any material Liability.
“Environmental Law” means any Applicable Law that relates to protection of human health or safety (as they relate to exposure to Hazardous Materials) or the environment, or that prohibits, regulates or controls any Hazardous Material or any Hazardous Materials Activity, including, to the extent applicable, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Occupational Safety and Health Act, the European Union (“EU”) Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”), the EU Directives 2002/95/EC and 2011/65/EU on the restriction on the use of hazardous substances (collectively, the “EU RoHS Directives”), the People’s Republic of China’s Administrative Measures on the Control of Pollution Caused by Electronic Information Products (“China RoHS”), and the European Commission Regulation 1907/2006 (“REACH”), or any successor statutes, rules and regulations thereto.
“Environmental Permit” means any approval, permit, registration, certification, license, clearance or consent required by Environmental Law to be obtained from any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Company or any of its Subsidiaries.
“Equity Award Exchange Ratio” means the quotient obtained by dividing (A) the Merger Consideration by (B) the average closing sales price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on Nasdaq for the ten (10) most recent days ending on the last trading day immediately prior to the date on which the Effective Time occurs.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control (within the meaning of Section 4001(b) of ERISA) with the Company, or which, together with the Company, is treated as a single employer under Section 414(t) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“Exchange Agreement” means that certain Exchange Agreement, effective as of September 2, 1994, among PMC-Sierra, Inc., a Canadian corporation, Sierra Semiconductor Corporation, a California corporation, MPR Teletech Ltd., a Canadian corporation, and Bass Associates, a California limited partnership, as amended from time to time.

“Financing Parties” means the entities that have committed to provide or arrange any of the Financing, including any other parties to any joinder agreements and any definitive agreements relating thereto together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.
“FTC” means the United States Federal Trade Commission, or any successor thereto.
“GAAP” means generally accepted accounting principles, as applied in the United States.
“Government Contract” means any Contract between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Entity, on the other hand, for which performance is ongoing as of the date of this Agreement.
“Government Subcontract” means any Contract between the Company or any Subsidiary of the Company, on the one hand, and any prime contractor or upper tier subcontractor, on the other hand, explicitly relating to a Contract between such Person and any Governmental Entity for which performance is ongoing as of the date of this Agreement.
“Governmental Entity” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign, including any arbitrator or arbitration panel.
“Hazardous Material” means any material, chemical, emission, substance or waste that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, a contaminant, or otherwise a danger to health, reproduction or the environment, under Environmental Laws, including carbon dioxide and other substances deemed by any Governmental Entity to contribute to global warming.
“Hazardous Materials Activity” means the transportation, transfer, recycling, collection, labeling, packaging, sale, distribution, storage, use, treatment, manufacture, removal, disposal, remediation, release of, or exposure of others to any Hazardous Material or any waste containing a Hazardous Material.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“Intellectual Property Rights” means any or all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents and design patents, and all registrations and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, corrections, provisionals, continuations and continuations in part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements; (iii) all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation therefor (collectively, “Trade Secrets”); (iv) all works of authorship, copyrights (registered or otherwise, including in Software), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (v) all industrial designs and any registrations and applications therefore; (vi) all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including all marks registered in the United States Patent and Trademark Office and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (vii) all rights in databases and data collections (including knowledge management databases, customer lists and customer databases) and Software and Technology; (viii) all rights to Uniform Resource Locators, Web site addresses and domain names and applications and registrations therefore (collectively, “Domain Names”); (ix) all publicity rights and Moral Rights, however denominated; and (x) any similar, corresponding or equivalent rights to any of the foregoing.

“International Employee Plan” means any Employee Plan that is maintained in a jurisdiction outside of the United States for the benefit of employees, independent contractors, consultants and/or directors located in such jurisdiction.
“IRS” means the United States Internal Revenue Service, or any successor thereto.
“Knowing and Willful Breach” means, with respect to any Person, a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, would, or would be reasonably expected to, result in a breach or deemed breach of this Agreement.
“Knowledge of the Company” means the actual knowledge as of the date hereof of the individuals identified in Section 1.1(a) of the Company Disclosure Letter. “Legal Proceeding” means any action, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, public or private), hearing, audit, examination or investigation by or before any Governmental Entity.
“Liabilities” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).
“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right, community property interest or other adverse claim. For the avoidance of doubt, “Lien” does not include any licenses to Intellectual Property Rights.
“Marketing Period” means the first period of twenty (20) consecutive Business Days after the date of this Agreement (i) commencing on the date after the date on which Parent and its Debt Financing Sources shall have had access to all requested Required Financial Information and (ii) (x) throughout which period the Required Financial Information shall remain Compliant and (y) at the end of which (a) the conditions set forth in Section 7.1 shall have been satisfied, (b) the conditions set forth in Section 7.2(a) shall have been satisfied, and (c) no condition exists that entitles Parent to terminate this Agreement pursuant to Section 8.1; provided that (a) such period shall (i) end on or prior to August 17, 2018 or commence on or after September 4, 2018, (ii) end on or prior to November 21, 2018 or commence on or after November 27, 2018, and (iii) end on or prior to December 20, 2018 or commence on or after January 2, 2019, and (b) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated. If the Company in good faith reasonably believes that it has delivered the Required Financial Information, it may deliver to Parent written notice to that effect, stating when it believes it completed the applicable delivery, in which case the Required Financial Information shall be deemed to have been delivered, subject to the proviso in the first sentence of this definition, on the date of the delivery of the applicable notice to Parent (and the Marketing Period shall be deemed to have commenced on such date), in each case, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information and within five (5) Business Days after receipt of such notice, Parent specifies in writing to the Company, in reasonable detail, what Required Financial Information was not delivered.
“Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work that would be prejudicial to the author’s reputation, and any substantially similar right existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
“Nasdaq” means the Nasdaq Global Select Market.
“Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Open Source License” means any license meeting the definition of  “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html, including: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.
“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Entity that is binding on or applicable to such Person or its property.
“Parent Common Stock” means shares of common stock, par value $0.001 per share, of Parent.
“Parent Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 27, 2013, as amended and restated as of February 4, 2015, by and among Parent, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as further amended, amended and restated, supplemented or modified from time to time.
“Parent Knowledge” means the actual knowledge of Parent’s chief executive officer, chief financial officer, chief operating officer, or general counsel.
“Parent Material Adverse Effect” means any Effect that has had or would be reasonably likely to have a material adverse effect on the ability of Parent or Merger Sub to timely consummate the Merger and the other transactions contemplated hereby (including having sufficient funds to pay the aggregate Merger Consideration and any other payments, fees or expenses contemplated hereby).
“Permitted Liens” means (a) Liens securing Liabilities reflected on the Balance Sheet, (b) Liens for Taxes not yet due and payable or Taxes being contested in good faith or for which adequate reserves have been established in accordance with GAAP on the Balance Sheet, (c) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like Liens or other similar Liens arising or incurred in the ordinary course of business and that are not overdue by more than thirty (30) days, (d) Liens imposed by Applicable Law arising in the ordinary course of business and that are not overdue by more than thirty (30) days, (e) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice, (f) defects, imperfections or irregularities in title, easements, covenants, rights of way and other similar restrictions, and zoning, building and other similar codes and regulations, in each case that do not adversely affect in any material respect the current use of the applicable real property owned, leased, used or held for use by the Company or any of its Subsidiaries (or, in the case of Owned Real Property, the value thereof), (g) in the case of Parent and its Subsidiaries, Liens securing the Parent Credit Agreement and in the case of Company and its Subsidiaries, Liens securing the Company Credit Agreement, (h) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of Government Contracts, tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return of money bonds and similar obligations (i) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the SEC Reports, and (j) any other liens or encumbrances that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets of the Company and its Subsidiaries.
“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
“Public Software” means any Software that is distributed under any Open Source License.
“Registered IP” means all United States, international and foreign: (i) Patents; (ii) Trademark registrations and applications for registration; (iii) Copyright registrations and applications for registration; (iv) Domain Name registrations; and (v) any other Intellectual Property Rights that are the subject of an application or registration.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” means all forms, reports, schedules, statements and documents required to be filed with or furnished to the SEC pursuant to the 1933 Act or the 1934 Act by the Company on or following September 28, 2015.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“Senior Employee” means (i) each officer of the Company or any of its Subsidiaries and (ii) each other employee of the Company or any of its Subsidiaries that has the title of vice president, director or higher (whether or not considered an officer of the Company or any of its Subsidiaries).
“Senior Notes Indenture” means the Indenture, dated as of January 15, 2016, between the Company, the guarantors named therein and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of January 15, 2016, among the Company, the Guarantors named therein and U.S. Bank National Association, as trustee, and as further supplemented from time to time.
“Shrink-Wrap Code” means generally commercially available Software or Software-as-a-service platforms, including any and all design tools.
“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code and (ii) computerized databases and compilations.
“Source Code” means computer software and code, in form other than Object Code or machine readable form, which may be displayed in human readable form, including related programmer comments and annotations, help text, instructions and procedural, object-oriented and other code.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
“Superior Proposal” means any bona fide, written Acquisition Proposal (except that, for purposes of this definition, each reference in the definition of  “Acquisition Transaction” to “20%” or “80%” shall be “50%”) that did not result from a breach (or deemed breach) of Section 6.1 and that the Company Board has determined in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the financial, legal, regulatory and other aspects of such Acquisition Proposal and all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees, expense reimbursement provisions and any conditions, regulatory risks, potential time delays or other risks to consummation), as well as any counter-offer or proposal made by Parent pursuant hereto in a written offer capable of acceptance) would be more favorable, from a financial point of view, to the holders of Company Common Stock in their capacities as such than the transactions contemplated by this Agreement.
“Tax” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.
“Tax Returns” means all returns, declarations, estimates, reports, statements and other documents filed or required to be filed in respect of any Taxes.

“Technology” means tangible embodiments of Intellectual Property Rights including (i) Software, (ii) databases, compilations, collections of data and data; (iii) designs (including circuit designs and layouts), semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnects, isolation structures and protection devices), and circuit block libraries; (iv) formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, apparatus, creations, improvements, works of authorship and other similar materials; (v) all recordings, graphs, drawings, reports, analyses, and other writings; and (vi) other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.
“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.
“WARN” means the Worker Adjustment Retraining Notification Act of 1988, as amended, or any successor statute, rules and regulations thereto.
1.2   Additional Definitions.   The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:
Term	Section Reference
401(k) Termination Date	6.12(a)
Affected Employee	6.12(b)
Agreement	Preamble
Alternate Debt Financing	6.15(c)
Assumed Option	2.7(d)(iv)
Assumed RSU	2.7(d)(i)
Assumed SAR	2.7(d)(iv)
Cancelled Shares	2.7(a)(ii)
Capitalization Representations	7.2(a)
Capitalization Time	3.4(a)
Certificate of Merger	2.2
Certificates	2.7(a)(i)
Closing	2.3
Closing Date	2.3
Closing Date Indebtedness	6.15(e)(i)(f)
Collective Bargaining Agreements	3.20(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	6.2(a)
Company Board Recommendation Change	6.2(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company IP Agreements	3.22(d)
Company Registered IP	3.22(a)
Company Securities	3.4(d)
Company Stockholders’ Meeting	6.3
Confidentiality Agreement	6.10
Consent	3.5(b)

Term	Section Reference
Debt Commitment Letters	4.8(a)
Debt Financing	4.8(a)
Debt Financing Conditions	4.8(b)
Debt Financing Sources	4.8(a)
Delaware Secretary of State	2.2
Dissenting Shares	2.7(c)(i)
D&O Insurance	6.13(b)
Effective Time	2.2
Enforceability Limitations	3.3(a)
Escrowed Compensatory Payments	2.8(c)
Exchange Fund	2.8(b)
Export Controls	3.23(a)
Financing	6.15(e)(i)
Financing Sources	6.15(e)(i)
Import Restrictions	3.23(a)
Indemnified Parties	6.13(a)
Intervening Event	6.2(c)(ii)
Labor Organization	3.20(a)
Leased Real Property	3.21(b)
Leases	3.21(b)
Loan Documents	6.17
Material Contract	3.11(a)
Maximum Annual Premium	6.13(b)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
New Debt Commitment Letters	6.15(c)
Noteholders	6.18(c)
Notes Consents	6.18(a)
Notes Offer to Purchase	6.18(a)
Notes Tender Offer	6.18(a)
Notes Tender Offer Documents	6.18(c)
Notice Period	6.2(c)(i)
Optional Redemption	6.18(e)
Optional Redemption Notice	6.18(e)
Owned Real Property	3.21(a)
Parent	Preamble
Parent Expenses	8.3(b)(iv)
Parent Specified Representations	7.3(a)
Payment Agent	2.8(a)
Permits	3.14
Pre-Closing Director	6.15(e)(ii)
Proxy Statement	3.8
PSU Consideration	2.7(d)(iii)

Term	Section Reference
Real Property	3.21(b)
Required Financial Information	6.15(e)
Requisite Stockholder Approval	3.3(c)
Senior Notes	6.18(a)
Significant Customer	3.16(a)
Significant Supplier	3.16(b)
Special Shares	2.7(e)
Specified Representations	7.2(a)
Subsidiary Securities	3.2(d)
Supplemental Indenture	6.18(d)
Surviving Corporation	2.1
Tail Policy	6.13(b)
Tax Incentive	3.17(k)
Termination Date	8.1(d)
Termination Fee Amount	8.3(b)(i)
TIA	6.18(b)
Transition Period	6.12(b)
Uncertificated Shares	2.7(a)(i)
Unvested Restricted Stock	2.7(d)(v)
1.3   Certain Interpretations.
(a)   Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.
(b)   Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”
(c)   The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(d)   Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” means United States Dollars.
(e)   As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Article, Section, clause and Schedule references contained in this Agreement are references to Articles, Sections, clauses and Schedules in or to this Agreement, unless otherwise specified.
(f)   As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”
(g)   Whenever any reference is made in this Agreement to the Company having “made available” any document or information, such phrase shall include having made such document or information available (i) prior to the date of this Agreement in the electronic data room utilized in connection with the transactions contemplated by this Agreement or (ii) if such document is referred to in the Index to Exhibits in the Annual Report on Form 10-K of the Company for the fiscal year ended October 1, 2017 or any subsequent Form 10-Q or Form 8-K filed by the Company prior to the date hereof, in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.
(h)   The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Article II
THE MERGER
2.1   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”
2.2   The Effective Time.   Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law (the time of such filing by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
2.3   The Closing.   The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Street, Spear Tower, Suite 3300, San Francisco, California, 94105, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are only capable of being satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions) or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing; provided that, notwithstanding the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or written waiver (to the extent permitted hereunder) of those conditions at the Closing), if the Marketing Period has not ended on such date, the Closing shall not be required to occur until the earlier of  (a) any Business Day during the Marketing Period specified by Parent on no less than three (3) Business Days’ prior notice to the Company and (b) two (2) Business Days after the final day of the Marketing Period, but subject, in the case of each of clauses (a) and (b), to the continued satisfaction or written waiver (where permissible) of the conditions set forth in Article VII (other than those conditions that, by their nature, are only capable of being satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless Parent, Merger Sub and the Company shall mutually agree upon another location, date and time in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date”.
2.4   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
2.5   Certificate of Incorporation and Bylaws.
(a)   Certificate of Incorporation.   At the Effective Time, subject to the provisions of Section 6.13, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth on Exhibit A, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such certificate of incorporation.
(b)   Bylaws.   At the Effective Time, subject to the provisions of Section 6.13, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6   Directors and Officers.
(a)   Directors.   At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
(b)   Officers.   At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed and qualified.
2.7   Effect on Capital Stock.
(a)   Capital Stock.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:
(i)   Company Common Stock.   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) Cancelled Shares, (B) Dissenting Shares and (C) Unvested Restricted Stock) shall be canceled and extinguished and automatically converted into the right to receive an amount in cash equal to the Merger Consideration, without interest thereon, upon the surrender of  (A) certificates representing shares of Company Common Stock (the “Certificates”) and (B) uncertificated shares of Company Common Stock (the “Uncertificated Shares”) in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).
(ii)   Owned Company Common Stock.   Each share of Company Common Stock owned by Parent, the Company, or any direct or indirect wholly owned Subsidiary of Parent or the Company (the “Cancelled Shares”), in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.
(iii)   Capital Stock of Merger Sub.   Each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.
(b)   Adjustment to Merger Consideration.   If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period (but, for clarity, excluding any change that results from any exercise of options, the payment of restricted share units, performance share units or similar awards, or as a result of the grant of new options, restricted share units, performance share units or similar awards by the Company), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
(c)   Statutory Rights of Appraisal.
(i)   Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares)

shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL; provided that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.7(a)(i), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be.
(ii)   The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Parent shall have the opportunity and right to participate in and direct all negotiations and Legal Proceedings with respect to such demands; provided, that, all costs incurred by Parent in connection with such participation in and direction of such Legal Proceedings shall be borne exclusively by Parent. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.
(d)   Company Compensatory Awards.
(i)   Unvested Company Restricted Stock Units.   At the Effective Time, each award of Company Restricted Stock Units (or portion thereof) that is outstanding and unsettled immediately prior to the Effective Time, to the extent then unvested (after giving effect to any acceleration of vesting pursuant to the terms of the award in connection with the Merger), shall, by virtue of the Merger, be assumed by Parent (each, an “Assumed RSU”). The number of shares of Parent Common Stock subject to each Assumed RSU shall be equal to the product of  (x) the number of shares of Company Common Stock underlying such unvested Company Restricted Stock Unit award as of immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio (with the resulting number, rounded down to the nearest whole share). Such Assumed RSUs will otherwise be subject to the same terms and conditions as applied to the related award of Company Restricted Stock Units immediately prior to the Effective Time, including the same vesting schedule and any accelerated vesting provisions applicable thereto.
(ii)   Vested Company Restricted Stock Units.   At the Effective Time, each award of Company Restricted Stock Units (or portion thereof) that is outstanding and unsettled immediately prior to the Effective Time and that is then vested or will vest pursuant to its terms in connection with the Merger shall be canceled and converted into the right to receive an amount in cash equal to (x) the number of shares of Company Common Stock subject to the vested portion of the Company Restricted Stock Unit award immediately prior to the Effective Time (after giving effect to any accelerated vesting that may be required in connection with the Merger under the terms of the award) multiplied by (y) the Merger Consideration (the “RSU Consideration”).
(iii)   Company Performance Stock Units.   At the Effective Time, each award of Company Performance Stock Units (or portion thereof) that is outstanding immediately prior to the Effective Time shall vest as to a percentage of the total number of shares of Company Common Stock subject to such award to be determined prior to the Closing by the Compensation Committee of the Company Board (which percentage, for purposes of clarity, may be greater than 100% but in no event will be less than 100% or greater than the maximum possible vesting percentage under the terms of the award) and shall be canceled and converted into the right to receive an amount in cash equal to (x) the number of shares of Company Common Stock subject to the vested portion of the Company Performance Stock Unit award as of immediately prior to the Effective Time (after giving effect to the foregoing determination of the Compensation Committee and any other accelerated vesting that may be required in connection with the Merger under the terms of the award) multiplied by (y) the Merger Consideration (the “PSU Consideration”).

(iv)    Company Options and Company Stock Appreciation Rights.   At the Effective Time, each Company Option and Company Stock Appreciation Right (or portion thereof) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Parent (each, individually an “Assumed Option” or “Assumed SAR”). Each such Assumed Option or Assumed SAR shall be subject to the same terms and conditions as applied to the related Company Option or Company Stock Appreciation Right immediately prior to the Effective Time, including the vesting schedule and any accelerated vesting provisions applicable thereto, except that (A) the number of shares of Parent Common Stock subject to each Assumed Option or Assumed SAR shall be equal to the product of  (x) the number of shares of Company Common Stock underlying such Assumed Option or Assumed SAR as of immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio (with the resulting number rounded down to the nearest whole share), and (B) the per share exercise price of each Assumed Option or Assumed SAR shall be equal to the quotient determined by dividing (x) the exercise price per share at which such Assumed Option or Assumed SAR was exercisable immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). Each Assumed Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Assumed Option qualified as an incentive stock option prior to the Effective Time, and, further, that the assumption of Assumed Options or Assumed SARs pursuant to this Section shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 2.7(d)(iv) will be construed consistent with this intent.
(v)   Restricted Stock.   Each share of Company Common Stock that is outstanding and unvested immediately prior to the Effective Time and is subject to a restricted stock award agreement, (“Unvested Restricted Stock”), shall be canceled and extinguished at the Effective Time and automatically converted into the right to receive an amount in cash equal to the Merger Consideration as provided in Section 2.7(a)(i); provided, however, that the right of the holder of such Unvested Restricted Stock to receive such cash payment shall be subject to the same vesting conditions (including any applicable acceleration provisions provided under the terms of the award) as applied to the share of Company Common Stock to which such payment of the Merger Consideration relates (and, if and to the extent such vesting conditions are not satisfied, the holder will not be entitled to such payment of the Merger Consideration). Any Merger Consideration payable with respect to the Unvested Restricted Stock pursuant to the terms hereof shall be paid on or reasonably promptly after (and in all events within fifteen (15) Business Days (or, as to Unvested Restricted Stock held by a Person employed by the Company or one of its Subsidiaries outside of the United States, thirty (30) Business Days) after) the applicable vesting date.
(vi)   Non-US Company Compensatory Awards.   Notwithstanding the provisions above, Parent and the Company may, prior to the Effective Time, agree that any Company Compensatory Award that is subject to the Applicable Laws of a non-U.S. jurisdiction may be treated in a manner other than as prescribed by this Section 2.7(d), as applicable, to the extent that (i) Parent and the Company reasonably and in good faith determine that (A) the manner in which such Company Compensatory Award would otherwise be treated pursuant to this Section 2.7(d) would result in a violation of Applicable Laws or a materially adverse tax consequence to the individual holding such Company Compensatory Award in the applicable non-U.S. jurisdiction and (B) such different treatment is necessary to comply with such Applicable Laws and (ii) such different treatment is, to the maximum extent practicable, consistent with the applicable provisions of this Section 2.7(d). Parent and the Company shall agree at least ten (10) days prior to the Effective Time to the treatment of any Company Compensatory Award that will be treated in a manner other than as prescribed by this Section 2.7(d).
(vii)   Resolutions; Form S-8.   The Company shall adopt resolutions of the Company Board or a committee thereof to provide for the treatment of the Company Compensatory Awards as contemplated by this Section 2.7(d). Promptly after the Effective Time (but in no event later than fifteen (15) Business Days following the Effective Time), if available for use by Parent, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) relating to the shares of Parent Common Stock issuable with respect to assumed or converted Company Compensatory Awards under this Section 2.7(d). Parent shall take all actions necessary to effect the transactions contemplated by, and in accordance with, this Section 2.7(d), including issuing, effective as of the Effective Time, the Assumed RSUs, Assumed Options and Assumed SARs.
(e)   Special Shares.   The Series A-1 special shares and the Series B-1 Special Shares of Microsemi Storage Solutions Ltd., (the “Special Shares”) a Canadian subsidiary of the Company, shall remain outstanding, and subject to and from and after the Effective Time, the holders of each Special Share shall, pursuant to the terms of the Exchange Agreement, be entitled to receive, upon the exchange or retraction (i.e., redemption at the option of the holder) thereof, in lieu of the consideration that would have been payable in respect of such MSS Special Shares, an amount in cash, without interest as determined by the terms of the Exchange Agreement, equal to (as applicable):
(i)   for each Series 1-A Special Share, the result of  (i) $68.78 multiplied by 8 multiplied by 0.0771 plus (ii) $9.22 multiplied by 8; and
(ii)  for each Series 1-B Special Share, the result of  (i) $68.78 multiplied by 2.18448 multiplied by 0.0771 plus (ii) $9.22 multiplied by 2.18448.
2.8   Exchange of Certificates.
(a)   Payment Agent.   Prior to the Effective Time, Parent shall select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).
(b)   Exchange Fund.   Immediately following the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock (other than Unvested Restricted Stock) and the Company Compensatory Awards pursuant to the provisions of this Article II, an amount of cash equal to the sum of  (I) the product obtained by multiplying (x) the Merger Consideration by (y) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Cancelled Shares and Dissenting Shares) plus (II) all such cash amounts and to be paid pursuant to Section 2.7(d) at the Closing (other than Escrowed Compensatory Payments) (such aggregate cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than for the purpose provided for in this Agreement and shall be held in trust for the benefit of the holders of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Cancelled Shares, Dissenting Shares and Unvested Restricted Stock) and the holders of Company Compensatory Awards. In the event that the Exchange Fund shall be insufficient to make the payments contemplated by this Article II, Parent shall promptly deposit, or cause to be deposited, additional funds with the Payment Agent in an amount sufficient to make such payments.
(c)   Payment Procedures.   As promptly as practicable following the Effective Time, but in any event within five days following the Closing Date, Parent and the Surviving Corporation shall cause the Payment Agent to mail (i) to each holder of record (as of immediately prior to the Effective Time) of shares of Company Common Stock represented by Certificates (A) a letter of transmittal in customary form and containing customary provisions (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Payment Agent) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II and (ii) to each holder of Uncertificated Shares, a notice that the Merger has become effective. Each holder of shares of Company Common Stock represented by a Certificate that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of such shares of Company Common Stock represented by a Certificate, upon surrender to the Payment Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Payment Agent. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate. Payment of the Merger Consideration to be paid in consideration therefore, to which such holders are entitled pursuant to the terms of this Agreement with respect to Uncertificated Shares shall be made promptly following the Effective Time without any action on the part of the person in whose name such Company Book-Entry Shares are registered. Payment of the cash amounts to be made to holders of Company Compensatory Awards, as contemplated to be paid pursuant to Section 2.7(d), shall be made by the Paying Agent to UBS Financial Services, LLC as custodian for the Company Compensatory Awards promptly following the Effective Time without any action on the part of such holders of Company Compensatory Awards or in such other manner as the Company and Parent shall reasonably agree prior to Closing. Notwithstanding anything in this Agreement to the contrary, the Company may, at its option, fund the cash amounts to be paid at the Closing to the holders of Company Compensatory Awards (such amounts, “Escrowed Compensatory Payments”), to UBS or a third party escrow agent, no more than three (3) Business Days prior to Closing, to be held in trust for and automatically released to, the holders of the Company Compensatory Awards promptly following the Effective Time.
(d)   Transfers of Ownership.   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Payment Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.
(e)   Required Withholding.   Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under Applicable Law. To the extent that such amounts are so deducted or withheld, such amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Corporation or the Payment Agent, as the case may be, to the applicable Governmental Entity and (ii) shall, to the extent so remitted to the applicable Governmental Entity, be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(f)   No Liability.   Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Applicable Law.
(g)   Distribution of Exchange Fund to Parent.   Any portion of the Exchange Fund that remains undistributed to the holders of the Shares on the date that is one (1) year after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore exchanged their Shares for the Merger Consideration pursuant to the provisions of this Section 2.8 shall thereafter look only to Parent, as general creditors thereof, for any payment of and claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II. Any amounts remaining unclaimed by holders of Shares one (1) year after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
2.9   No Further Ownership Rights in Company Common Stock.   From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Share theretofore representing any shares of Company Common Stock (other than Dissenting Shares and Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article II.
2.10   Lost, Stolen or Destroyed Certificates.   In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.7; provided, however, as a condition precedent to the payment of such Merger Consideration, the Payment Agent shall require the owners of such lost, stolen or destroyed Certificates to furnish a bond in form satisfactory to the Payment Agent, Parent and the Surviving Corporation as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed. The value of the bond of indemnity shall be calculated by the Payment Agent, based on the value of lost, stolen or destroyed Certificates.
2.11   Taking of Necessary Action; Further Action.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Corporation shall take all such lawful and necessary action on behalf of the Company and Merger Sub.
Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except, with respect to any Section of this Article III, as set forth in the section of the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) that specifically relates to such Section or in another section of the Company Disclosure Letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such Section, and except as disclosed in any SEC Report filed by the Company prior to the date hereof in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such reports, other disclosures that are similarly non-specific and are predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1   Organization and Standing.
(a)   The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets other than as would not reasonably be expected, individually or in the aggregate, to have, a Company Material Adverse Effect. The Company is not in violation of its certificate of incorporation or bylaws in any material respect.
(b)   The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of its certificate of incorporation and bylaws, as amended to date.

3.2   Subsidiaries.
(a)   Section 3.2(a) of the Company Disclosure Letter contains a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company. Except for the Company’s Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.
(b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: each of the Company’s Subsidiaries (i) is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), (ii) has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, (iii) is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States) and (iv) is in compliance with its respective certificate of incorporation, bylaws or other applicable constituent documents. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of each of the Company’s Subsidiaries.
(c)   All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and non-assessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens and restrictions on transfer imposed by Applicable Law) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.
(d)   There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.
3.3   Authorization.
(a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject in the case of the Merger to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and, assuming the accuracy of the representation in Section 4.7, the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (including the Merger), other than in the case of the Merger obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity (collectively, the “Enforceability Limitations”).
(b)   At a meeting duly called and held prior to the execution of this Agreement, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and its stockholders, (ii) declared advisable and approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.7, took all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby and thereby, (iv) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Company Stockholder Meeting and (v) resolved, subject to Section 6.1 and Section 6.2, to recommend that the holders of shares of Company Common Stock adopt this Agreement in accordance with the applicable provisions of Delaware Law.
(c)   Assuming the accuracy of the representation in Section 4.7, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to adopt this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary (under Applicable Law or otherwise) to consummate the Merger and the other transactions contemplated by this Agreement.
3.4   Capitalization.
(a)   The authorized capital stock of the Company consists of  (i) two hundred fifty million (250,000,000) shares of Company Common Stock and (ii) one million (1,000,000) shares of Company Preferred Stock. As of 5:00 p.m. California time on February 27, 2018 (the “Capitalization Time”), (A) one hundred seventeen million, six hundred fifty four thousand four hundred forty seven (117,654,447) shares of Company Common Stock were issued and outstanding, (B) zero shares of Company Preferred Stock were issued and outstanding or held by the Company as treasury shares and (C) two thousand sixty six (2,066) shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock were validly issued, fully paid, non-assessable and free of any preemptive rights. Since the Capitalization Time through (and including) the date of this Agreement, the Company has not issued any shares of Company Capital Stock other than as a result of the exchange of Special Shares, pursuant to Company Restricted Stock Units or as a result of the exercise of Company Options, Company Stock Appreciation Rights or as contribution to any 401(k) plans maintained by the Company or any of its Subsidiaries.
(b)   Section 3.4(b) of the Company Disclosure Letter lists (i) the number of shares of Company Common Stock that are subject to issuance pursuant to Company Options outstanding as of the Capitalization Time, (ii) the number of Company Options with an exercise price in excess of the Merger Consideration outstanding as of the Capitalization Time, (iii) the number of shares of Company Common Stock subject to Company Stock Appreciation Rights outstanding as of the date of this Agreement, (iv) the number of shares of Company Common Stock subject to Company Restricted Stock Unit awards) outstanding as of the Capitalization Time and (iv) the target and maximum number of shares of Company Common Stock subject to Company Performance Stock Unit awards outstanding as of the Capitalization Time. Since the Capitalization Time through (and including) the date of this Agreement, the Company has not granted any Company Compensatory Awards. As of the Capitalization Time, thirteen million four hundred fifty six thousand two hundred fourteen (13,456,214) shares of Company Common Stock were reserved for future issuance pursuant to stock awards not yet granted under the Company Plans.
(c)   All Company Compensatory Awards have been, in all material respects, validly issued and properly approved by the Company Board in accordance with all Applicable Law, and the Company Plans.

(d)   Except as set forth in this Section 3.4 of the Company Disclosure Letter, and for changes since the Capitalization Time resulting from the exercise of Company Stock Options or settlement of Company RSUs outstanding on such date, as of the date hereof, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities.
(e)   There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Other than this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.
3.5   Non-contravention; Required Consents.
(a)   The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of the Company, (ii) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of any Subsidiaries of the Company, (iii) subject to obtaining the Consents set forth in Section 3.5(a)(iii) of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the loss of any material benefit or the imposition of any additional payment or other Liability under, any Material Contract, (iv) assuming compliance with the matters referred to in Section 3.6(b) and assuming the accuracy of the representation in Section 4.7 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Applicable Law or Order or (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii), (iv) and (v) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (i) the filing of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law, (ii) such filings, approvals and other Consents as may be required by the Nasdaq or any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws and (iv) such other Consents, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to consummate the transaction contemplated by this Agreement in accordance with the terms hereof and Applicable Law.
3.6   SEC Reports.
(a)   Since September 28, 2015, the Company has filed or furnished (as applicable) SEC Reports at or prior to the time so required.
(b)   Each SEC Report complied, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and in all material respects with all applicable provisions of the Sarbanes-Oxley Act, each as in effect on the date such SEC Report was filed.
(c)   As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(d)   Since September 28, 2015, through the date hereof, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Entity (i) any written comments that have not been resolved with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or (ii) other than in the case of written comments with respect to SEC Reports or registration statements that have been resolved, any written notice that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Entity of any SEC Reports (including the financial statements included therein).
(e)   No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.
(f)   No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received any written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
3.7   Financial Statements.
(a)   The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act and subject to normal year-end adjustments in the case of any unaudited interim financial statements).
(b)   The Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-(f) and 15d-(f) under the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting.

(c)   The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to provide reasonable assurance that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.
(d)   To the Knowledge of the Company, since September 28, 2015, neither the Company nor the Company’s independent auditors has identified or received written notice of  (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries or (ii) any material fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.
(e)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, or has any commitment to become party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)) where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any its Subsidiaries in the Company’s consolidated financial statements or other SEC Reports.
(f)   Since October 3, 2016, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Since October 3, 2016, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
3.8   Proxy Statement.   The proxy statement, letter to stockholders, notice of meeting and form of proxy that will be provided to stockholders of the Company in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”), when filed with the SEC and on the date first mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the in the Proxy Statement.
3.9   No Undisclosed Liabilities.   Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet (or disclosed in the notes thereto), (b) Liabilities under this Agreement or incurred in connection with the transactions contemplated by this Agreement, in the negotiation thereof or in preparation therefor (including fees and expenses payable to any accountant, outside legal counsel, financial advisor or other service provider), (c) executory obligations under any Contract, other than any such obligations that arose as a result of an existing breach or default (with or without notice or lapse of time or both) thereunder, (d) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and (e) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.10   Absence of Certain Changes.    (a) Except for actions expressly contemplated by this Agreement, since the date of the Balance Sheet through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice and (ii) the Company has not taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of paragraphs (a) (solely as it relates to the Company), (b) (other than in connection with the issuance of Company Compensatory Awards and the conversion of Special Shares), (d), (e), (f) (ignoring the proviso contained in clause (i)(A) thereof), (h), (n) (other than clause (ii) thereof), (m), (q) or (r) of Section 5.2 and (b) since the date of the Balance Sheet, there has not been or occurred or there does not exist any Company Material Adverse Effect.
3.11   Material Contracts.
(a)   For purposes of this Agreement, a “Material Contract” means each of the following Contracts which is currently in effect and to which the Company or any of its Subsidiaries is a party and bound or by which any of their respective properties or assets are bound (but in all cases excluding any Employee Plan and any Contract related thereto unless specified in clause (ii) below):
(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries taken as a whole;
(ii)   any Collective Bargaining Agreement or other similar Contract with a Labor Organization;
(iii)   any material Contract with any Significant Customer or any Significant Supplier;
(iv)  any Contract providing for indemnity, contribution or any guaranty in an amount that is material to the Company and its Subsidiaries taken a whole, other than those Contracts that were entered into in the ordinary course of business consistent with past practice;
(v)   other than a Contract that is not material to the Company and its Subsidiaries taken as a whole, any Contract containing any covenant, commitment or other obligation (other than, in each case, the grant of exclusive geographic rights to market, sell or otherwise distribute Company Products to distributors or sales representatives) (A) limiting the right of the Company or any of its Subsidiaries (or, after the Effective Time, Parent) to engage in any respect in any line of business or to compete with any Person in any line of business, (B) granting any exclusive rights to any Third Party or (C) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies, other than customary license scope or similar restrictions in Contracts for third-party Intellectual Property or Technology;
(vi)   any Contract entered into since September 30, 2013, (A) relating to the acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of related assets for an amount in excess of  $35,000,000, other than the purchase or sale of inventory or supplies in the ordinary course of business, (B) relating to the acquisition or disposition by the Company or any of its Subsidiaries of any ownership interest in any other Person or other business enterprise, in each case for a purchase or sale price in excess of  $35,000,000, or (C) relating to the formation, control or operation of any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract, other than the sharing of costs in the ordinary course of business consistent with past practice or as is not material to the Company and its Subsidiaries taken as a whole;
(vii)   (i) any dealer, distributor, joint marketing or development agreements under which the Company or any of its Subsidiaries have continuing obligations or costs in excess of  $10,000,000 per year, to jointly market any product, technology or service, and which may not be canceled without penalty upon notice of ninety (90) days or less or (ii) any Contract which the Company or any of its Subsidiaries have continuing obligations to jointly develop any material Intellectual Property Rights that will not be owned solely by the Company or one of its Subsidiaries;
(viii)   based upon amounts paid or received thereunder during the most recent completed fiscal year of the Company, (A) the top five (5) distributor contracts, (B) the top three (3) development contracts, and (C) the top five (5) sales representative contracts;
(ix)   any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money by, or extension of credit to, the Company or any of its Subsidiaries, other than (A) accounts receivables and payables in the ordinary course of business consistent with past practice, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) any such agreement with an aggregate outstanding principal amount not exceeding $10,000,000;
(x)   any Contract entered into since September 28, 2015 to settle a Legal Proceeding other than (A) releases entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid) and does not exceed $10,000,000 as to such settlement;
(xi)   any Company IP Agreement; and
(xii)   any material Government Contract.
(b)   Section 3.11(b) of the Company Disclosure Letter contains a list that is complete and accurate in all material respects as of the date hereof of all Material Contracts, and identifies each subsection of Section 3.11(a) that describes such Material Contract. The Company has delivered or made available to Parent complete and correct copies of each such Material Contract.
(c)   Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except in each of the foregoing cases as has not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since October 3, 2016, neither Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual violation or breach of or default under, or intention to cancel or modify, any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.12   Government Contracts.
(a)   Other than has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the representations, certifications and warranties made by the Company and its Subsidiaries with respect to Government Contracts were accurate as of their effective dates, and the Company and its Subsidiaries have complied, in all material respects, with all such certifications and terms and conditions of each Government Contract; (ii) none of the Company or its Subsidiaries has received an adverse or negative government past performance evaluation or rating for the past three years; and (iii) to the extent applicable, the Company and its Subsidiaries have complied with all requirements concerning the sale of their products via the GSA Schedule, including all pricing discounts and funding fee reporting.
(b)   Other than has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Company and its Subsidiaries has received any written show cause, cure, deficiency, default, termination for convenience, or similar notice relating to any Current Government Contract; (ii) no termination for default, cure notice or show cause notice has been issued or, to the Knowledge of the Company, threatened, in writing; and (iii) to the Knowledge of the Company, no event, condition, or omission has occurred or currently exists that would constitute grounds for such action.
(c)   None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any of their current respective directors, officers or employees in connection with the performance of the duties for, or on behalf of, the Company or any of its Subsidiaries, is currently debarred or suspended from bidding on any Government Contract or Government Subcontract, declared nonresponsible or ineligible, or otherwise excluded from participation in the award of any Government Contract or Government Subcontract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs in a manner that will materially impact the Company or its Subsidiaries’ performance of such Government Contract or Government Subcontract.
(d)   To the Knowledge of the Company, none of the Company or its Subsidiaries has undergone or is currently undergoing any internal or external regulatory audit, review, inspection, investigation, survey, or examination of records relating to any Government Contracts or Government Subcontracts, other than in the ordinary course of business.
(e)   Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, (i) the Company has not received any written notice that any Government Contract or Government Subcontract is currently the subject of bid or award protest proceedings and, to the Knowledge of the Company, no Government Contract is reasonably likely to become the subject of bid or award protest proceedings; and (ii) neither any Governmental Entity nor any prime contractor or higher tier subcontractor under a Government Contract or Government Subcontract has offset, disallowed or disputed in writing any invoices or requests for payment claimed by the Company or any of its Subsidiaries under any Government Contracts or Government Subcontracts.
(f)   Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries possess all facility clearances, and employees of the Company and its Subsidiaries possess all personnel security clearances, required to perform the applicable Government Contracts. The Company has no Knowledge of any pending revocation of any facility clearance of the Company or any Subsidiary of the Company or any pending revocation of any personnel security clearance of any employee of the Company or any Subsidiary of the Company.
3.13   Compliance with Applicable Law.   The Company, each of its Subsidiaries and the Owned Real Property are in compliance with all Applicable Laws and Orders, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since September 28, 2015, neither the Company nor any of its Subsidiaries (a) has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Entity relating to the Company or any of its Subsidiaries, (b) has received any written notice from any Governmental Entity alleging any violation by the Company or any of its Subsidiaries of any Applicable Law, or Order or Government Contract nor (c) has provided any written notice to any Governmental Entity, prime contractor or higher-tier subcontractor regarding any violation by the Company or any of its Subsidiaries of any Applicable Law, Order or Government Contract or Government Subcontract, and no such notice referred to in clauses (a), (b) or (c) of this Section 3.13 remains outstanding or unresolved as of the date of this Agreement, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.14   Permits.    The Company and its Subsidiaries are in compliance with the terms of all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to occupy and operate each Real Property and to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since September 28, 2015, neither the

Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding (a) any violation by the Company or any of its Subsidiaries of any Permits or the failure to have any required Permits, or (b) any revocation, cancellation or termination of any Permits held by the Company or any of its Subsidiaries, and no such notice in either case remains outstanding or unresolved as of the date of this Agreement.
3.15   Litigation.   As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or Owned Real Property that (a) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) challenges, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal the transactions contemplated hereby by this Agreement (including the Merger). As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets, including the Real Property, is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, or to prevent, materially delay or materially impair the ability of the Company to consummate the transaction contemplated by this Agreement in accordance with the terms hereof and Applicable Law.
3.16   Customers and Suppliers.
(a)   To the Knowledge of the Company, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries take as a whole, (i) neither the Company nor any of its Subsidiaries has any outstanding disputes concerning Company Products with any customer who, in any of the previous two (2) fiscal years or the last twelve (12) months prior to the date hereof, was one of the ten (10) largest customers of Company Products based on amounts paid or payable to the Company or its Subsidiaries by such customers (each, a “Significant Customer”) and (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company (or the Surviving Corporation or Parent) or any of its Subsidiaries after the consummation of the transactions contemplated hereby or that such Significant Customer intends to terminate or materially modify any existing Contracts with the Company or any of its Subsidiaries (or the Surviving Corporation or Parent).
(b)   To the Knowledge of the Company, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries take as a whole (i) neither the Company nor any of its Subsidiaries has any outstanding dispute concerning products and/or services provided by any supplier who, in any of the previous two fiscal years and the last twelve (12) months prior to the date hereof, was one of the ten (10) largest suppliers of products and/or services to the Company and its Subsidiaries based on amounts paid or payable by the Company and its Subsidiaries to such supplier (each, a “Significant Supplier”) and (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier to the Company or any of its Subsidiaries (or the Surviving Corporation or Parent) after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries (or the Surviving Corporation or Parent).
3.17   Taxes.
(a)   Each of the Company and its Subsidiaries has prepared and timely filed (taking into account all applicable extensions) all material income, franchise and other U.S. federal, state, local and non-U.S. Tax Returns required to be filed relating to any and all Taxes of the Company or any of its Subsidiaries, and such Tax Returns in all material respects are true and correct and have been completed in accordance with Applicable Law.
(b)   Taking into account all applicable extensions, each of the Company and its Subsidiaries has (i) timely paid all material Taxes it is required to pay (whether or not shown on a Tax Return), and (ii) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Taxing authority) all material federal and state income Taxes, Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts, and other Taxes (including all Taxes required to be reported and withheld on any U.S. or non-U.S. Company Compensatory Awards) required to be withheld.

(c)   Neither the Company nor any of its Subsidiaries had any Liabilities for material unpaid Taxes as of the date of the Balance Sheet that had not been accrued or reserved on the Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business consistent with past practice.
(d)   Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.
(e)   No audit or other examination of any income or other material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No material adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Governmental Entity. No written claim has ever been made by any Governmental Entity that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.
(f)   There are no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.
(g)   Neither the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) ever been a party to any Tax sharing, indemnification or allocation agreement, other than among the Company and its Subsidiaries, nor does the Company or any of its Subsidiaries owe any amount under any such agreement or (iii) any Liability for the Taxes of any person other than the Company and its Subsidiaries under Treas. Reg. § 1.1502-6 (or any similar provision of Applicable Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of law or otherwise (other than pursuant to customary commercial Contracts or similar arrangements not primarily related to Taxes).
(h)   Neither the Company nor any of its Subsidiaries will be required to include any material income or gain or exclude any material deduction or loss from Taxable income for any period or portion thereof after the Effective Time as a result of any (i) change in method of accounting made prior to the Effective Time, (ii) closing agreement under Section 7121 of the Code entered into prior to the Effective Time, (iii) deferred intercompany gain or excess loss account under Section 1502 of the Code attributable to transactions occurring prior to the Effective Time (or in the case of clauses (i), (ii) and (iii) above, under any similar provision of Applicable Law), (iv) installment sale or open transaction disposition made prior to the Effective Time, to the extent not reflected in the Balance Sheet, (v) prepaid amount received prior to the Effective Time or (vi) application of Section 965 of the Code.
(i)   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code during the period beginning five (5) years prior to the date hereof or otherwise that could be treated as part of a plan (or series of related transactions) pursuant to which the transactions contemplated by this Agreement are a part.
(j)   Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).
(k)   The Company and each of its Subsidiaries is in full compliance with all terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and to the Knowledge of the Company, the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
(l)   Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including, where applicable, the execution and maintenance of contemporaneous documentation substantiating its transfer pricing practices and methodology. To the extent required by Applicable Law, the prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing Applicable Laws, including Treasury Regulations promulgated under Section 482 of the Code.
(m)   The Company has made available to Parent or its legal counsel or accountants (i) copies of all material income, franchise and other Tax Returns and all ASC 740-10 work papers of the Company and each of its Subsidiaries for all periods from and including September 28, 2015, and (ii) copies of all U.S. federal income Tax Returns of the Company for all periods from and including September 28, 2015.
3.18   Environmental Matters.
(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)   (A) the Company and its Subsidiaries are, and since January 1, 2015 have been, in compliance with all applicable Environmental Laws; (B) to the Knowledge of the Company, all Company Products comply, to the extent applicable, with the restricted substance requirements of the EU RoHS Directives; and (C) to the Knowledge of the Company, no Company Product fails to comply with any applicable Environmental Law;
(ii)   (A) the Company and its Subsidiaries hold and maintain all of the Environmental Permits necessary for the continued conduct of any Hazardous Materials Activity of the Company or any Subsidiary as such activities are currently being conducted; (B) all such Environmental Permits are valid and in full force and effect; (C) the Company and its Subsidiaries are in compliance with all covenants and conditions of all such Environmental Permits; and (D) to the Knowledge of the Company, no circumstances exist which would reasonably be expected to cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee;
(iii)   no Legal Proceeding is pending, or to the Knowledge of the Company, threatened, under Environmental Law concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any Subsidiary relating to the business, or any Business Facility, and neither the Company nor any Subsidiary has received any written information request from any Governmental Entity pursuant to CERCLA or a similar state Environmental Law; and
(iv)   to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any Hazardous Materials Activity that is reasonably likely to result in material liability or Legal Proceeding under Environmental Law or a requirement for investigation or remedial action with respect to Hazardous Materials under applicable Environmental Law.
(b)   The Company has delivered or made available to Parent all notices of non-compliance or violation of Environmental Laws since September 28, 2015, all environmental audits conducted since September 28, 2015 and all material environmental site assessments of any Business Facility in its possession or control.
(c)   Notwithstanding anything else to the contrary in this Agreement, the representations and warranties in this Section 3.18 shall be the sole and exclusive representations and warranties made by the Company with respect to Environmental Laws, Hazardous Materials Activities, or other environmental matters.
3.19   Employee Benefit Plans.
(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)   each Employee Plan has been maintained and administered in compliance with its terms and with Applicable Law, including ERISA and the Code to the extent applicable thereto, and in each case the regulations thereunder;

(ii)   each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan;
(iii)   neither the Company nor any of its ERISA Affiliates has in the past six years (x) maintained an Employee Plan that was subject to Section 412 of the Code or Title IV of ERISA or had any liability with respect to such plan or (y) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) that is subject to ERISA;
(iv)   no Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, or is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code or a supplemental unemployment benefit plan within the meaning of Section 501(c)(17) of the Code;
(v)   with respect to each International Employee Plan that is required by Applicable Law to be funded and/or book-reserved, such International Employee Plan is funded and/or book reserved in all material respects, as appropriate, based upon reasonable actuarial assumptions;
(vi)   each International Employee Plan has been duly registered in material compliance with all Applicable Laws of each jurisdiction where such registration is required;
(vii)   no Employee Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by Applicable Law, (B) severance benefits that do not exceed three years following termination of employment or (C) group life and disability insurance policies made available to current workers;
(viii)   all contributions or other amounts payable by the Company or its Subsidiaries as of the date of this Agreement with respect to each Employee Plan in respect of current or the prior six plan years have been paid or accrued in accordance with GAAP;
(ix)   with respect to each Employee Plan that is subject to Section 409A of the Code, such Employee Plan has been operated and administered in compliance with Section 409A of the Code;
(x)   there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Employee Plan that could result in liability to the Company or any of its ERISA Affiliates; and
(xi)   there are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Plans or any trusts related thereto which would individually or in the aggregate reasonably be expected to result in any liability of the Company or any of its Subsidiaries.
(b)   Other than as set forth in Section 3.19(b) of the Company Disclosure Letter, no Employee Plan exists that would (i) result in the payment to any current Company Employee of any compensation becoming due, or accelerate the time of payment or vesting of compensation, or increase the compensation owed to any current Company Employee or (ii) give rise to the payment of any “parachute payment” under Section 280G of the Code, in any case as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event that would not, in and of itself, trigger such result).
(c)   Other than as set forth in Section 3.19(c) of the Company Disclosure Letter and other than International Employee Plans, there are no Employee Plans that provide for payment of severance pay benefits in excess of  $250,000 with respect to any individual current or former officer or employee of the Company or any of its Subsidiaries.

3.20   Labor Matters.
(a)   Neither the Company nor any of its Subsidiaries is a party to any Contract between one or more employees or other service providers and a union, trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any works council, union, trade union, or other employee representative or labor-relations organization or entity (“Labor Organization”), or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending material activities or proceedings or, to the Knowledge of the Company, threatened by any Labor Organization to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or on behalf of any employees of the Company or any of its Subsidiaries nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees of the Company or any of its Subsidiaries, except in each case as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by this Agreement (including the Merger) will not entitle any person (including any Labor Organization) to any payments under any Collective Bargaining Agreement, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of their respective businesses of the Company or any of its Subsidiaries, and (ii) there is no charge, complaint or other action against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity pending or to the Knowledge of the Company threatened.
(b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, during the prior three years, the Company and its Subsidiaries have complied with all Applicable Laws and Orders relating to employment, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and for overtime purposes), leased and seconded employees, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work. Neither the Company nor any of its Subsidiaries is a party to any material conciliation agreement, consent decree or other employment-related agreement or order with any Governmental Entity.
(c)   Each of the Company and its Subsidiaries is in compliance in all material respects with WARN. In the past two years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign law or regulation. Neither the Company nor its Subsidiaries has caused any of their respective employees to suffer an “employment loss” (as defined in WARN) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under WARN.
3.21   Real Property.
(a)   Section 3.21(a) of the Company Disclosure Letter sets forth a true and complete list of all of the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except for the Owned Real Property, neither the Company nor any of its Subsidiaries is party to any agreement to purchase or sell any real property. Except for Permitted Liens, the Company owns the Owned Real property free and clear of all Liens. The Company has delivered a true and correct copy of each title policy it has in its possession for any Owned Real Property and any documentation in its possession regarding the purchase of any Owned Real Property to Parent. Since the date of the Balance Sheet, there has not been or occurred any casualty loss with respect to any Owned Real Property. There is no pending or, to the Knowledge of the Company, threatened condemnation proceeding against any Owned Real Property.
(b)   Section 3.21(b)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases or subleases under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property in excess of 10,000 square feet and with aggregate rental payments in excess of  $1,000,000 annually (collectively, the “Leases” and, such property, the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”) or licenses or other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property in excess of 10,000 square feet and with aggregate rental payments in excess of  $1,000,000 annually. The Company has heretofore made available to Parent true and correct copies of all Leases. Each Lease is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Lease, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except in each of the foregoing cases as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Lease, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.21(b)(ii) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements granting to any Person, other than the Company or any of its Subsidiaries, any material right to use or occupy, now or in the future, any of the Real Property. Neither the Company nor any of its Subsidiaries owes broker commissions or finder’s fees or is party to any real estate broker agreement or subject to any claims for real estate broker commissions with respect to any Real Property that have not been accrued on the Balance Sheet and that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company or its Subsidiaries have valid leasehold estates in the Leased Real Property subject to no Liens other than Permitted Liens, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.22   Intellectual Property.
(a)   Section 3.22(a) of the Company Disclosure Letter contains a complete and accurate list of the Company Intellectual Property Rights that is Registered IP, excluding any items that are abandoned, cancelled, expired, withdrawn, or finally refused (without right of appeal) (“Company Registered IP”), in each case listing, as applicable, (i) the name of the current owner, (ii) the jurisdiction where the application/registration is located, (iii) the application or registration number, (iv) the filing date, and issuance/registration/grant date, and (v) the prosecution status thereof.
(b)   The material Company Registered IP is valid, sustaining and, to the Knowledge of the Company, enforceable.
(c)   With respect to each material item of Company Registered IP, all necessary registration, maintenance and renewal fees due prior to the date of this Agreement have been paid.
(d)   Section 3.22(d) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts (i) under which any third party licenses to the Company or any of its Subsidiaries any material Company IP, other than licenses of Shrink-Wrap Code, licenses of Public Software, incidental licenses from current and former employees, consultants, independent contractors, or advisors, and non-disclosure agreements or (ii) under which the Company or any of its Subsidiaries licenses to others the right to use any material Company Intellectual Property Rights, other than non-disclosure agreements and non-exclusive license agreements entered into in the ordinary course of business (such Contracts, the “Company IP Agreements”). To the Knowledge of the Company, there are no pending disputes regarding the scope of such Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under such Company IP Agreements, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.
(e)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property Rights that are either used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, and (ii) neither the operation of the business of the Company nor the use, provision, support, reproduction, making, distribution, marketing, sale, license or display of the Company Products by Company or its Subsidiaries infringes or misappropriates the Intellectual Property Rights or Moral Rights of any Person.
(f)   Except as would not be reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries own all right, title and interest in the owned material Company Intellectual Property Rights, free and clear of all Liens other than (i) obligations arising under the terms of any of the Company IP Agreements listed on Section 3.22(d)) of the Company Disclosure Letter (or other Contracts that need not be listed in Section 3.22(d)) and (ii) Permitted Liens. Except as had not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have the exclusive right to bring actions against any person that is infringing any material Company Intellectual Property Rights and to retain for themselves any damages recovered in any such action. To the Knowledge of the Company, no Person other than the Company and its Subsidiaries has ownership rights to any material Company Intellectual Property Rights, except as had not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(g)   The Company and each of its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of the material Trade Secrets that comprise any part of the Company IP, and to the Knowledge of the Company, there is no material unauthorized use, disclosure or misappropriation of any such Trade Secrets by any Person. To the Knowledge of the Company, all use and disclosure of material Trade Secrets owned by another Person by the Company or any of its Subsidiaries have been pursuant to the terms of a written agreement with such Person or such use and disclosure by the Company or any of its Subsidiaries was otherwise lawful, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring employees, consultants and contractors who have contributed to the development or creation of any material Technology or Intellectual Property Rights intended to be owned by the Company or its Subsidiaries to execute a confidentiality and assignment agreement which (i) assigns to the Company or one of its Subsidiaries all right, title and interest in any Intellectual Property Rights created by such persons within the scope of their involvement with the Company or applicable Subsidiary and (ii) provides reasonable protection for Trade Secrets of the Company and its Subsidiaries.
(h)   To the Knowledge of the Company, (i) no Person is infringing upon or otherwise violating any Company Intellectual Property Rights, and (ii) neither the Company nor any of its Subsidiaries have asserted or threatened any claim against any Person alleging the same that remains unresolved, except in each of clauses (i) and (ii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(i)   There is no unresolved Legal Proceeding brought by a Third Party that has been served upon, filed or, to the Knowledge of the Company, threatened with respect to (i) any alleged infringement or other violation by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or any of its Subsidiaries’ business of the Intellectual Property Rights of such Third Party or (ii) any challenge to the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any Company Intellectual Property Rights (excluding ordinary course prosecution proceedings with respect to Registered IP before the United States Patent and Trademark Office (or any equivalent office in any foreign jurisdiction)) except, in each of clauses (i) and (ii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any Order of any Governmental Entity that materially restricts or impairs the use, transfer or licensing of any Company Intellectual Property Rights.
(j)   To the Knowledge of the Company, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not result in any of the following events that, but for the consummation of the transactions contemplated hereby, would not have occurred: (i) the Company or its Subsidiaries granting to any Third Party any rights, licenses, covenants, releases, immunities or other interests under, in or to any Company Intellectual Property Rights, (ii) a reduction in the scope of any rights, licenses, covenants, releases, immunities or other interests under, in or to any Intellectual Property Rights granted to the Company or its Subsidiaries, or (iii) after the Merger, Parent or any of its Subsidiaries or Affiliates being required to grant any Third Party any rights, licenses, covenants, releases, immunities or other interests under, in or to any of Parent’s or any of its Subsidiaries’ or Affiliates’ Intellectual Property Rights (except with respect to the Company Intellectual Property Rights), in each of clauses (i) and (ii), except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(k)   The Company and its Subsidiaries are in compliance with all Public Software license agreements to which the Company or a Subsidiary, as applicable, is a party, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Product incorporates, is integrated with, or links to any Public Software in a manner that requires the Company or any of its Subsidiaries to distribute any material proprietary Source Code for such Company Product under the terms of an Open Source License.
(l)   Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person, have published or disclosed any material proprietary Source Code owned by the Company or its Subsidiaries, except to (i) their employees, advisers or consultants in the course of his, her or its employment or engagement by the Company or its Subsidiaries for the benefit of the Company and its Subsidiaries pursuant to non-disclosure agreements; or (ii) their business partners pursuant to written commercial agreements or license agreements entered into in the ordinary course of business restricting the use thereof. The Company and its Subsidiaries have no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any such Source Code to any escrow agent or any other Person. The consummation of the transactions contemplated hereby (including the Merger) will not, under any Contract to which the Company or any of its Subsidiaries is a party, result in any such material proprietary Source Code being delivered, licensed or disclosed to any other Person.
(m)   Since September 28, 2015, all personally identifiable information which has been collected, stored, maintained or otherwise used by the Company and its Subsidiaries has been collected, stored, maintained and used in accordance with all Applicable Laws and Contracts, except as has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since September 28, 2015, neither the Company nor its Subsidiaries has received a notice of noncompliance with Applicable Laws or Contracts related to personally identifiable information.
(n)   The Company and its Subsidiaries have taken commercially reasonable steps and implemented reasonable procedures to prevent “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components from entering Company Products and to otherwise safeguard the information technology systems of the Company of its Subsidiaries (and the personally identifiable information contained therein). To the Knowledge of the Company, since September 28, 2015, there have been no material unauthorized intrusions or breaches of the security of information technology systems of the Company and its Subsidiaries.

(o)   Section 3.22(o) of the Company Disclosure Letter sets forth a true and complete list of all industry standards bodies, multi-party special interest groups or similar organizations in which the Company and/or any of its Subsidiaries participates. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with their current membership in such organizations and are not required to grant third parties a license with respect to any material Company Intellectual Property Rights as part of such membership in such organizations.
(p)   Except as has not hand and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no rights have been granted to any Governmental Entity with respect to any Company Product other than substantially the same standard commercial rights as are granted by the Company to commercial end users of the Company Products in the ordinary course of business consistent with past practices.
3.23   Export Control and Import Laws.
(a)   Since September 28, 2015, (i) the Company and each of its Subsidiaries have been in compliance with all Applicable Laws regarding export and reexport control (“Export Controls”), including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control and the International Traffic in Arms Regulations maintained by the Department of State and any applicable anti-boycott compliance regulations and (ii) the Company and its Subsidiaries have been in compliance with all applicable import Laws (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, concerning or relating to any export or import activity of the Company or any of its Subsidiaries and no voluntary self-disclosures have been filed by or for the Company or any of its Subsidiaries since September 28, 2015 with respect to possible violations of any Export Controls or Import Restrictions.
3.24   Insurance.    As of the date hereof, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the insurance policies held by the Company or its Subsidiaries are in full force and effect, (b) neither the Company nor any of its Subsidiaries has received any notice of  (i) of cancellation in connection with such policies or (ii) any defects or inadequacies in any Real Property or any part thereof which would reasonably be expected to materially and adversely affect the insurability of such Real Property or the premiums for the insurance thereof, (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, (d) there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and (e) there has been no threatened termination of any such policies.
3.25   Anti-Bribery Laws.    Since September 28, 2015,, neither the Company nor any of its Subsidiaries (including, to the Company’s Knowledge, any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, (a) taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, the U.K. Bribery Act of 2010, as amended, or any other comparable foreign law or statute; (b) used any corporate funds for unlawful contributions, loans, gifts, entertainment or other unlawful expenses relating to political activity; or (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns.
3.26   Related Party Transactions.    Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings currently in effect that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
3.27   Brokers; Fees and Expenses.    Except for Qatalyst Partners LP (true and correct copies of whose engagement letter has been furnished or made available to Parent)\, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Merger).
3.28   Opinion of Financial Advisors.    The Company Board has received the opinion of Qatalyst Partners LP to the effect that, as of the date of such opinion, and based upon and subject to the limitations, qualification, assumptions and other matters set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent or any affiliates of Parent) pursuant to, and in accordance with, the terms of this Agreement is fair, from a financial point of view, to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
3.29   State Anti-Takeover Statutes; No Rights Plan.
(a)   Assuming the accuracy of the representation in Section 4.7, the Company and the Company Board has taken all action necessary to exempt the Merger, this Agreement and the other transactions contemplated hereby or thereby from the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deterring or discouraging any Person from acquiring control of the Company.
(b)   To the Knowledge of the Company, no Contract entered into in by the Company since September 28, 2015 prohibits any Person from making any Acquisition Proposal following the execution and announcement of this Agreement.
3.30   No Other Representations or Warranties.    Except for the representations and warranties contained in this Article III, (a) neither the Company nor any other Person on behalf of the Company or any of its Subsidiaries makes (or has made) any other representation or warranty, express or implied, written or oral, to Parent or Merger Sub with respect to the Company or any of its Subsidiaries or any of the transactions contemplated hereby and (b) no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or Merger Sub or their Affiliates.
Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company as follows:
4.1   Organization and Standing.    Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.2   Authorization.    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no additional corporate proceedings on the part of Parent or Merger Sub, other than the approval of this Agreement in its capacity as the sole stockholder of Merger Sub, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (including the Merger). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

4.3   Non-contravention; Required Consents.
(a)   The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of Parent or Merger Sub, (ii) violate, conflict with or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or materially accelerate the performance required by, or result in a right of termination or material acceleration under, or result in the loss of any material benefit or the imposition of any additional material payment or other material Liability under, any Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b)   No Consent of any Governmental Entity is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger), except (i) the filing of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws and (iv) such other Consents, the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
4.4   Litigation.    As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their Affiliates that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Merger Sub nor any of their Affiliates is subject to any outstanding Order that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
4.5   Proxy Statement.    The information supplied by Parent, Merger Sub or their respective officers, directors, representatives, affiliates, agents or employees for inclusion in the Proxy Statement, will not, at the time the Proxy Statement is filed with the SEC or at the time of any amendment or supplement thereto, or on the date the Proxy Statement is first sent to stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
4.6   Operations of Merger Sub.    Merger Sub has engaged in no other business activities other than those related to the transactions contemplated by this Agreement. Merger Sub is a direct wholly owned Subsidiary of Parent.
4.7   Section 203 of the DGCL.    Neither Parent nor Merger Sub, nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) of Parent or Merger Sub is, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. As of the date hereof, none of Parent, Merger Sub or any of their respective Subsidiaries owns any Company Common Stock.
4.8   Financing.
(a)   Parent has delivered to the Company a true, complete and accurate copy of an executed commitment letter of even date herewith, and the executed fee letter related thereto of even date herewith (which such fee letter may be redacted in a customary manner), in each case from JPMorgan Chase Bank, N.A. (collectively, the “Debt Commitment Letters”), pursuant to which the lender party(ies) thereto (the “Debt Financing Sources”) has/have committed to provide, subject only to the terms and conditions set forth therein, debt financing for the Merger in the aggregate amount set forth therein (the “Debt Financing”). Any reference in this Agreement to (i) “Debt Commitment Letters” will include such documents as amended or modified in compliance with the provisions of Section 6.15, and (ii) the “Debt Financing” will include the financing contemplated by the Debt Commitment Letters as amended or modified in compliance with the provisions of Section 6.15. Parent has, or has caused one of its Subsidiaries to have, fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Debt Commitment Letters prior to or in connection with the execution of this Agreement and Parent has otherwise satisfied all of the other terms and conditions required to be satisfied by it prior to the execution of this Agreement pursuant to the terms of the Debt Commitment Letters. Each of the Debt Commitment Letters, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations. Subject to the satisfaction of the conditions precedent set forth in Article VII and assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and performance by the Company of its obligations hereunder, to the knowledge of Parent, there are no facts or circumstances in existence as of the date hereof that would cause any of the Debt Financing Conditions to not be satisfied.
(b)   As of the date hereof, (i) none of the Debt Commitment Letters has been amended or modified, and no such amendment or modification is contemplated by Parent or, to the knowledge of Parent, any other party thereto (other than as set forth in the fee letters with regard to flex rights and/or to add additional lenders, lead arrangers, bookrunners, syndication agents and similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement), and (ii) none of the respective commitments set forth in the Debt Commitment Letters have been withdrawn or rescinded in any respect. Except as set forth in the Debt Commitment Letters, as of the date hereof, there are no side letters or other agreements, contracts or arrangements relating to the Debt Financing. No event has occurred which, with or without notice or lapse of time, or both, would constitute a default or breach on the part of Parent under any term or condition of the Debt Commitment Letters, or otherwise result in any portion of the Debt Financing contemplated thereby to be unavailable. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing or that would permit the Debt Financing Sources to reduce the total amount of the Debt Financing, other than as set forth in the Debt Commitment Letters in the form so delivered to the Company (the “Debt Financing Conditions”).
4.9   Funds.    Parent will have (and will cause Merger Sub to have), immediately prior to the Effective Time, sufficient funds to satisfy and perform all of Parent’s and Merger Sub’s obligations under this Agreement, including to pay the aggregate Merger Consideration and all amounts payable pursuant to Section 2.7. Parent acknowledges that its obligations under this Agreement are not conditioned upon or subject to its receipt of the proceeds made available under the Debt Commitment Letters or any other Debt Financing.
4.10   No Reliance.    Notwithstanding anything contained in this Article IV or any other provision hereof, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person on behalf of the Company or any of its Subsidiaries is making (or has made) any representation or warranty whatsoever, express or implied, written or oral, and neither Parent nor Merger Sub has relied on, and each of Parent and Merger Sub hereby disclaims reliance on, any representation, warranty, or other statement or omission of the Company, any other Person acting on behalf of the Company or any of its Subsidiaries, beyond those expressly given in Article III; provided that, the foregoing shall not be deemed to limit or waive any rights or remedies of Parent or Merger Sub with respect to fraud in connection with the making of the representations and warranties of the Company contained in Article III.

Article V
INTERIM CONDUCT OF BUSINESS
5.1   Affirmative Obligations of the Company.    Except as (a) expressly required or permitted by this Agreement, (b) set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter or (c) approved in advance by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, (i) the Company and each of its Subsidiaries shall carry on its business in the ordinary course consistent with past practice and (ii) to the extent consistent with the foregoing, the Company and each of its Subsidiaries shall use commercially reasonable efforts to (A) keep available the services of its directors, officers and key employees and (B) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.
5.2   Negative Obligations of the Company.    Except as (x) expressly required or permitted by this Agreement, (y) set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter or (z) approved in advance by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:
(a)   amend its certificate of incorporation or bylaws or comparable organizational documents other than, with respect to Subsidiaries of the Company, amendments necessary to comply with Applicable Law;
(b)   issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, other than (i) the issuance and sale of shares of Company Common Stock pursuant to Company Compensatory Awards outstanding as of or prior to the date hereof or (ii) grants to newly hired employees of Company Compensatory Awards pursuant to binding commitments prior to the date hereof  (which are reflected in Section 3.4(d) of the Company Disclosure Letter);
(c)   acquire or redeem, directly or indirectly, any Company Securities or Subsidiary Securities other than (i) in full or partial payment of the exercise price and any applicable Taxes pursuant to any exercise, vesting or settlement of Company Compensatory Awards or (ii) pursuant to the forfeiture of any Company Compensatory Awards;
(d)   other than dividends or distributions made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;
(e)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, material corporate restructuring, recapitalization or other material corporate reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Merger);
(f)   (i) incur or assume any debt or issue any debt securities, except for (A) debt incurred under the Company’s existing credit facilities as of the date hereof  (provided that the aggregate principal amount outstanding under such facilities at any given time shall not exceed the sum of  (1) the principal amount outstanding under such facilities as of the date hereof plus (2) $100,000,000) to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to or from direct or indirect wholly owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company, or (iii) make any loans, advances or capital contributions to or investments in any other Person except for (I) loans, advances, capital contributions and investments in or to any of the Company’s Subsidiaries and (II) routine advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries;
(g)   except as may be required by Applicable Law, as required by the terms of any Employee Plan as in effect as of the date hereof, or in the ordinary course of business consistent with past practices (i) modify or terminate any bonus, profit sharing, compensation, change in control, retention, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer, employee, consultant or independent contractor or (ii) increase in any manner the compensation or fringe benefits of any director, officer, employee, consultant or independent contractor or pay any special bonus or special remuneration to any director, officer, employee, consultant, or independent contractor, or pay any benefit not required by any plan or arrangement not in effect as of the date of this Agreement;
(h)   forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates;
(i)   make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company or any of its Subsidiaries other than (x) deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof, (y) as may be required by Applicable Law, or (z) in the ordinary course of business consistent with past practice;
(j)   enter into, amend, or extend any Collective Bargaining Agreement;
(k)   (i) hire, terminate, demote or promote or offer to hire, terminate, demote or promote any Senior Employee, other than (x) as expressly contemplated by this Agreement or an Employee Plan in effect as of the date hereof, (y) as may be required by Applicable Law, or (z) in the ordinary course of business consistent with past practice;
(l)   sell, lease (except as permitted by Section 5.2(o)), license or dispose of any property or asset that is material to the Company and its Subsidiaries, taken as a whole, in any single transaction or series of related transactions, except in the ordinary course of business consistent with past practice;
(m)   except as may be required as a result of a change in Applicable Law or in GAAP, make any change in any of the accounting principles or practices used by it;
(n)   (i) make (other than in accordance with past practice or as required by Applicable Law) or change any material Tax election, (ii) amend any Tax Return, (iii) settle or compromise any material Liability for Taxes, (iv) adopt or change any Tax accounting method or (v) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;
(o)   (i) enter into any new lease or new sublease of real property (whether as a lessor, sublessor, lessee or sublessee), other than extensions or renewals of existing leases or subleases, with annual rental payments that exceed $1,000,000 or (ii) except in the ordinary course of business consistent with past practice, modify or amend any Lease or waive any term or condition thereof, except as would not be expected to be material to the Company or any Subsidiary, taken as a whole;
(p)   (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein or any assets that are material to the Company and its Subsidiaries taken as a whole (except with respect to assets acquired in the ordinary course of business consistent with past practice), (ii) other than in the ordinary course of business consistent with past practice, enter into, amend or grant any release or relinquishment of any material rights under any Material Contract or (iii) other than capital expenditures contemplated by the Company’s capital expenditures set forth in Section 5.2(p) of the Company Disclosure Letter, incur any new capital expenditure(s) that would create obligations to the Company or any of its Subsidiaries in excess of  $2,000,000 for any single item or $10,000,000 (per quarter) in the aggregate;

(q)   settle or compromise any pending or threatened Legal Proceeding other than the settlement or compromise of a Legal Proceeding (i) reflected or reserved against in full on the Balance Sheet or (ii) that does not include any obligation (other than the payment of money of  $5,000,000 or less) to be performed by the Company or its Subsidiaries following the Effective Time that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;
(r)   except as required by Applicable Law or GAAP, revalue in any material respect any of its material properties or assets including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
(s)   other than in the ordinary course of business consistent with past practice, (i) sell, lease, license (except as provided in Section 5.2(l)) or transfer to any person or entity any rights to any material Company Intellectual Property Rights, (ii) purchase or license (except as provided in Section 5.2(l)) any material Intellectual Property Rights or enter into any agreement or modify any existing agreement with respect to the Intellectual Property Rights of any person or entity at a cost of more than $5,000,000; or
(t)   authorize, commit or enter into a Contract to do any of the foregoing.
Article VI
ADDITIONAL AGREEMENTS
6.1   No Solicitation.
(a)   The Company and its Subsidiaries shall, and shall use their reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of the Company’s or its Subsidiaries’ Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal. The Company shall promptly (and in any event within three (3) Business Days following the date hereof) request in writing that each Third Party that has executed a confidentiality agreement since the date which is one year prior to the date of this Agreement in connection with its consideration of acquiring the Company or any material portion thereof return all confidential information heretofore furnished to such Third Party by or on behalf of the Company, and the Company shall use its commercially reasonable efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).
(b)   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not (and shall not authorize or knowingly permit any of their Representatives to), directly or indirectly, (i) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of an Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Third Party any non-public information relating to the Company or any of its Subsidiaries for the known purpose of assisting or facilitating the making of an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with respect to an Acquisition Proposal with any Third Party that is seeking to make or has made an Acquisition Proposal or (iv) execute or enter into any letter of intent, memorandum of understanding or Contract contemplating or otherwise relating to an Acquisition Transaction (other than a confidentiality agreement pursuant to this Section 6.1(b) or any engagement letters with advisors or consultants or similar agreements); provided, however, that notwithstanding the foregoing, prior to obtaining the Requisite Stockholder Approval, the Company Board may, directly or indirectly through any Representative, with respect to any Third Party that has made (and not withdrawn) a bona fide written Acquisition Proposal after the date of this Agreement that did not result from a breach of this Section 6.1 that the Company Board concludes in good faith (after consultation with its financial advisor and its outside legal counsel) constitutes or would be reasonably likely to lead to a Superior Proposal, (A) engage or participate in discussions or negotiations with such Third Party and its

Representatives and/or (B) furnish to such Third Party and its Representatives any information (including non-public information) relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement (provided that such confidentiality agreement need not contain any “standstill” or similar provision that would prohibit such Third Party from making any Acquisition Proposal) and containing additional provisions that expressly permit the Company to comply with the terms of this Section 6.1 (which confidentiality agreement shall be provided to Parent for informational purposes immediately following the execution and delivery thereof), provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) solely with respect to the initial contact with respect to any Third Party the Company shall provide the notice required by Section 6.1(d) (and if such Acquisition Proposal is in written form, the Company shall give Parent a copy thereof) and notice of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Third Party, and (2) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished or made available by the Company to Parent or any of its Representatives).
(c)   Without limiting the generality of the foregoing, Parent, Merger Sub and the Company acknowledge and hereby agree that any action taken by any Representative of the Company or any of its Subsidiaries that would be a breach of the restrictions set forth in this Section 6.1 if taken by the Company shall be deemed to be a breach of this Section 6.1 by the Company for all purposes of and under this Agreement; provided, however, that any such action taken by any Representative of the Company or any of its Subsidiaries (other than any member of the Company Board, the Company Board’s financial advisor or outside legal counsel or any member of the Company’s executive management) shall not be deemed to be a breach of this Section 6.1 by the Company, unless such action was authorized, directed or knowingly permitted by any member of the Company Board or any member of the Company’s executive management.
(d)   The Company shall promptly, and in all cases within twenty-four (24) hours of its receipt, advise Parent orally and in writing of its receipt of any Acquisition Proposal, including the terms and conditions of, and the identity of the Person or group making, such Acquisition Proposal, request or inquiry.
(e)   The Company shall keep Parent promptly informed of the status and material terms and conditions (including all material amendments amendments) of any such Acquisition Proposal, request or inquiry and, promptly (and in no event later than twenty-four (24) hours thereafter) upon receipt of any written material amendment or written proposed amendment of any such Acquisition Proposal, the Company shall give Parent a copy thereof.
6.2   Company Board Recommendation; Intervening Events.
(a)   Subject to the terms of this Section 6.2, the Company Board shall (i) recommend that the Company’s stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (ii) include the Company Board Recommendation in the Proxy Statement.
(b)   Subject to the terms of this Section 6.2, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither the Company Board nor any committee thereof shall (i) withdraw, amend or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) publicly endorse, adopt or recommend any Acquisition Proposal or Superior Proposal, (iii) in the case of any publicly announced Acquisition Proposal that is a tender offer or exchange offer, fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock that constitutes an Acquisition Proposal within ten (10) Business Days after the commencement of such offer, or (iv) pass a resolution to approve or publicly propose to take any of the foregoing actions (any of the foregoing, a “Company Board Recommendation Change”; provided that, for the avoidance of doubt, none of  (1) a determination by the Company Board that an Acquisition Proposal constitutes or would be reasonably likely to lead to a Superior Proposal in compliance with the provisions set forth in Section 6.1(b), (2) a statement to the effect that the Company Board is considering an Acquisition Proposal in compliance with the requirements of this Agreement, (3) the determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal in connection with a Company Board Recommendation change in compliance with the provisions set forth in Section 6.2(c)(i), or (4) the Company’s delivery to Parent of any notice contemplated by Section 6.1 or this Section 6.2 shall be deemed to be a Company Board Recommendation Change).
(c)   Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may effect a Company Board Recommendation Change and terminate this Agreement pursuant to Section 8.1(e)(ii) to enter into a definitive agreement with respect to a Superior Proposal at any time prior to obtaining the Requisite Stockholder Approval, if and only if:
(i)   (A) the Company Board has received a bona fide written Acquisition Proposal that did not result from a breach (or deemed breach) of Section 6.1 that constitutes a Superior Proposal, (B) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to effect such Company Board Recommendation Change would reasonably be likely to constitute a breach of its fiduciary duties to stockholders of the Company under Delaware Law, (C) prior to effecting such Company Board Recommendation Change, the Company shall have (1) given Parent at least four (4) Business Days’ notice (the “Notice Period”) of its intention to take such action (which notice shall include the most current version of the proposed definitive agreement and, to the extent not included therein, all material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) and (2) caused its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith any modifications to the terms and conditions of this Agreement proposed by Parent, in its discretion, and (D) Parent shall not have made, within the Notice Period, a written counter-offer or proposal capable of acceptance as a binding contract that the Company Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, is at least as favorable, from a financial point of view, to stockholders of the Company, in their capacity as such, as such Superior Proposal (it being understood that (x) any material revision to the material terms of a Superior Proposal, including any revision in price, shall require a new notice pursuant to clause (C) above (except that the “Notice Period” shall be three (3) Business Days) and (y) there may be more than one Notice Period; or
(ii)   (A) a fact, event, change, development or set of circumstances occurs or exists after the date of this Agreement that materially effects the business, operations, financial condition or results of operations of the Company or any of its Subsidiaries (and not relating in any way to (x) an Acquisition Proposal or (y) any fluctuation in the market price or trading volume of the Company Common Stock, in and of itself) that was neither known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement (such material fact, event, change, development or set of circumstances, an “Intervening Event”) shall have occurred and be continuing, (B) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to effect such Company Board Recommendation Change would be reasonably likely to constitute a breach of its fiduciary duties to stockholders of the Company under Delaware Law, (C) prior to effecting such Company Board Recommendation Change, the Company shall have (1) given Parent at least four (4) Business Days’ prior written notice of its intention to take such action (which notice shall include a written explanation of the Company Board’s basis and rationale for proposing to effect such Company Board Recommendation Change) and (2) if requested by Parent, negotiated with Parent in good faith during such four (4) Business Day notice period any modifications to the terms of this Agreement proposed by Parent, in its discretion, and (D) Parent shall not have made, within the four (4) Business Day notice period, a written offer or proposal capable of acceptance that the Company Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, would obviate the need for the Company Board to effect such Company Board Recommendation Change.
(d)   The Company shall ensure that any Company Board Recommendation Change (A) does not change or otherwise affect the approval of this Agreement by the Company Board and (B) does not have the effect of causing Section 203 of the DGCL to be applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.
(e)   Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (including by issuing a “stop, look and listen” statement); provided that any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act or any similar communication to stockholders of the Company shall be deemed to be a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such communication.
(f)   The Company shall not take any action to (i) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of the DGCL, (ii) exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the provisions on “business combinations” contained in any antitakeover law or (iii) otherwise cause such restrictions not to apply, in each case unless such actions are taken substantially simultaneously with a termination of this Agreement by the Company in accordance with the terms hereof.
6.3   Company Stockholders’ Meeting.    Subject to Applicable Law, the rules and regulations of the Nasdaq and the Company’s certificate of incorporation and bylaws, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) as promptly as practicable following the date of this Agreement (and in no event later than forty (40) days after the commencement of the mailing of the Proxy Statement to the Company’s stockholders) for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law. Notwithstanding the foregoing, (a) if there are insufficient shares of the Company Common Stock necessary to conduct business at the Company Stockholders’ Meeting, the Company may postpone or adjourn the Company Stockholders’ Meeting to the extent (and only to the extent) the Company reasonably determines that such postponement or adjournment is necessary in order to conduct business at the Company Stockholders’ Meeting, (b) the Company may postpone or adjourn the Company Stockholders’ Meeting to the extent (and only to the extent) the Company reasonably determines that such postponement or adjournment is required by Applicable Law, including to comply with comments made by the SEC with respect to the Proxy Statement, and (c) the Company may postpone or adjourn the Company Stockholders’ Meeting to the extent (and only to the extent) the Company reasonably determines that such postponement or adjournment is necessary to solicit sufficient proxies to secure the Requisite Stockholder Approval. Subject to Section 6.1 and Section 6.2, the Company shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement in accordance with Delaware Law and shall use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholders’ Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting in compliance with this Section 6.3, whether or not (i) the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that stockholders of the Company reject it or (ii) there occurs the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal. Notwithstanding herein to the contrary, the Company may adjourn or postpone the Company Stockholders’ Meeting to a date no later than the second Business Day after the expiration of any notice periods contemplated by Section 6.2(c). The Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the Merger at the Company Stockholders’ Meeting. The notice of such Company Stockholders’ Meeting shall state that a resolution to adopt this Agreement, a non-binding, advisory resolution to approve the compensation that may become payable to the Company’s named executive officers in connection with the Merger, and a resolution to adjourn the Company Stockholders’ Meeting will be considered at the Company Stockholders’ Meeting, and no other matters shall be considered or voted upon at the Company Stockholders’ Meeting without Parent’s prior written consent (not to be unreasonably withheld).

6.4   Proxy Statement.    As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC, the preliminary Proxy Statement. Parent shall furnish to the Company all information concerning Parent as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to Applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to stockholders of the Company as promptly as practicable following the filing thereof with the SEC. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall use its reasonable best efforts to file with the SEC the definitive Proxy Statement, and to cause the mailing of the definitive Proxy Statement to the stockholders of the Company to be commenced, by the later of  (a) (i) if the Company receives comments from the SEC with respect to the preliminary Proxy Statement, on or prior to the third (3rd) Business Day immediately following clearance by the SEC with respect to such comments, or (ii) if the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement, on or prior to the third (3rd) Business Day immediately following the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or (b) the third (3rd) Business Day immediately following the record date set for the Company Stockholders’ Meeting; provided, however, that the Company will use reasonable best efforts to set the record date for the Company Stockholders’ Meeting on or prior to the latest date referred to in clause (a) above . No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon; provided, however, that following or in connection with a Change of Company Board Recommendation, Parent’s right to review and comment shall be limited to only those disclosures relating to Parent. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith, and shall provide Parent with copies of all correspondence between the Company or any of its advisors or representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing with the SEC related to this Agreement or the Merger. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not include any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, Delaware Law and the rules of the Nasdaq. Each of Parent and the Company shall share equally all filing and printing fees and expenses incurred in connection with this Section 6.4 (excluding, for the avoidance of doubt, all fees and expenses payable to any attorneys, accountants or other advisors incurred in connection with this Section 6.4, which shall be paid by the party incurring such expenses).
6.5   Reasonable Best Efforts to Complete.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Merger), including using reasonable best efforts to: (i) cause the conditions to the Merger set forth in Article VII hereof to be satisfied or fulfilled; (ii) obtain all necessary consents, waivers and approvals under any Material Contracts or Leases to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Merger); (iii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
(b)   Without limiting the generality of the foregoing provisions of Section 6.5(a), as soon as reasonably practicable following the execution and delivery of this Agreement, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Merger) as required by the HSR Act (and each of Parent and the Company shall use reasonable best efforts to file such HSR Form within ten (10) Business Days following the execution and delivery of this Agreement), as well as comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the Antitrust Laws of any applicable foreign jurisdiction as soon as reasonably practicable. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other applicable jurisdiction. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement (including the Merger). If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement (including the Merger), then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Subject to Applicable Law, no filing of, or amendment or supplement to, or written correspondence with any Governmental Entity or its staff with respect to such Antitrust Laws shall be made by the Company or Parent without providing the other party a reasonable opportunity to review and comment thereon.
(c)   Without limiting the generality of the foregoing provisions of Section 6.5(a), in the event that any antitakeover law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Merger), the Parent and Company, at the direction of the Parent Board or the Company Board (as applicable), shall use reasonable best efforts to ensure that the transactions contemplated by this Agreement (including the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Merger).
(d)   Parent and Merger Sub shall take reasonable best efforts to obtain any clearance or approval from any Governmental Entity or to prevent the initiation of any lawsuit by any Governmental Entity under any antitrust or competition law or to prevent the entry of any decree, judgment, injunction, preliminary or permanent, or any order that would otherwise make the transactions contemplated by this Agreement unlawful. Notwithstanding the forgoing anything in this Agreement to the contrary, it is expressly understood and agreed that: neither Parent nor Merger Sub shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Affiliates or the Company or any of its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Parent or any of its Affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company Common Stock or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Common Stock, if in the case of clauses (A), (B) or (C) above such sale, divestiture, license, disposition, holding separate, limitation or regulation applicable to the Company would have or would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the business, operations, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole.

(e)   Notwithstanding anything in this Agreement to the contrary, Parent shall not knowingly take any action (including the acquisition by it or its Affiliates of any interest in any Person that derives revenues from products, services or lines of business that compete with the Company’s products, services or lines of business) if such action would make it materially more likely that there would arise any impediments under any Antitrust Law with respect to the consummation of the transactions contemplated by this Agreement.
6.6   Access.
(a)   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall (x) afford Parent and its Representatives reasonable access during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, upon reasonable notice, to the properties, books and records and personnel of the Company, as Parent may reasonably request and (y) furnish to Parent such existing financial and operating data and other existing information as such Persons may reasonably request, and afford Parent and its Representatives reasonable access to officers and employees of the Company in order to discuss such data and information; provided, however, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.9) shall apply to any information provided to Parent pursuant to this Section 6.6; and provided further, that the Company shall not be required to, nor shall the Company be required to cause its Subsidiaries to, afford access or disclose any information that in the good faith judgment of the Company would (a) violate any obligation of the Company or any of its Subsidiaries to any Third Party, (b) jeopardize protections afforded the Company or any of its Subsidiaries under the attorney-client privilege or attorney work product doctrine, or (c) violate any Applicable Law or Order. In the event that the Company does not provide access to or disclose information to Parent in reliance on the final proviso of the preceding sentence, it shall use reasonable best efforts to communicate such information in a manner that does not result in the violation of any such obligation, Law or Order or the jeopardy of such protections. Any investigation by Parent pursuant to this Section 6.6 shall be conducted under supervision of appropriate personnel of the Company and in such manner as not to unreasonably interfere with the conduct of the business of the Company, and shall not include the collection or analysis of any environmental samples.
(b)   Notwithstanding anything to the contrary contained in this Agreement, the Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided under this Section 6.6 and Section 6.5 or otherwise as either “Outside Counsel Only Material” or “Antitrust Restricted Material.” Outside Counsel Only Material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or other Representatives of the recipient unless express permission is obtained in advance from the Company or its legal counsel. Antitrust Restricted Material and the information contained therein shall be given only to outside antitrust counsel and other outside Representatives of the recipient and employees, officers or directors of the recipient approved by the Company, and will not be disclosed by such Persons to other employees, officers or directors of the recipient unless express permission is obtained in advance from the Company or its legal counsel. Notwithstanding anything to the contrary contained in this Agreement, materials provided pursuant to this Section 6.6 or Section 6.5 or otherwise may be redacted (i) to remove references concerning the valuation of Parent, the Company and the Merger and other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.
6.7   Notification.    The Company shall promptly notify Parent in writing, and Parent shall promptly notify the Company in writing, of: (a) any written communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection the Merger and the other transactions contemplated hereby; (b) any written communication from any Governmental Entity in connection with the Merger and the other transactions contemplated hereby (other than such communications contemplated by Section 6.5, which shall be governed by such Section) or (c) any actions, claims, investigations, suits or proceedings commenced or, to the Knowledge of the Company or Parent, as applicable, threatened against the Company or any of its Subsidiaries (in the case of the Company) or Parent or any of its Subsidiaries (in the case of Parent) that (1) are related to the Merger and the other transactions contemplated hereby (including any transaction litigation brought by a stockholder of the Company or Parent, as applicable) or (2) would be reasonably likely to result in a Company Material Adverse Effect, or (d) written notice from any third party of any Effect that would be reasonably expected to result in a Company Material Adverse Effect.
6.8   Merger Sub Stockholder Vote.    Promptly following the date of this Agreement, Parent, as the sole stockholder of Merger Sub, shall approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.
6.9   Certain Litigation.    Each Party shall promptly advise the other Parties orally and in writing after becoming aware of any Legal Proceeding commenced after the date hereof against it or any of its directors by any its stockholder (on their own behalf or on behalf of it) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep the other Parties reasonably informed regarding any such Legal Proceeding. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).
6.10   Confidentiality.    Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated November 20, 2017 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms; provided, however, that notwithstanding the foregoing, effective as of the execution and delivery hereof, the Confidentiality Agreement shall be deemed to be amended so as to permit Parent to make any counter-offer or proposal contemplated by Section 6.2(c) or Section 8.1(e)(ii) (which deemed amendment shall survive any termination of this Agreement in accordance with its terms or otherwise).
6.11   Public Disclosure.    Each of the Company and Parent shall not, without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), issue any press release or otherwise make any public statement or any written communication to employees that would reasonably be expected to be required to be filed with the SEC or any oral communication to more than fifty (50) employees, in each case, with respect to this Agreement or the transactions contemplated hereby (including the Merger), except (a) as may be required by Applicable Law or any listing agreement with a national securities exchange, in which case the Company or Parent, as the case may be, shall make commercially reasonable efforts to consult with the other prior to any such release or public statement and (b) in connection with an Acquisition Proposal or with regard to or following a Company Board Recommendation Change, in which cases the Company shall not be required to consult with, or obtain any consent from, Parent.
6.12   Employee Matters.
(a)   The Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “401(k) Termination Date”), any and all 401(k) plans maintained by the Company or any of its Subsidiaries, unless Parent provides written notice to the Company no later than five (5) business days prior to the Effective that such 401(k) plan(s) shall not be terminated. The Company shall provide Parent evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The Company Board shall in any case adopt resolutions effective no later than the Effective Time eliminating Company stock as the funding vehicle for matching contributions and as an available investment under any such 401(k) plan, as applicable. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent, which shall not be unreasonably withheld or delayed. As soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in any 401(k) plan maintained by the Company or any of its Subsidiaries immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and shall permit each such

Continuing Employee to elect to transfer his or her account balance when distributed from any terminated 401(k) plan maintained by the Company or any of its Subsidiaries, including any outstanding participant loans from such 401(k) plans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of the Parent 401(k) plan.
(b)   From the Effective Time through the first anniversary of the Closing Date (the “Transition Period”), Parent will provide or cause to be provided to each employee of the Company and its Subsidiaries as of the Effective Time working in the United States who continues employment with Parent or any of its direct or indirect Subsidiaries (each, an “Affected Employee”), while employed by Parent or any of its direct or indirect Subsidiaries, compensation and benefits the value of which is not less favorable to the Affected Employee in the aggregate to the aggregate value of the compensation and benefits provided to such Affected Employee immediately prior to the Effective Time.
(c)   During the Transition Period, (i) each Affected Employee, while employed by the Parent or any of its direct or indirect Subsidiaries, will be provided base wages or salary, as applicable, that are not less than the base wages or salary, as applicable, provided to such Affected Employee immediately prior to the Effective Time and (ii) each Affected Employee will be provided severance benefits not less favorable in amount or with regard to terms and conditions to receive such severance benefits than those provided to the Affected Employee by the Company or its Subsidiaries immediately prior to the Effective Time.
(d)   From and after the Effective Time, Parent will use its reasonable best efforts to cause any employee benefit plans in which the Affected Employees are entitled to participate to take into account for all purposes, including eligibility, vesting, level of benefits and benefit accrual (but not for benefit accrual purposes under any defined benefit pension plan, unless required by Applicable Law), thereunder, service for the Company and its Subsidiaries (and their respective predecessors) as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries (and their respective predecessor entities) prior to the Effective Time (except to the extent it would result in a duplication of benefits or compensation with respect to the same period of service), and Affected Employees will be immediately eligible to participate in any such plans, without any waiting period, to the extent such Affected Employee was eligible to participate in the comparable Employee Plan immediately prior to the Effective Time. To the extent any health or welfare benefit plan replaces an Employee Plan that is a health or welfare benefit plan, Parent will, and will cause its direct and indirect Subsidiaries (including the Surviving Company) to use its or their reasonable best efforts to (i) waive all limitations as to preexisting condition exclusions, exclusions, actively-at-work requirements, and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee to the extent waived or satisfied under the replaced Employee Plan and (ii) credit each Affected Employee for any applicable amounts (whether in the nature of co-payments or coinsurance amounts, amounts applied toward deductibles or other out-of-pocket expenses) under the terms of the replaced Employee Plan toward satisfying any applicable deductible, co-payment or out-of-pocket requirements under the health benefit plan that replaces such an Employee Plan for the plan year in which the transition between plans occurs.
(e)   Nothing contained in this Section 6.12 or any other provision of this Agreement (i) will be construed to amend or modify, as of the date of this Agreement, any Employee Plan, or any benefit, compensation or severance plan, program, agreement, contract, policy or arrangement sponsored by the Company, Parent or their Affiliates, (ii) will limit the ability of Parent or any of its Affiliates to amend, modify or terminate any benefit, compensation or severance plan, program, agreement, contract, policy or arrangement that is assumed, established, sponsored or maintained by Parent or its Affiliates, provided any such amendment, modification or termination must comply with the terms thereof and Applicable Law, (iii) will create any third-party beneficiary rights or obligations in any Person (including any Affected Employee) other than the parties to this Agreement, or (iv) will limit the right of Parent (or its Subsidiaries) to terminate, in accordance with Applicable Law, the employment or service of any employee or other service provider during the Transition Period.
6.13   Directors’ and Officers’ Indemnification and Insurance.
(a)   For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and fulfill in all respects the obligations of the Company and its Subsidiaries under their respective certificates of incorporation and bylaws (and other similar organizational documents) and all agreements for indemnification, exculpation of liability or advancement of expenses, in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current or former directors, officers, employees and agents or any person who becomes a director, officer, employee or agent prior to the Effective Time (the “Indemnified Parties”). For six (6) years after the Effective Time, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the certificate of incorporation and bylaws of the Company and its Subsidiaries.
(b)   For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance immediately prior to the Effective Time, on terms with respect to the coverage and amounts no less favorable than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that the Surviving Corporation may, at its option, substitute therefor policies of Parent, the Surviving Corporation or any of their respective Subsidiaries containing terms (including with respect to limits, coverage, amount) no less favorable to such persons than the D&O Insurance, provided further, however, that in satisfying its obligations under this Section 6.13(b), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.13 of the Company Disclosure Letter), provided further that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance and for a per annum amount not to exceed three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year. In the event that the Company does not purchase the Tail Policy, Parent may purchase a Tail Policy on the D&O Insurance containing terms and conditions (including with respect to limits, coverage, amount) no less favorable to each person covered by the D&O insurance immediately prior to the Effective Time, in the aggregate, than the D&O Insurance. In the event that either the Company or Parent shall purchase such a Tail Policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.13(b) for so long as such Tail Policy shall be maintained in full force and effect.
(c)   The obligations under this Section 6.13 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under a Tail Policy referred to in Section 6.13(b) (and their heirs and representatives)) without the prior written consent of such person. Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section 6.13(b) (and their heirs and representatives) are intended to be Third Party beneficiaries of this Section 6.13, with full rights of enforcement as if a party thereto.
(d)   In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.13. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section 6.13(b) (and their heirs and representatives)) under this Section 6.13 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents and any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or Applicable Law (whether at law or in equity).
6.14   Obligations of Merger Sub.    Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and payment of any amounts payable hereunder, upon the terms and subject to the conditions set forth in this Agreement.
6.15   Financing.
(a)   Debt Financing.   Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby on the terms and conditions set forth in the Debt Commitment Letters, including using its reasonable best efforts to (i) maintain in effect each of the Debt Commitment Letters in accordance with the terms and subject to the conditions (including the flex provisions) thereof, (ii) comply with its obligations under each of the Debt Commitment Letters, (iii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions contemplated by the Debt Commitment Letters, (iv) satisfy on a timely basis (or obtain the waiver of) all conditions to funding that are within the control of Parent or any of its Subsidiaries in the Debt Commitment Letters and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters, and (v) consummate the Debt Financing at or prior to the Closing and at or prior to the Closing, draw such amount of the Debt Financing required on the Closing Date, taking into account cash on hand and other sources of funds available to the Parent, necessary to pay the Merger Consideration. Parent will, and will cause its Subsidiaries to, fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letters as and when they become due.
(b)   No Amendments to Debt Commitment Letters.   Subject to the terms and conditions of this Agreement, Parent will, and will cause its Subsidiaries to, not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Debt Commitment Letters without the prior written consent of the Company if such amendment, modification or waiver would (i) reduce the aggregate amount of the Debt Financing below the amount required to consummate the Merger (taking into account other sources of funding), or (ii) impose new or additional conditions or other terms to the Debt Financing or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing, in a manner that would reasonably be expected to: (A) materially delay, prevent or impede the consummation of the Merger, or (B) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, materially less likely to occur; provided, that Parent and any of its Subsidiaries may consent to, replace or amend the Debt Financing to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof. In addition to the foregoing, Parent shall, and shall cause its Subsidiaries to, not release or consent to the termination of the Debt Commitment Letters or of any individual lender under the Debt Commitment Letters, except for (x) assignments and replacements of an individual lender under the terms of, and only in connection with, the syndication of the Debt Financing under the Debt Commitment Letters, or (y) replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 6.15(c). Parent shall promptly, and in any event within three (3) Business Days, provide copies of any executed amendment to the Debt Commitment Letters to the Company.
(c)   Alternate Debt Financing.   In furtherance and not in limitation of the foregoing Section 6.15(b), in the event that any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letters (after giving effect to all applicable flex provisions), Parent shall promptly notify the Company, and shall cause its Subsidiaries to, use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative financing from alternative sources on terms and conditions not materially less favorable in the aggregate to Parent than those set forth in the Debt Commitment Letters and in an amount at least equal to the amount (taking into account cash on hand and other sources of funds available to the

Parent) required to consummate the Merger (the “Alternate Debt Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letters in whole or in part. Parent shall promptly provide the Company with a copy of any New Debt Commitment Letters (and any fee letter in connection therewith, which such fee letter may be redacted in a customary manner). In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by the New Debt Commitment Letters at the time in question and any New Debt Commitment Letters to the extent then in effect, and (B) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.15 shall require, and in no event shall the reasonable best efforts of Parent or any of its Subsidiaries be deemed or construed to require, either Parent or any of its Subsidiaries to (A) pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letters (including the flex provisions), or (B) agree to any “market flex” term less favorable to Parent or any of its Subsidiaries than such corresponding market flex term contained in or contemplated by the Debt Commitment Letters (in either case, whether to secure waiver of any conditions contained therein or otherwise).
(d)   Information.   Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing, and Parent shall, and shall use reasonable best efforts to cause the Debt Financing Sources to, provide the Company with such access to the Debt Financing Sources as the Company may reasonably request for the purpose of allowing the Company to understand the status of Parent’s efforts to arrange the Debt Financing. Parent shall give the Company prompt notice upon having actual knowledge of any material breach by any party of any of the Debt Commitment Letters or any termination of any of the Debt Commitment Letters.
(e)   Company Support.
(i)   Prior to the Closing Date, subject to Section 6.15(e)(ii), the Company will, and will cause its Subsidiaries and, will use reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole expense, use reasonable best efforts to provide Parent and its Subsidiaries with all cooperation reasonably requested by Parent or any of its Subsidiaries to assist it in causing the conditions in the Debt Commitment Letters to be satisfied or as is otherwise reasonably requested by Parent or any of its Subsidiaries in connection with the Debt Financing, the Alternative Financing and any other debt or capital markets (including private placement) financing in connection with the transactions contemplated by this Agreement (including the Merger), including any issuance of equity, equity-linked securities or securities that are not equity-linked (together with the Debt Financing, the “Financing”), and in each case that is customary in connection with Parent’s efforts to obtain the Financing, including:
(a)   causing its management team, with appropriate seniority and expertise, including its senior executive officers and using its reasonable best efforts to cause its external auditors to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with lenders, investors and rating agencies at times and locations mutually agreed and reasonably coordinated in advance;
(b)   assisting with the syndication or other marketing of the Financing, including assisting Parent, any of its Subsidiaries, the Debt Financing Sources and any other sources of the Financing (together with the Debt Financing Sources, the “Financing Sources”) with the timely preparation of customary rating agency presentations (and assisting in the obtaining of corporate credit and corporate family ratings from any ratings agencies), bank information memoranda, road show materials, offering memoranda, prospectuses, registration statements and other customary marketing materials required in connection with the Financing;
(c)   assisting Parent or any of its Subsidiaries in connection with the preparation and registration of  (but not executing) any pledge and security documents or other documents relating to the pledge of collateral, indentures, supplemental indentures, currency or interest rate hedging agreements, credit agreements, a certificate of the Company with respect to solvency matters and other and other financing related documents as may be reasonably requested by Parent or any of its Subsidiaries or the Financing Sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Financing, accountants’ comfort letters, in each case as reasonably requested by Parent or any of its Subsidiaries), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Financing, it being understood that such documents will not take effect until the Closing Date;
(d)   to the extent required in connection with the Financing, furnishing Parent, any of its Subsidiaries and the Financing Sources, as promptly as practicable, with (1) the financial statements set forth in paragraph 6 of Exhibit C of the Debt Commitment Letter and financial information regarding the Company and its Subsidiaries necessary to permit the Buyer to satisfy the condition set forth in paragraph 7 of Exhibit C of the Debt Commitment Letter (or any analogous section in any amendment, modification, supplement, restatement or replacement thereof to the extent not exceeding the scope of the requirements set forth in the Debt Financing Commitment in effect on the date hereof), (2) all other financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of securities (whether equity, equity-linked securities or securities that are not equity-linked) of the Company and its Subsidiaries or such other financial information customarily used for registered offerings on Form S-3 or private placements of debt securities under Rule 144 promulgated under the Securities Act (all such information and documents in clauses (1), (2) and (5) of this Section 6.15(e)(i)d), the “Required Financial Information”), (3) if the Marketing Period commences prior to the filing date of an Annual Report on Form 10-K or Quarterly Reports on Form 10-Q but after the end of its corresponding fiscal year or quarter, as applicable, customary “flash” or “recent developments” data, (4) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or any of its Subsidiaries to the extent that such information is of the type and form customarily included in a prospectus, registration statement or offering memorandum for the issuance of securities (whether equity, equity-linked securities or securities that are not equity-linked) pursuant to a registration statement filed with the SEC, an offering pursuant to Rule 144A promulgated under the Securities Act or an offering pursuant to some other exemption under the Securities Act, including, without limitation, historical financial statements of the Company necessary to prepare pro forma financial statements for historical periods otherwise necessary to receive from the Company’s independent accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum or prospectus) customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the “pricing” of any securities (whether equity, equity-linked securities or securities that are not equity-linked), and the closing of the offering thereof with respect to the financial information to be included in such prospectus, registration statement or offering memorandum, and (5) as well as furnishing Parent and the Financing Sources information required in connection with any confidential information memorandum and any bank presentation in respect of the Debt Financing, in each case customarily used for the syndication of the Debt Financing or other Financing;
(e)   cooperating with Parent or any of its Subsidiaries to obtain customary and reasonable corporate and facilities ratings as reasonably requested by Parent or any of its Subsidiaries, in each case at the sole expense of Parent or such Subsidiary;
(f)   reasonably facilitating the transactions described in Section 6.18 and the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of the indebtedness of the Company as of immediately prior to the Effective Time (“Closing Date Indebtedness”) and the release and termination of any and all related liens) on or prior to the Closing Date;
(g)   delivering notices of prepayment and notices of redemption within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all Closing Date Indebtedness of the Company or its Subsidiaries;
(h)   furnishing Parent or any of its Subsidiaries and the Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act of 2001, in each case, at least seven (7) Business Days prior to the Closing Date;
(i)   as promptly as reasonably practical, furnishing Parent and the Financing Sources with (x) such information as may be reasonably necessary for the Required Financial Information to remain Compliant and (y) such other pertinent financial and other customary information (including assistance with preparing projections, financial estimates, forecasts and other forward-looking information) as Parent or Financing Sources shall reasonably request and is necessary or customary in order to consummate the Financing or as is customary for the arrangement of loans or issuance of securities contemplated by the Financing;
(j)   delivery of customary authorization letters that authorize the distribution of the confidential information memorandum to prospective lenders, which letters shall contain a customary “10b-5” representation by the Company with respect to the Company and its Subsidiaries and contain a representation that the public-side version does not include material non-public information about the Company and its Subsidiaries or their securities;
(k)   ensuring that there are no competing issues, offerings, arrangements or placements of securities or syndicated commercial bank or other credit facilities of the Company or its Subsidiaries of the types that may be undertaken in connection with or pursuant to the Financing being offered, placed or arranged between the date of this Agreement and the Closing Date;
(l)   assisting Parent with the preparation of pro forma financial information and projections; and
(m)   taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent or any of its Subsidiaries and necessary and customary to permit the consummation of the Financing.
(ii)   Notwithstanding the provisions of Section 6.15(e)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of its Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing Date for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent or any of its Subsidiaries, (B) enter into any definitive agreement the effectiveness of which is not conditioned on the Closing Date, (C) give any indemnities that are effective prior to the Closing Date, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of its business or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under Applicable Law or is legally privileged, or (F) take any action that will conflict with or violate its organizational documents or any Applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party. No person who is a director of the Company or any of its Subsidiaries at any time prior to the Closing (a “Pre-Closing Director”) shall be required to take any action to approve the Debt Financing and neither the Company nor any of its Subsidiaries shall be obligated to take any action that requires action or approval by any Pre-Closing Director of the Debt Financing.
(f)   Use of Logos.   The Company hereby consents to the use of all logos of the Company or any of its Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries, (ii) are used solely in connection with a description of Business or the Merger, and (iii) do not appear on the cover of any rating agency presentations, bank information memoranda and securities offering prospectuses or memoranda, road show presentations and similar documents used in connection with the Financing.
(g)    Confidentiality.   All non-public or other confidential information provided by the Company or any of its Subsidiaries or any of their representatives pursuant to this Agreement will be kept confidential in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement (as defined in Section 6.9), except that Parent or any of its Subsidiaries will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons are subject to confidentiality undertakings no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and of which the Company is a beneficiary.
(h)   Company Reimbursement and Indemnification.
(i)   Upon request by the Company, Parent shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented legal fees and expenses) incurred by the Company or any of its Subsidiaries in connection with providing the support and cooperation contemplated by Section 6.15(e).
(ii)   Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with providing the support and cooperation contemplated by Section 6.15(e) and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries).
6.16   Section 16 Matters.    Prior to the Effective Time, Parent and the Company shall take all reasonable steps intended to cause the transactions contemplated by Article II and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent Common Stock, Assumed RSUs, Assumed Options and Assumed SARs in connection with this Agreement by each individual who (a) is a director or officer of the Company subject to Section 16 of the Exchange Act, or (b) at the Effective Time is or will become a director or officer of Parent subject to Section 16 of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
6.17   Payoff Letters.    The Company shall use reasonable best efforts to obtain and deliver to Parent no later than five (5) Business Days prior to the Effective Time drafts of customary payoff letters with respect to (i) the satisfaction and release of all of the Company and its Subsidiaries’ liabilities and obligations (including all indebtedness for borrowed money, if any, of the Company and its Subsidiaries outstanding as of the Closing, but excluding any indemnification obligations that survive termination) under the Company Credit Agreement and the documents related thereto (collectively, the “Loan Documents”), (ii) the termination of the Loan Documents and (iii) the release of all Liens held pursuant to or otherwise related to the Loan Documents, and the Company shall use reasonable best efforts to deliver to Parent no later than two (2) Business Days prior to the Effective Time executed copies of such payoff letters in escrow.

6.18   Actions with Respect to Existing Debt.
(a)   Provided that this Agreement shall not have been validly terminated in accordance with Section 8.1, the Company shall, upon receiving any written request by Parent to do so, use its reasonable best efforts to promptly commence a tender offer (the “Notes Tender Offer”) for all of the outstanding principal amount of its 9.125% Senior Notes due in fiscal year 2023 (the “Senior Notes”); provided, however, that if Parent so elects in its sole discretion, in lieu of or in addition to the Notes Tender Offer, the Company shall use its reasonable best efforts to facilitate a covenant defeasance pursuant to Section 8.03 of the Senior Notes Indenture or a discharge pursuant to Section 11.01 of the Senior Notes Indenture upon the prior or simultaneous occurrence of the Closing and the consummation of the Financing on the Closing Date, in either case as reasonably requested by Parent in writing; provided that Parent or the Surviving Corporation funds any such defeasance or discharge. As part of any Notes Tender Offer, the Company shall use its reasonable best efforts to solicit the consent of the holders of the Senior Notes to amend, eliminate or waive certain sections (as mutually agreed by Parent and the Company) of the Senior Notes Indenture (the “Notes Consents”“). The aggregate consideration payable to each holder of Senior Notes pursuant to the Notes Tender Offer shall be an amount in cash established and funded by Parent. The Notes Tender Offer shall be made pursuant to an Offer to Purchase and Consent Solicitation Statement prepared by the Company in connection with the Notes Tender Offer in form and substance reasonably satisfactory to Parent and the Company; provided that any such Notes Tender Offer shall be subject to the conditions set forth in Section 6.18(b) (as amended from time to time, the “Notes Offer to Purchase”).
(b)   The Company’s and the Surviving Corporation’s obligation to accept for payment and pay for the Senior Notes tendered pursuant to the Notes Tender Offer or make any payment for the Notes Consents shall be subject to conditions (as mutually agreed by Parent and the Company), including that (i) the Merger shall have occurred (or Parent and the Company shall be satisfied that it will occur substantially concurrently with such acceptance and payment), (ii) the Financing has been obtained and (iii) such other conditions as are customary for transactions similar to the Notes Tender Offer. Subject to the terms and conditions of the Notes Tender Offer, substantially concurrently with the Closing, Parent agrees to cause the Surviving Corporation to accept for payment and thereafter to promptly pay for all Senior Notes (and related Notes Consents) validly tendered and not withdrawn. The Company shall waive any of the conditions to the Notes Tender Offer as may be reasonably requested by Parent (other than the conditions that the Notes Tender Offer is conditioned on the Closing having occurred and the Financing as provided in clauses (i) and (ii) above), so long as such waivers would not cause the Notes Tender Offer to violate the Exchange Act, the Trust Indenture Act of 1939, as amended (the “TIA”), or any other Applicable Law, and shall not, without the prior written consent of Parent, waive any condition to the Notes Tender Offer or make any change, amendment or modification to the terms and conditions of the Notes Tender Offer (including any extension thereof) other than as agreed between Parent and the Company or as required in the reasonable judgment of the Company to comply with Applicable Law.
(c)   Upon the request of Parent pursuant to Section 6.18(a), the Company shall prepare, as promptly as practicable, the Notes Offer to Purchase, together with any required related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Notes Tender Offer Documents”), relating to the Notes Tender Offer and shall use its reasonable best efforts to cause to be disseminated to the record holders of the Senior Notes, and to the extent known by the Company, the beneficial owners of the Senior Notes (collectively, the “Noteholders”) the Notes Tender Offer Documents; provided, however, that prior to the dissemination thereof, the Company shall provide copies thereof to Parent not less than ten (10) Business Days in advance of any such dissemination (or such shorter period of time as is reasonably practicable in light of when Parent requests that the Company commence the Notes Tender Offer) and shall consult with Parent with respect to the Notes Tender Offer Documents and shall include in such Notes Tender Offer Documents all comments reasonably proposed by Parent and reasonably acceptable to the Company. Upon request, Parent shall provide the Company with any information for inclusion in the Notes Tender Offer Documents which may be required under Applicable Law or reasonably requested by the Company. If at any time prior to the acceptance of Senior Notes pursuant to the Notes Tender Offer any event should occur that is required by Applicable Law to be set forth in an amendment of, or a supplement to, the Notes Tender Offer Documents, the Company shall use reasonable best efforts to prepare and disseminate such amendment or supplement; provided that prior to such dissemination, the Company shall provide copies thereof to Parent not less than two (2) Business Days (or such shorter period of time as is reasonably necessary in light of the circumstances) in advance of any such dissemination and shall consult with Parent with respect to such amendment or supplement and shall include in such amendment or supplement all comments reasonably proposed by Parent. The Company shall comply with the requirements of Rule 14e-1 promulgated under the Exchange Act, the TIA, and any other Applicable Law in connection with the Notes Tender Offer.
(d)   Promptly following the expiration of any consent solicitation, assuming the requisite consents from Noteholders (including from Persons holding proxies from the Noteholders) have been received, the Company shall use reasonable best efforts to cause an appropriate supplemental indenture (the “Supplemental Indenture”) to become effective providing for the amendments of the Senior Notes Indenture contemplated in the Notes Tender Offer Documents; provided, however, that notwithstanding the fact that the Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until all conditions to the Notes Tender Offer have been satisfied or waived by the Company in accordance with the terms hereof and thereof and the Surviving Corporation accepts all Senior Notes (and related Notes Consents) validly tendered for purchase and payment pursuant to the Notes Tender Offer, whereupon such proposed amendments shall become operative. The form and substance of the Supplemental Indentures shall be reasonably satisfactory to Parent and the Company.
(e)   Provided that this Agreement shall not have been validly terminated in accordance with Section 8.1, the Company shall, upon receiving any written request by Parent to do so, use its reasonable best efforts to undertake an optional redemption (the “Optional Redemption”) of all the outstanding principal amount of its Senior Notes in accordance with the Senior Notes Indenture. The Optional Redemption shall be subject to conditions (as mutually agreed by Parent and the Company), including that (i) the Closing shall have occurred (or Parent and the Company shall be satisfied that the Closing will occur substantially concurrently with such acceptance and payment), (ii) the Financing has been obtained and (iii) such other conditions as are customary for similar optional redemptions. The Company shall not, without the prior written consent of Parent, waive any condition to the Optional Redemption or make any change, amendment or modification to the terms and conditions of the Optional Redemption (including any extension thereof) other than as agreed between Parent and the Company. Upon the request of Parent pursuant to this clause (e), the Company shall prepare, as promptly as practicable, a notice of optional redemption relating to the Optional Redemption (the “Optional Redemption Notice”), which Optional Redemption Notice shall satisfy all applicable requirements of the Senior Notes Indenture, and shall use its reasonable best efforts to cause the Optional Redemption Notice to be delivered to the holders of the Senior Notes in accordance with the Senior Notes Indenture; provided, however, that prior to such delivery, the Company shall provide copies thereof to Parent not less than ten (10) Business Days in advance of any such delivery (or such shorter period of time as is reasonably practicable in light of when Parent requests that the Company commence the Optional Redemption) and shall consult with Parent with respect to the Optional Redemption Notice and shall include in such Optional Redemption Notice all comments reasonably proposed by Parent and reasonably acceptable to the Company.
(f)   Company Reimbursement and Indemnification.
(i)   Upon request by the Company, Parent shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented legal fees and expenses) incurred by the Company or any of its Subsidiaries in connection with this Section 6.17 including (a) all costs and expenses relating to the preparation, printing, filing, mailing and publishing of any Notes Tender Offer Documents, (b) all fees and expenses of any tender agent, (c) all advertising charges in connection with a Notes Tender Offer, including those of any public relations firm or other person or entity rendering services in connection therewith, (d) all fees, if any, payable any to dealers (including any dealer managers), banks and trust companies as reimbursement for their customary mailing and handling expenses incurred in forwarding the Notes Tender Offer Documents to their clients and customers and (e) all other fees and expenses incurred by the Company in connection with a Notes Tender Offer or otherwise in connection with the performance of its services hereunder (including fees and disbursements of its legal counsel.
(g)   Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with this Section 6.18 and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries.
Article VII
CONDITIONS TO THE MERGER
7.1   Conditions to the Obligations of Each Party to Effect the Merger.    The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions:
(a)   Requisite Stockholder Approval.   The Requisite Stockholder Approval shall have been obtained.
(b)   Antitrust and Other Governmental Approvals.   All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement (including the Merger) under the HSR Act shall have expired or been terminated and all other antitrust, competition or merger control or regulatory consents set forth on Section 7.1(b) of the Company Disclosure Letter shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).
(c)   No Legal Prohibition.   No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any material Applicable Law that is in effect and has the effect of making the consummation of the Merger illegal in any jurisdiction or (ii) issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the consummation of the Merger illegal in any jurisdiction.
7.2   Additional Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.    The obligations of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions, any of which may be waived (in writing) exclusively by Parent and Merger Sub:
(a)   Representations and Warranties.   (i) Each of the representations and warranties of the Company set forth in this Agreement (other than the Capitalization Representation and the Specified Representations) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) each of the representations and warranties set forth in Section 3.1(a) (Organization and Standing), Section 3.3 (Authorization), Section 3.27 (Brokers; Fees and Expenses), Section 3.28 (Opinion of Financial Advisor) and Section 3.29 (State Anti-Takeover Statutes) (collectively, the “Specified Representations”) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date and (iii) the representations and warranties set forth in Section 3.4(a) (Capitalization) (the “Capitalization Representation”) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, in all but de minimis respects and (iv) the representations and warranties set forth in Section 3.10(b) (Material Adverse Effect) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except in the case of each of the foregoing clauses (i)-(iv) inclusive, for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date); and provided that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement (other than Section 3.10(b)) for purposes of Section 7.2(a)(i), all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded.
(b)   Covenants and Agreements.   The Company shall have performed and complied with, in each case, in all material respects, all of its obligations, covenants and other agreements under this Agreement required to be performed or complied with at or prior to the Effective Time.
(c)   Closing Certificate.   Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company certifying as to the satisfaction of the matters set forth in paragraphs (a), (b) and (c) of this Section 7.2.
7.3   Additional Conditions to the Obligations of the Company to Effect the Merger.    The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions, any of which may be waived (in writing) exclusively by the Company:
(a)   Representations and Warranties.   (i) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the Parent Specified Representations and Section 4.9) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (ii) each of the representations and warranties set forth in Section 4.2 (Authorization) and Section 4.7 (Section 203 of the DGCL) (collectively, the “Parent Specified Representations”) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date and (iii) each of the representations and warranties of Parent and Merger Sub set forth in Section 4.9 (Availability of Funds) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except in the case of each of the foregoing clauses (i)-(iii) inclusive, for those representations and warranties which address matters only as of a particular date (the accuracy of which shall be determined as of such particular date); and provided that, for purposes of determining the accuracy of the representations and warranties of Parent and Merger Sub set forth in this Agreement for purposes of Section 7.3(a)(i), all “Parent Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded.
(b)   Covenants and Agreements.   Each of Parent and Merger Sub shall have performed and complied with, in each case, in all material respects, all of their respective obligations, covenants and other agreements under this Agreement required to be performed or complied with at or prior to the Effective Time.
(c)   Closing Certificate.   The Company shall have received a certificate signed on behalf of Parent and Merger Sub by a by the chief executive officer and chief financial officer of Parent and Merger Sub as to the satisfaction of the matters set forth in paragraphs (a) and (b) of this Section 7.3.
Article VIII
TERMINATION, AMENDMENT AND WAIVER
8.1   Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as provided below), provided that the party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party or parties hereto, only as follows:
(a)   by mutual written agreement of Parent and the Company; or
(b)   by either Parent or the Company, if the Company Stockholders’ Meeting shall have been held and the Requisite Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;

(c)   by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have issued or granted any Order that has the effect of making the consummation of the Merger illegal in any jurisdiction or which has the effect of permanently enjoining or otherwise preventing the consummation of the Merger and such Order shall have become final and nonappealable; or
(d)   by either Parent or the Company, if the Effective Time shall not have occurred on or before nine (9) months after the date of this Agreement (as may be extended pursuant to this Section 8.1(d), the “Termination Date”); provided, however, that (i) if on such date that is nine (9) months after the date of this Agreement, the conditions in Section 7.1, Section 7.2 and Section 7.3 have been satisfied (other than those conditions that, by their nature, would be satisfied only at the Closing and are capable of being satisfied if the Closing were to occur on such date), except that any of the conditions set forth in Section 7.1(b) or Section 7.1(c) solely as it relates to Section 7.1(b) shall not have been satisfied, then the Termination Date shall be automatically extended one (1) time by an additional three (3) months, (ii) if by the end of such three (3) month extension as set forth in clause (i), the conditions Section 7.1, Section 7.2 and Section 7.3 have been satisfied (other than those conditions that, by their nature, would be satisfied only at the Closing and are capable of being satisfied if the Closing were to occur on such date), except that any of the conditions set forth in Section 7.1(b) or Section 7.1(c) solely as it relates to Section 7.1(b) shall not have been satisfied, then the Termination Date shall be automatically extended one (1) additional time by an additional three (3) months, and (iii) if the date on which the Termination Date, as it may be extended, would occur is not a Business Day, then the Termination Date shall be further extended to be the next following Business Day; provided , further, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date; or
(e)   by the Company:
(i)   in the event of a breach of any covenant, agreement, representation or warranty on the part of Parent or Merger Sub set forth in this Agreement which breach would (i) result in the failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and (ii) cannot be cured by the Termination Date or, if curable prior to the Termination Date, has not been cured by the earlier of  (A) the Termination Date and (B) 30 days after the giving of written notice by the Company to Parent of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or
(ii)   prior to obtaining the Requisite Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal after a Company Board Recommendation Change, provided that (A) the Company has complied in all material respects with the terms of Section 6.2(c)(i), (B) concurrently with the termination of this Agreement, the Company enters into a definitive agreement to effect such Superior Proposal and (C) concurrently with the termination of this Agreement, the Company pays to Parent the Termination Fee Amount payable pursuant to and in accordance with Section 8.3(b)(ii); or
(f)   by Parent:
(i)   in the event of a breach of any covenant, agreement representation or warranty on the part of the Company set forth in this Agreement which breach would (i) result in the failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and (ii) cannot be cured by the Termination Date or, if curable prior to the Termination Date, has not been cured by the earlier of  (A) the Termination Date and (B) 30 days after the giving of written notice by Parent to the Company of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f)(i) if Parent is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or
(ii)   prior to (A) obtaining the Requisite Stockholder Approval and (B) the tenth (10th) Business Day after obtaining Parent Knowledge that a Triggering Event occurred shall have occurred. For all purposes of and under this Agreement, a “Triggering Event” shall be deemed to have occurred if, prior to the Requisite Stockholder Approval having been obtained, any of the following shall have occurred (A) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change, (B) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, (C) following an Acquisition Proposal, the Company Board shall have failed to unconditionally reaffirm (publicly, if so requested by Parent or Merger Sub) the Company Board Recommendation within five (5) Business Days after Parent or Merger Sub delivers to the Company a request in writing to do so after an Acquisition Proposal shall have been publicly announced or shall have become publicly known; provided, however, that the Company Board shall not be required to make any such reaffirmation (w) prior to ten (10) Business Days after the initial Acquisition Proposal is received by the Company, (x) during any Notice Period, (y) during any notice period pursuant to Section 6.2(c)(ii) or (z) more than once with respect to a single Acquisition Proposal, or (D) there shall have occurred a Knowing and Willful Breach of Section 6.1 or Section 6.2.
8.2   Notice of Termination; Effect of Termination.    Any proper termination of this Agreement pursuant to Section 8.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant, Financing Party or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.10, Section 6.15(h), Section 6.18(f), this Section 8.2, and Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from Liability for any Knowing and Willful Breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement (as amended pursuant to Section 6.10), all of which obligations shall survive termination of this Agreement in accordance with their terms.
8.3   Fees and Expenses.
(a)   General.   Except as set forth in Section 6.4, Section 6.15(h), Section 6.18(f) and Section 8.3(b), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.
(b)   Company Payments.
(i)   In the event that this Agreement is terminated pursuant to Section 8.1(f)(ii), within two (2) Business Days after demand by Parent, the Company shall pay to Parent a fee equal to two hundred and ninety million dollars ($290,000,000) (the “Termination Fee Amount”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
(ii)   In the event that this Agreement is terminated pursuant to Section 8.1(e)(ii), concurrently with and as a condition to the effectiveness of such termination, the Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
(iii)   The Company shall pay to Parent a fee equal to the Termination Fee Amount, less the amount of Parent Expenses previously paid to Parent pursuant to Section 8.3(b)(iv), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within three (3) Business Days after demand by Parent, in the event that (A) (1) this Agreement is terminated pursuant to Section 8.1(b) or (2) this Agreement is terminated pursuant to Section 8.1(f)(i), (B) following the execution and delivery of this Agreement and prior to the Company Stockholders’ Meeting (in the case of any termination referred to in clause (A)(1) above) or prior to the breach that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (A)(2) above), an Acquisition Proposal shall have been publicly announced or shall have become publicly known (in the case of any termination referred to in clause (A)(1) above) or shall have been communicated or otherwise made known to the Company (in the case of any termination referred to in clause (A)(2) above), (C) at the time of the Company Stockholder Meeting (in the case of any termination referred to in clause (A)(1) above) at the time of the breach that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (A)(2) above), such Acquisition Proposal shall still be pending and not have been publically withdrawn (in the case of any termination referred to in clause (A)(1) above) or withdrawn (in the case of any termination referred to in clause (A)(2) above) and (D) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or the Company enters into a definitive agreement providing for an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)). For purposes of this Section 8.3(b)(iii), all references to “20%” and “80%” in the definition of  “Acquisition Transaction” shall be deemed to be references to “50%”.
(iv)   In the event this Agreement is terminated pursuant to Section 8.1(b), under circumstances in which the Termination Fee Amount is not then payable by the Company pursuant to Section 8.3(b)(iii), then within three (3) Business Day after demand by Parent, the Company shall pay to Parent up to a maximum of  $35,000,000 (thirty five million dollars) of Parent’s reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Expenses”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent; provided, that the existence of circumstances which could require the Termination Fee Amount to become subsequently payable by the Company pursuant to Section 8.3(b)(iii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.3(b)(iv); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.3(b)(iv) shall not relieve the Company of any subsequent obligation to pay the Termination Fee Amount pursuant to Section 8.3(b)(iii) except to the extent indicated in Section 8.3(b)(iii).
(c)   Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Termination Fee Amount is payable by the Company pursuant to this Section 8.3 and such Termination Fee Amount is paid in full, except in the case of fraud or a Knowing and Willful Breach of the Company’s representations, warranties, covenants or agreements set forth in this Agreement prior to termination of this Agreement, Parent and Merger Sub shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby. In no event shall the Company be required to pay the Termination Fee amount on more than one occasion.
(d)   Enforcement.   The Company acknowledges and hereby agrees that the provisions of Section 8.3(b) are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to Section 8.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for payment of the Termination Fee Amount, the Company shall pay to Parent its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 8.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.
8.4   Amendment.    Subject to Applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by stockholders of the Company in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such stockholders of the Company without such approval. Notwithstanding anything herein to the contrary, Section 8.2, this Section 8.4, Section 9.5, Section 9.7(b), Section 9.10(b) and Section 9.11 may not be amended, waived or terminated in a manner that is adverse in any respect to any of the Financing Parties without the prior written consent of the entities as of the date of such amendment are providing the Financing.
8.5   Extension; Waiver.    At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
Article IX
GENERAL PROVISIONS
9.1   Survival of Representations, Warranties and Covenants.    The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.
9.2   Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) or e-mail transmission to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
(a)   if to Parent or Merger Sub, to:
Microchip Technology Incorporated
2355 W. Chandler Blvd.
Chandler, AZ 85224
Attention: Kim van Herk, Vice President and General Counsel
E-mail: kim.vanherk@microchip.com

with copies (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
900 South Capital of Texas Highway
Las Cimas IV, Fifth Floor
Austin, TX 78746
Attention: J. Robert Suffoletta, Jr.
Telecopy No.: (512) 338-5499
E-mail: rsuffoletta@wsgr.com

and copies (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Robert T. Ishii
Telecopy No.: (415) 947-2099
E-mail: rishii@wsgr.com

(b)   if to the Company, to:
Microsemi Corporation
One Enterprise
Aliso Viejo, CA 92656
Attention: Chief Executive Officer
E-mail: (to be provided to Parent by the Company supplementally)

with copies (which shall not constitute notice) to:
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attention: Warren Lazarow
Telecopy No: (650) 473-2601
Email: wlazarow@omm.com
O’Melveny & Myers LLP
400 South Hope Street, 18th Floor
Los Angeles, CA 90071
Attention: Mark Easton
Telecopy No: (213) 430-6407
E-mail: measton@omm.com
9.3   Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
9.4   Entire Agreement.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Exhibits and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties and their Affiliates with respect to the subject matter hereof; provided, however, the Confidentiality Agreement (as amended pursuant to Section 6.10) shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.
9.5   Third Party Beneficiaries.    Except (a) as set forth in or contemplated by the provisions of Section 6.13 and (b) from and after the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration and the rights of the holders of Company Compensatory Awards to receive the consideration contemplated in Section 2.7(d) hereof, in each case in accordance with Article II, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder; provided that the Financing Parties shall be express third party beneficiaries of Section 8.2, this Section 8.4, Section 9.5, Section 9.7(b), Section 9.10(b) and Section 9.11, and each of such Sections shall express inure to the benefit of the Financing Parties.
9.6   Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7   Other Remedies.
(a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(b)   No Financing Party (i) shall have any liability or obligation to the parties hereto with respect to this Agreement or with respect to any claim or cause of action (whether in contract or in tort, in Applicable Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement or the transactions contemplated hereunder, (B) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (C) any breach or violation of this Agreement, and (D) any failure of the transactions contemplated hereunder to be consummated, it being expressly agreed and acknowledged by the parties hereto that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any Financing Party, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D) or (ii) shall have any rights or claims against the Company and of its Subsidiaries, Representatives or shareholders, arising out of this Agreement, the Financing or the transactions contemplated hereby or in connection with the Financing; provided that following the Closing and the consummation of the Financing, the foregoing will not limit any rights the Financing Sources have against the Company and its Subsidiaries under the definitive documentation governing the Financing. For the avoidance of doubt, this Section 9.7(b) does not limit or affect any rights or remedies that Parent may have against the parties to the Debt Commitment Letters.
9.8   Specific Performance.    The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief without the requirement of posting a bond or other security, including to an injunction or injunctions to prevent breaches of this Agreement and specific performance and to enforce specifically the terms and provisions hereof in the courts described in Section 9.10, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties acknowledge that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.8 shall not be required to provide any bond or other security in connection with any such order or injunction.
9.9   Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
9.10   Consent to Jurisdiction.
(a)   Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
(b)   Notwithstanding anything herein to the contrary, no party hereto, nor any of its affiliates, will bring, or support the bringing of, any claim, legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, anywhere other than in the Supreme Court of the State of New York, County of New York (and the appellate courts thereof), or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof). The parties hereto further agree to waive and hereby irrevocably waive, to the fullest extent permitted by law, any objection which it may now have or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and makes the agreements, waivers and consents set forth in Section 9.10(a) above but with respect to the courts specified in this Section 9.10(b).
9.11   WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, INCLUDING ANY CLAIMS OR COUNTERCLAIMS AGAINST A FINANCING PARTY.
9.12   Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.
MICROCHIP TECHNOLOGY INCORPORATED
By:	/s/ Steve Sanghi
Name:	Steve Sanghi
Title:	Chief Executive Officer
MAPLE ACQUISITION CORPORATION
By:	/s/ Steve Sanghi
Name:	Steve Sanghi
Title:	Chief Executive Officer
Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.
MICROSEMI CORPORATION
By:	/s/ James J. Peterson
Name:	James J. Peterson
Title:	Chief Executive Officer
Signature Page to Agreement and Plan of Merger

EXHIBIT A
Certificate of Incorporation of the Surviving Corporation
ARTICLE I
The name of the corporation (hereinafter called the “Corporation”) is [•].
ARTICLE II
The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of  $0.001 per share.
ARTICLE V
The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors of the Corporation.
ARTICLE VI
In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
ARTICLE VII
Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.
ARTICLE VIII
A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director’s term or terms of office.

ARTICLE XI
Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney’s fees, judgments, fines, Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.
If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
The right to the indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

ANNEX B
March 1, 2018
Board of Directors
Microsemi Corporation
One Enterprise
Aliso Viejo, CA 92656
Members of the Board:
We understand that Microsemi Corporation (the “Company”), Microchip Technology Incorporated (“Parent”), and Maple Acquisition Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated March 1, 2018 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent and each outstanding share of common stock, par value $0.20 per share, of the Company (“Company Common Stock”), other than shares owned by Parent, the Company or any direct or indirect wholly owned subsidiary of Parent or the Company, shares as to which appraisal rights have been properly exercised and Unvested Restricted Stock (as defined in the Merger Agreement) will be converted into the right to receive $68.78 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Company Common Stock, other than Parent or any affiliate of Parent (the “Holders”), pursuant to, and in accordance with, the terms of the Merger Agreement is fair, from a financial point of view, to such Holders.
For purposes of the opinion set forth herein, we have reviewed a draft, dated March 1, 2018, of the Merger Agreement (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (collectively, the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby, including that they reflect the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Draft Merger Agreement, without any modification, waiver or delay that would be material to our analysis. We also have assumed that the final executed Merger Agreement will not differ in any material respect from the
B-1

Draft Merger Agreement reviewed by us. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Holders receiving the Merger Consideration and that would be material to our analysis. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.
We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst or its affiliates; however, Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we or they would expect to receive compensation.
Qatalyst provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.
This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any Holder should vote with respect to the Merger or any other matter and does not in any manner address the prices at which Company Common Stock will trade at any time.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such Merger Consideration.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement is fair, from a financial point of view, to such Holders.
Yours faithfully,
/s/ QATALYST PARTNERS LP

B-2

ANNEX C
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262. Appraisal rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of  § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of  § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless
(1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of  (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

. IMPORTANT SPECIAL MEETING INFORMATION Using a black ink pen, mark your votes with an ☒ as shown in this example. Please do not write outside the designated areas. Special Meeting of Stockholders Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board recommends a vote FOR Proposals 1, 2 and 3. For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated March 1, 2018, as it may be amended from time to time (the “Merger Agreement”), by and among Microsemi Corporation (“Microsemi”), Microchip Technology Incorporated and Maple Acquisition Corporation. 3. To approve the adjournment of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement or any adjournment or postponement thereof to approve the proposal to adopt the Merger Agreement or in the absence of a quorum. 2. To approve, by non-binding, advisory vote, certain compensation arrangements for Microsemi’s named executive officers in connection with the merger contemplated by the Merger Agreement. + For Against Abstain B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 02U5AA 1 U P X 3 7 7 4 9 9 2 +

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Microsemi Corporation Notice of Special Meeting of Stockholders One Enterprise, Aliso Viejo, California 92656 Proxy Solicited by Board of Directors for Special Meeting – May 22, 2018 The undersigned hereby appoints James J. Peterson and John W. Hohener, and each of them, as Proxies, each with the power of substitution, and hereby authorizes either of them to represent and vote the shares of Microsemi Corporation held by the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Microsemi Corporation to be held on May 22, 2018 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted in the manner directed by the undersigned stockholder. If no such directions are indicated, this proxy will be voted FOR Proposals 1, 2 and 3. (Items to be voted appear on reverse side.)